   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1996

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                        PLUM CREEK TIMBER COMPANY, L.P.
             (Exact name of registrant as specified in its charter)

            DELAWARE                               2400                              91-1443693
 (State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer Identification
 incorporation or organization)         Classification Code Number)                     No.)

  999 THIRD AVENUE, SUITE 2300, SEATTLE, WASHINGTON 98104-4096  (206) 467-3600
       (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                                 JAMES A. KRAFT
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          999 THIRD AVENUE, SUITE 2300
                         SEATTLE, WASHINGTON 98104-4096
                                 (206) 467-3600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------

                                   COPIES TO:

              ANDREWS & KURTH L.L.P.                          SKADDEN, ARPS, SLATE, MEAGHER & FLOM
             4200 TEXAS COMMERCE TOWER                         300 SOUTH GRAND AVENUE, SUITE 3400
               HOUSTON, TEXAS 77002                               LOS ANGELES, CALIFORNIA 90071
                  (713) 220-4200                                         (213) 687-5000
            ATTENTION: DAVID J. GRAHAM                              ATTENTION: GREGG A. NOEL

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        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                      ------------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS               AMOUNT TO      AGGREGATE OFFERING  AGGREGATE OFFERING      AMOUNT OF
  OF SECURITIES TO BE REGISTERED        BE REGISTERED      PRICE PER UNIT       PRICE (1)(2)      REGISTRATION FEE
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Depositary Units representing
  Limited Partner Interests........       5,750,000            $26.56           $152,720,000         $52,662
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Limited Partner Interests (3)......       5,750,000              --                 --               None

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(1) Includes 750,000 Units issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale price of the Units on the New York Stock Exchange on September 6, 1996.

(3) These Limited Partner Interests are being offered as part of the Units and no separate price will be payable therefor.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY
DETERMINE.
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                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 11, 1996
PROSPECTUS
- ---------------------

                               [PLUM CREEK LOGO]

                         PLUMCREEK TIMBER COMPANY, L.P.
                           5,000,000 DEPOSITARY UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                             ----------------------
    The 5,000,000 Depositary Units ("Units") offered hereby represent limited partner interests in Plum Creek Timber Company, L.P. (the "Partnership"). The Units are listed on the New York Stock Exchange under the symbol "PCL." On September 9, 1996, the last reported sale price for the Units was $26 3/4 per Unit.

    The Partnership distributes to its partners all of its Available Cash (as defined herein) on a quarterly basis. With respect to each quarter in 1995 and for the quarter ended March 31, 1996, the Partnership distributed $0.49 per Unit. For the quarter ended June 30, 1996, the Partnership distributed $0.51 per Unit. There can be no assurance, however, that distributions at these levels can be maintained in the future. The first distribution on the Units purchased in this offering will be paid with respect to the quarter ending September 30, 1996 on or before November 29, 1996 to holders of record on or about November 15, 1996. The General Partner's interest in the Partnership includes the right to receive incentive distributions to the extent that quarterly distributions exceed certain Target Amounts as described herein, in addition to distributions in respect of its 2% general partner interest.

    The sale of the Units offered hereby is subject to, among other things, the consummation of the Riverwood Acquisition (as defined herein).

    PURCHASERS OF UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER
"RISK FACTORS," STARTING ON PAGE 13, IN EVALUATING AN INVESTMENT IN THE UNITS. SUCH FACTORS INCLUDE THE FOLLOWING:
- - THE PARTNERSHIP'S OPERATIONS ARE SUBJECT TO FLUCTUATIONS IN PRICES AND DEMAND FOR FOREST PRODUCTS AND SUPPLY OF TIMBER.

- - THE PARTNERSHIP'S BUSINESS, INCLUDING THE ABILITY TO HARVEST ITS TIMBER, MAY BE AFFECTED BY VARIOUS FACTORS, INCLUDING ENVIRONMENTAL AND ENDANGERED
   SPECIES CONCERNS, FEDERAL AND STATE REGULATIONS, LIMITATIONS ON ACCESS ACROSS PUBLIC LANDS AND DAMAGE BY FIRE, INSECT INFESTATION AND OTHER NATURAL CAUSES.

- - THE AMOUNT OF CASH DISTRIBUTIONS DEPENDS ON PARTNERSHIP OPERATING PERFORMANCE AND IS AFFECTED BY THE LEVELS OF RESERVES, OPERATING AND CAPITAL EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE GENERAL PARTNER.

- - UNITHOLDERS HAVE LIMITED VOTING RIGHTS, AND THE GENERAL PARTNER MANAGES AND CONTROLS THE PARTNERSHIP. CONFLICTS OF INTEREST COULD ARISE BETWEEN THE GENERAL PARTNER AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNERSHIP OR ANY UNITHOLDER THEREOF, ON THE OTHER. UNITHOLDERS ARE DEEMED TO HAVE CONSENTED TO CERTAIN ACTIONS AND CONFLICTS OF INTEREST THAT MIGHT OTHERWISE BE DEEMED A BREACH OF THE GENERAL PARTNER'S DUTIES OF LOYALTY OR CARE OR OTHER DUTIES UNDER APPLICABLE STATE LAW.
                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                  PRICE TO           UNDERWRITING          PROCEEDS TO
                                                   PUBLIC             DISCOUNT(1)        PARTNERSHIP(2)
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Per Unit...................................           $                    $                    $
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Total(3)...................................           $                    $                    $
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(1) The Partnership and the General Partner have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Partnership estimated at
    $         .

(3) The Partnership has granted to the several Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 750,000 Units to cover over-allotments, if any. If all such additional Units are purchased, the total Price to Public, Underwriting
    Discount and Proceeds to Partnership will be $         , $         and
    $         , respectively. See "Underwriting."
                             ----------------------

    The Units are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Units
will be made in New York, New York, on or about          , 1996.
                             ----------------------

MERRILL LYNCH & CO.                                    DEAN WITTER REYNOLDS INC.

PAINEWEBBER INCORPORATED
                               SMITH BARNEY INC.
                                                             D.A. DAVIDSON & CO.
                            ------------------------

                The date of this Prospectus is           , 1996.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

 [Set forth in this space is a map depicting the location of the Partnership's properties]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                              PAGE
AVAILABLE INFORMATION......................       4
INCORPORATION OF CERTAIN DOCUMENTS.........       4
PROSPECTUS SUMMARY.........................       5
  The Partnership..........................       5
  Summary Historical and Pro Forma
    Financial and Operating Data...........       9
  The Offering.............................      11
  Cash Distributions.......................      11
  Summary of Risk Factors..................      12
  Summary of Tax Considerations............      12
RISK FACTORS...............................      13
  Risks Inherent in the Partnership's
    Business...............................      13
  Risks Inherent in an Investment in the
    Partnership............................      15
  Tax Risks................................      16
  Forward-Looking Statements...............      18
THE TRANSACTIONS...........................      19
  The Riverwood Acquisition................      19
  The Financing............................      19
USE OF PROCEEDS............................      21
CAPITALIZATION.............................      22
PRICE RANGE OF UNITS.......................      23
CASH DISTRIBUTION POLICY...................      24
  General..................................      24
  Quarterly Distributions of Available
    Cash...................................      25
  Distributions of Cash from Capital
    Transactions...........................      27
  Distributions of Cash Upon Liquidation...      27
UNAUDITED COMBINED PRO FORMA FINANCIAL
  STATEMENTS...............................      29
SELECTED HISTORICAL FINANCIAL AND OPERATING
  DATA.....................................      36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................      38
  General..................................      38
  Results of Operations....................      41
  Export Sales.............................      44
  Liquidity and Capital Resources..........      44
  Partnership Indebtedness.................      45
  New Bank Facilities......................      47
  Effect of Inflation......................      47
  Other Matters............................      47
BUSINESS AND PROPERTIES....................      49
  Overview.................................      49
  Business Strategy........................      50
  The Timberlands..........................      51
  Resource Management......................      54
  Conversion Facilities....................      55
  Sources of Raw Material for Conversion
    Facilities.............................      57
  Competition..............................      58
  Federal and State Regulations............      58
  Litigation...............................      62
  Employees................................      62
MANAGEMENT.................................      63
  Partnership Management...................      63
  Executive Officers and Directors.........      63
CONFLICTS OF INTEREST......................      65
DESCRIPTION OF THE UNITS...................      68
  General..................................      68
  Transfer of Units........................      68
  Withdrawal of Units......................      69
  Resignation and Removal of Depositary....      69
  Amendment................................      69
  Termination..............................      70
  Duties and Status of Depositary..........      70
SUMMARY DESCRIPTION OF THE PARTNERSHIP
  AGREEMENT................................      70
  Organization and Duration................      70
  Purpose..................................      71
  Power of Attorney........................      71
  Reimbursement............................      71
  Restrictions on Authority of the General
    Partner................................      71
  Withdrawal or Removal of the General
    Partner................................      72
  Transfer of General Partner Interests....      73
  Status as Limited Partner or Assignee....      73
  Non-citizen Assignees; Redemption........      74
  Issuance of Additional Units and
    Securities.............................      74
  Limited Call Right.......................      74
  Amendment of Partnership Agreement.......      74
  Meetings; Voting.........................      76
  Indemnification..........................      76
  Limited Liability........................      77
  Books and Reports........................      78
  Right to Inspect Partnership Books and
    Records................................      78
  Merger...................................      78
  Termination, Dissolution and
    Liquidation............................      78
TAX CONSIDERATIONS.........................      79
  Legal Opinions and Advice................      79
  Partnership Status.......................      80
  Limited Partner Status...................      81
  Tax Consequences of Unit Ownership.......      82
  Tax Treatment of Operations..............      85
  Disposition of Units.....................      89
  Uniformity of Units......................      91
  Tax-Exempt Organizations and Certain
    Other Investors........................      92
  Administrative Matters...................      93
  Changes In Federal Income Tax Laws.......      95
  Other Tax Considerations.................      95
INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE
  BENEFIT PLANS............................      97
UNDERWRITING...............................      98
LEGAL MATTERS..............................      99
EXPERTS....................................      99
INDEX TO FINANCIAL STATEMENTS..............     F-1
GLOSSARY...................................     A-1

                             AVAILABLE INFORMATION

     The Partnership has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Partnership and the securities offered by this Prospectus. The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the SEC. Such reports and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from, the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048 or may be obtained on the Internet at http://www.sec.gov. In addition, the Units of the Partnership are traded on the New York Stock Exchange, and such reports and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                       INCORPORATION OF CERTAIN DOCUMENTS

     The Partnership's Annual Report on Form 10-K (Commission File No. 1-10239) for the fiscal year ended December 31, 1995, as amended by Amendment No. 1 on Form 10-K/A dated March 21, 1996, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and the description of the Units contained in the Partnership's Registration Statement on Form 8-A dated April 26, 1989, as amended on May 24, 1989 and May 31, 1989, are incorporated herein by reference.

     All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Partnership undertakes to provide without charge to each person, including any beneficial owner of Units, to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to: Plum Creek Timber Company, L.P., 999 Third Avenue, Suite 2300, Seattle, Washington 98104-4096, Attention: Michelle Monfor, Director, Investor Relations, telephone (800) 858-5347.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial and operating data appearing elsewhere in this Prospectus or incorporated herein by reference. As used in this Prospectus, unless the context otherwise requires, the "Partnership" and "Plum Creek" refer to Plum Creek Timber Company, L.P., together with its subsidiaries. Other than the historical financial data, unless otherwise indicated, all information in this Prospectus assumes (i) that the over-allotment option granted to the Underwriters by the Partnership is not exercised and (ii) the consummation of the Riverwood Acquisition, the Newport Asset Sale (as defined herein) and the Financing (as defined herein). The Riverwood Acquisition, the Newport Asset Sale and the Financing are hereinafter collectively referred to as the "Transactions." See "The Transactions." For ease of reference, a glossary of certain terms used in this Prospectus is included as Appendix A hereto.

                                THE PARTNERSHIP

GENERAL

     Plum Creek Timber Company, L.P. owns and manages timberland properties in the northwest United States and, upon consummation of the Transactions, the southeast United States. Plum Creek has the second largest private holding of timberland in the Pacific Northwest and is one of the largest owners of private timberland in the United States. After the Transactions, Plum Creek will own approximately 2.5 million acres of fee timberland in three regions: the Rocky Mountain Region, with approximately 1.6 million acres containing approximately
7.0 billion board feet ("BBF") of standing timber in Montana and Idaho; the Cascades Region, with approximately 330,000 acres containing approximately 2.3 BBF of standing timber in Washington; and the Southern Region, with approximately 529,000 acres containing approximately 5.4 million Cunits of standing timber in Louisiana and Arkansas being purchased in connection with the Riverwood Acquisition. Plum Creek also manufactures and markets specialty lumber, plywood and medium density fiberboard ("MDF") to maximize the value of its timber resource base. After the Transactions, Plum Creek will own and operate 12 manufacturing facilities, including four lumber mills, two plywood plants, an MDF facility, a lumber remanufacturing facility and a wood chip plant in the Pacific Northwest, and two lumber mills and a plywood facility in the southeast United States being purchased in connection with the Riverwood Acquisition.

     Since 1988, the volume of federal timber under contract in the Pacific Northwest has been reduced by approximately 86%, principally as a result of efforts to preserve the habitat of certain threatened species, as well as a change in the emphasis of government policy away from timber management and toward habitat preservation, conservation and recreation. The resulting dramatic increase in log prices, together with the implementation by the Partnership of its key business strategies during such period, has enabled the Partnership to increase cash distributions to its partners eight times since its inception in 1989, representing cumulative growth in distributions per Unit of 155%. The Partnership believes that in other regions of the world, environmental and other factors are likely to continue to constrain the supply of available wood fiber relative to demand.

     Plum Creek also believes the demand for wood fiber in the southeast United States has increased, and will likely continue to increase, at a faster rate than the available supply due to the recent and expected future capacity expansion of pulp and paper and building products mills. As a result, the Partnership believes harvest levels will continue to exceed growth and lead to a decline in timber inventory in the region. To capitalize on these favorable regional industry dynamics, Plum Creek entered into an agreement with Riverwood International Corporation ("Riverwood International") in August 1996 to acquire the approximately 529,000 acres (plus approximately 9,000 leased acres) of Southern Region timberlands (the "Southern Timberlands") and the related lumber mills and plywood facility (the "Southern Facilities"), for a cash purchase price of approximately $540 million plus working capital as of the closing date (the "Riverwood Acquisition"). Timberlands in the southeast United States, including the Southern Timberlands, are generally considered to be among the most productive in the country. Merchantable timber growth on the Southern Timberlands approximates 12% per year. Due to the substantial wood and paper products manufacturing capacity in the region, the Partnership believes there is a highly competitive market for logs harvested from the Southern

Timberlands. Riverwood International is a provider of, among other things, paperboard packaging to multinational beverage and food companies. As part of the Riverwood Acquisition, the Partnership will enter into a long-term agreement to supply wood fiber to Riverwood International's West Monroe, Louisiana paperboard plant (the "Riverwood Paperboard Plant") at prevailing market prices, which the Partnership expects will provide Plum Creek with a secure market for its local mill residuals (primarily wood chips) and a substantial portion of the pine and hardwood pulpwood harvested from the Southern Timberlands.

     As used herein, the "Northwest Timberlands" refers to the Partnership's Rocky Mountain Region and Cascades Region timberlands described above; the "Timberlands" refers collectively to the Northwest Timberlands and the Southern Timberlands; the "Northwest Facilities" refers collectively to the Partnership's nine mills, plants and other manufacturing facilities in the Pacific Northwest; and the "Conversion Facilities" refers collectively to the Northwest Facilities and the Southern Facilities.

BUSINESS STRATEGY

     Plum Creek's business strategy focuses on managing and expanding the Partnership's timber resource base to maximize both cash flow and the future value of its timberlands. This strategy is composed of the following key elements:

     -  Manage its timberlands to maximize their value

     -  Maintain environmental leadership

     -  Selectively pursue acquisitions of high quality timber assets

     -  Realize the value of certain properties through sale or exchange

     -  Apply manufacturing expertise in value-added markets

     MANAGE ITS TIMBERLANDS TO MAXIMIZE THEIR VALUE. Plum Creek views its timber resource base as an asset with substantial inherent value and consequently manages its timberlands in a manner that is intended to optimize the balance among current cash flows, prudent environmental management and the regeneration of its timberlands over time. Plum Creek's harvest management approach employs state-of-the-art forest management practices, including the use of a computerized timber inventory system and pre-commercial and commercial thinning in order to enhance the long-term productivity of its timberlands. In addition, Plum Creek seeks to maximize future growth and yield from its timberlands through such techniques as the conversion of older, slower growing forests to younger, more productive forests (using harvesting techniques that comply with or exceed current environmental requirements) and the development of genetically improved seedlings to grow trees with desirable traits such as superior size and disease resistance.

     MAINTAIN ENVIRONMENTAL LEADERSHIP. Plum Creek believes that environmentally sound forest resource and mill management contributes to the growth in the value and profitability of the Partnership by providing greater flexibility, control and predictability in the management of its assets on a long-term basis. Plum Creek intends to continue to practice "Environmental Forestry," which attempts to better protect and maintain ecosystems while providing for a reasonable harvest, and to manage all of its properties and facilities in an environmentally responsible manner. The forestry and mill practices employed by the Partnership follow a set of environmental principles aimed at the sound management of all natural resources--including soils, watersheds, fisheries and wildlife habitat. Consistent with these principles, Plum Creek recently implemented one of the most comprehensive habitat conservation plans created to date in the forest products industry, covering 170,000 acres of the Partnership's timberlands in the Cascades Region.

     SELECTIVELY PURSUE ACQUISITIONS OF HIGH QUALITY TIMBER ASSETS. Plum Creek intends to pursue a disciplined acquisition strategy as one means of increasing both the value of the Partnership's assets and per Unit distributable cash. To this end, Plum Creek seeks to identify and acquire high quality timber assets that will be additive to per Unit cash flow on a stand-alone basis and that will allow the Partnership to enhance its resource base, diversify its holdings, provide value-added products to its customers and capitalize on its experience in resource stewardship. In 1993, Plum Creek acquired 865,000 acres of timberland in western Montana (the "Montana Timberland Acquisition"). This acquisition enhanced Plum Creek's cash flows and operating flexibility and efficiency in sourcing the timber species needed for the Northwest Facilities. In addition, by completing the Riverwood Acquisition, Plum Creek is entering the productive southeast region with a sufficiently large presence to support additional acquisitions in that region that it might not otherwise pursue.

     REALIZE THE VALUE OF CERTAIN PROPERTIES THROUGH SALE OR EXCHANGE. Plum Creek seeks to realize the value of property that may have a higher and better use than for commercial timberland management or is otherwise a candidate for sale or exchange. Plum Creek has identified approximately 150,000 acres of its properties located in recreational areas or near expanding population centers that may optimally be used for conservation, residential or recreational purposes. Plum Creek's strategy is to realize the value of these properties, either through sales or exchanges, over the next five to 15 years. Plum Creek seeks to exchange lands which have high environmental and other public values for lands that are more suitable for commercial timber management. In addition, from time to time, Plum Creek may sell certain of its timberlands and facilities if attractive opportunities arise. For example, as part of the Transactions, Plum Creek expects to sell 107,000 acres of its timberlands in eastern Washington and northern Idaho (the "Newport Timberlands") and its related sawmill in Colville, Washington (the "Arden Sawmill").

     APPLY MANUFACTURING EXPERTISE IN VALUE-ADDED MARKETS. Plum Creek seeks to enhance the overall value of its existing resources by converting timber to lumber, plywood or other wood products. Since the Partnership's inception in 1989, Plum Creek has invested approximately $115 million in its conversion facilities to enhance its ability to manufacture specialized value-added products primarily for the repair and remodeling, industrial and various other specialty niche markets. Plum Creek believes that its focus on such specialty markets has historically helped to mitigate the effects of housing sector volatility and has tended to generate higher profit margins than would have been obtained by selling primarily into commodity wood products markets. These specialized products are designed to fit customers' needs and foster strategic relationships with key customers through enhanced service. For example, Plum Creek has developed lumber program sales, which involve providing value-added products with customized services, such as consignment and warehousing programs, bar-coding and specialized packaging. These programs have been particularly effective in servicing the rapidly expanding warehouse home center and do-it-yourself store formats.

PARTNERSHIP STRUCTURE AND MANAGEMENT

     The Partnership was formed in 1989 to acquire, own and operate the timber business and wood products manufacturing operations of Plum Creek Timber Company, Inc., a wholly owned subsidiary of Burlington Resources Inc. ("Burlington"). The Partnership is no longer affiliated with Burlington. Plum Creek Management Company, L.P., a Delaware limited partnership, is the general partner of the Partnership (the "General Partner"). The indirect general partner of the General Partner is PC Advisory Corp. I, a Delaware corporation ("Corp. I"). The officers of the General Partner and the directors of Corp. I are the persons who currently manage the Partnership. See "Management."

     The operations of the Partnership are carried out through the Partnership and its 98% and 96%-owned subsidiaries, Plum Creek Manufacturing, L.P., a Delaware limited partnership ("Manufacturing"), and Plum Creek Marketing, Inc., a Delaware corporation ("Marketing" and, together with Manufacturing, the "Facilities Subsidiaries"), respectively. The remaining 2% and 4% interests in Manufacturing and Marketing, respectively, are owned by the General Partner. References herein to the General Partner's 2% interest, or to distributions to the General Partner of 2% of Available Cash, are references to the amount of the General Partner's interest in the Partnership, which will remain at 2% following the offering, and exclude its direct interest in the Facilities Subsidiaries. The General Partner's interest also includes the right to receive incentive distributions to the extent that quarterly distributions on the Units exceed certain Target Amounts. See "Cash Distribution Policy."

     The activities of the General Partner are limited by the Partnership Agreement of the Partnership (the "Partnership Agreement") to the management of the activities and operations of the Partnership. The General Partner receives no management fee in connection with its management of the Partnership and receives no compensation for its services as general partner of the Partnership other than reimbursement for all direct and indirect expenses incurred in connection with the Partnership's operations and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business. See "Management" and "Cash Distribution Policy."

     The principal executive offices of the Partnership and the General Partner are located at 999 Third Avenue, Suite 2300, Seattle, Washington 98104-4096. The telephone number at such offices is (206) 467-3600.

     The following chart depicts the organization and ownership of the Partnership, Manufacturing and Marketing both before and immediately after giving effect to the sale of the Units offered hereby.

                                    [CHART]

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following table sets forth, for the periods and at the dates indicated, summary combined historical financial and operating data for the Partnership, and summary combined pro forma financial data for the Partnership after giving effect to the Transactions. The summary combined historical financial data for each of the five years in the period ended December 31, 1995 are derived from the combined historical audited financial statements of the Partnership and should be read in conjunction with the financial statements included elsewhere in this Prospectus or incorporated herein by reference. The related combined historical financial data for the six-month periods ended June 30, 1995 and 1996 are derived from the historical unaudited combined financial statements of the Partnership included elsewhere in this Prospectus or incorporated herein by reference which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the respective unaudited interim periods. Interim results may not be indicative of results which may be expected for any other interim period or for the year as a whole. The summary combined pro forma financial information is derived from and should be read in conjunction with the pro forma financial information contained elsewhere in this Prospectus. See "Unaudited Combined Pro Forma Financial Statements." The pro forma results of operations are not necessarily indicative of results that would have occurred or the future results of operations of the Partnership. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                    FOR THE SIX MONTHS ENDED
                                          FOR THE YEAR ENDED DECEMBER 31,                                   JUNE 30,
                       ---------------------------------------------------------------------    ---------------------------------
                                                                                   PRO FORMA                            PRO FORMA
                       1991(1)     1992(1)(2)  1993(3)       1994        1995        1995       1995(1)       1996        1996
                       --------    --------    --------    --------    --------    ---------    --------    --------    ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
INCOME STATEMENT
 DATA:
Revenues............   $389,785    $439,904    $501,006    $578,657    $585,074    $684,061     $283,466    $266,438    $312,485
Operating income....     55,660      97,782     126,557     164,134     158,976     183,733       77,613      60,148      76,004
Interest expense....    (36,156)    (35,749)    (36,737)    (47,410)    (46,836)    (64,878)     (23,754)    (23,061)    (31,327)
Interest income.....      2,534       2,870       2,203         889       1,073       1,073          621         331         331
Other income
 (expense) --
 net................     (2,885)       (602)       (474)     (4,477)     (1,910)        459         (984)        (83)        308
                       --------    --------    --------    --------    --------    --------     --------    --------    --------
Income before income
 taxes..............     19,153      64,301      91,549     113,136     111,303     120,387       53,496      37,335      45,316
Provision for income
 taxes..............        424          80         105         924         572         572          570         443         443
                       --------    --------    --------    --------    --------    --------     --------    --------    --------
Net income..........     18,729      64,221      91,444     112,212     110,731     119,815       52,926      36,892      44,873
General Partner
 interest...........      2,527       4,760       8,837      16,325      22,487      25,167       10,531      11,537      13,028
                       --------    --------    --------    --------    --------    --------     --------    --------    --------
Net income allocable
 to
 Unitholders........   $ 16,202    $ 59,461    $ 82,607    $ 95,887    $ 88,244    $ 94,648     $ 42,395    $ 25,355    $ 31,845
                       ========    ========    ========    ========    ========    ========     ========    ========    ========
Net income per
 Unit(4)............   $   0.37    $   1.34    $   1.92    $   2.36    $   2.17    $   2.08     $   1.04    $   0.62    $   0.70
Cash distributions
 declared per
 Unit(4)............       1.07        1.17        1.38        1.67        1.96                     0.98        1.00
Percentage of
 declared
 distributions
 Unitholders........      93.3%       90.0%       84.5%       79.8%       76.7%                    76.7%       76.4%
 General Partner....       6.7%       10.0%       15.5%       20.2%       23.3%                    23.3%       23.6%
CASH FLOW AND OTHER
 DATA:
EBITDA(5)...........   $ 98,301    $139,058    $167,092    $214,689    $212,236    $249,952     $102,942    $ 86,762    $108,395
Depletion,
 depreciation and
 amortization.......     42,992      39,008      38,806      54,143      54,097      64,687       25,692      26,366      31,752
Capital
 expenditures.......     11,398      25,615      29,264(6)   25,837      30,683      32,630       14,004      10,273      11,529
Repayment of
 long-term debt,
 net................         --       6,500       8,600(6)   25,501      13,000      13,000       13,000      14,100      14,100

                                                                                                    FOR THE SIX MONTHS ENDED
                                                                                                            JUNE 30,
                                               FOR THE YEAR ENDED DECEMBER 31,                 ----------------------------------
                                   --------------------------------------------------------                            PRO FORMA
                                   1991(1)     1992(1)     1993(1)(3)    1994        1995      1995(1)       1996         1996
                                   --------    --------    --------    --------    --------    --------    --------    ----------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD
 END):
Working capital.................   $ 73,114    $ 99,724    $ 51,016    $ 90,511    $111,541    $ 94,433    $ 95,415   $   99,520
Total assets....................    581,483     587,040     818,754     826,220     826,086     813,804     789,313    1,304,091
Total debt......................    325,000     318,500     569,900     544,400     531,400     531,400     517,300      791,937
Total partners' capital.........    211,652     225,293     192,555     222,977     233,868     227,917     218,906      456,347
OPERATING DATA:
Fee timber harvested (MMBF).....        563         469         458         559         562         232         247
Non-fee timber harvested
 (MMBF).........................         76         117          77          71         116          47          62
Lumber production (MMBF)........        409         395         352         388         433         216         223
Plywood production (MMSF)
 (3/8" basis)...................        279         294         289         290         294         150         149
MDF production (MMSF)
 (3/4" basis)...................        103         109         106         123         102          56          54

- ---------------
(1) Certain reclassifications have been made for comparability purposes and have no impact on net income.

(2) Included in 1992 results of operations was the sale of 164,000 acres of timberlands, together with a related sawmill, resulting in a net gain of $15.6 million.

(3) During 1993, the Partnership elected to change its method for valuing inventories from average cost to the last-in, first-out ("LIFO") method. This change in accounting lowered 1993 earnings by $8.0 million or $0.18 per Unit. The cumulative effect of the accounting change and pro forma effects on prior years' earnings have not been included because such effects are not reasonably determinable. In addition, on August 30, 1993, the Partnership redeemed 100% of the Deferred Participation Interests ("DPIs") for $63.0 million. Results subsequent to 1993 include the impact of the Montana Timberland Acquisition, which was effected in November 1993.

(4) Prior period per Unit amounts have been restated for the December 6, 1993 three-for-one Unit split. The weighted average number of Units outstanding for the year ended December 31, 1995 and the six months ended June 30, 1996 was 40,608,300. The pro forma weighted average number of Units outstanding for such periods was 45,608,300.

(5) EBITDA is defined as net income before interest expense, income taxes, depreciation, depletion and amortization and extraordinary items. EBITDA is provided because management believes EBITDA provides useful information for evaluating the Partnership's ability to make cash distributions. EBITDA should not be construed as an alternative to operating income (as an indicator of the Partnership's operating performance) or as an alternative to cash flows from operating activities (as a measure of liquidity).

(6) Excludes $255.3 million of capital expenditures and $260 million of long-term debt borrowings related to the Montana Timberland Acquisition.

                                  THE OFFERING

Securities offered.........  5,000,000 Units (5,750,000 Units, if the
                             Underwriters' over-allotment option is exercised in
                             full).

Units to be outstanding
after this offering........  45,608,300 Units, representing an aggregate 98%
                             limited partner interest in the Partnership
                             (46,358,300 Units, representing an aggregate 98% limited partner interest in the Partnership, if the Underwriters' over-allotment option is exercised in full).

Use of proceeds............  The net proceeds from the sale of the Units offered hereby will be used as part of the financing in connection with the Riverwood Acquisition. See "Use of Proceeds" and "The Transactions."

NYSE symbol................  "PCL"

                               CASH DISTRIBUTIONS

     The Partnership distributes 100% of its Available Cash within 60 days after the end of each calendar quarter to Unitholders of record on the applicable record date and to the General Partner. Available Cash for any quarter consists generally of the net income of the Partnership, plus certain non-cash items, plus reductions to reserves less certain capital expenditures, principal payments on indebtedness and additions to reserves. The definition of "Available Cash" is set forth in "Cash Distribution Policy--Quarterly Distributions of Available Cash." The General Partner has broad discretion in establishing reserves, thereby affecting the amount of Available Cash. In addition, the Partnership's indebtedness requires that certain reserves for the payment of principal and interest be maintained.

     Quarterly distributions by the Partnership of its Available Cash are made 98% to the Unitholders and 2% to the General Partner, and, in addition to such 2%, when the distribution of Available Cash exceeds certain specified quarterly target levels ("Target Amounts"), the General Partner receives a percentage of such excess increasing to up to 35% of the distribution above the highest Target Amount ($0.28 1/3 per Unit). See "Cash Distribution Policy--Quarterly Distributions of Available Cash." The Partnership distributed $0.49 per Unit with respect to each calendar quarter in 1995 and the quarter ended March 31, 1996. With respect to the quarter ended June 30, 1996, the Partnership distributed $0.51 per Unit. There can be no assurance that distributions at these levels can be maintained in the future. Because the distributions with respect to each such quarter were in excess of the Target Amounts, the General Partner received incentive distributions. As a result, with respect to each quarter in 1995 and the first quarter of 1996, the Unitholders received 76.7%, and the General Partner received 23.3%, of the aggregate amount distributed. With respect to the second quarter of 1996, the Unitholders received 76.1%, and the General Partner received 23.9%, of the aggregate amount distributed. The Target Amounts are subject to adjustment under certain circumstances such as unfavorable tax legislation or upon distributions of Cash from Capital Transactions, as defined in the Glossary. The first distribution on the Units purchased in this offering will be paid with respect to the quarter ending September 30, 1996 on or before November 29, 1996 to holders of record on or about November 15, 1996.

                            SUMMARY OF RISK FACTORS

     Prospective purchasers of the Units offered hereby should consider the factors referred to under the section "Risk Factors." Such factors will bear on the value of the Units, the amount of cash distributions to Unitholders and other matters affecting an investment in the Units. The factors described therein include, among others: (i) risks associated with the forestry and wood products industry, (ii) matters affecting cash distributions, (iii) Unitholders' limited voting rights and (iv) conflicts of interest.

                         SUMMARY OF TAX CONSIDERATIONS

     The tax consequences of an investment in Units to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his tax advisor about the federal, state and local tax consequences of an investment in Units.

     For a discussion of the principal federal income tax consequences associated with the operations of the Partnership and the purchase, ownership and disposition of Units, see "Tax Considerations."

RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

     The ratio of taxable income to cash distributions will have an impact on the investment return to a Unitholder. The General Partner estimates that a purchaser of Units in this offering who holds such Units through the record date for the last quarter of 1999 will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be significantly less than the cash distributed with respect to that period. A majority of such taxable income is expected to be treated as capital gains as a result of an election under Section 631(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The General Partner further estimates that after 1999, the taxable income allocable to the Unitholders will constitute a significantly higher percentage of cash distributed to Unitholders. These estimates are based upon the assumption that Available Cash will approximate an amount required to maintain quarterly distributions with respect to the Units at their current levels, along with other assumptions regarding the levels of capital expenditures and required reserves. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the General Partner, especially the assumed prices for logs and other forest products. Further, the estimates are based on current tax law and certain tax reporting positions that the General Partner has adopted and with which the Internal Revenue Service could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above and such differences could be material. The General Partner has not requested, and does not intend to request, any tax ruling from the Internal Revenue Service regarding these tax positions. See "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions."

OWNERSHIP OF UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     An investment in Units by tax-exempt organizations (including individual retirement accounts and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. See "Risk Factors--Tax Risks--Ownership of Units by Tax-Exempt Organizations and Certain Other Investors" and "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

                                  RISK FACTORS

     A prospective investor should carefully consider the following risk factors, as well as the other information set forth or incorporated by reference in this Prospectus, before purchasing the Units offered hereby.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

     Cyclicality of Forest Products Industry Will Affect the Partnership's Results of Operations. The Partnership's results of operations are, and will continue to be, affected by the cyclical nature of the forest products industry. Prices and demand for logs and manufactured wood products have been, and in the future can be expected to be, subject to cyclical fluctuations. The demand for logs and wood products is primarily affected by the level of new residential construction activity and, to a lesser extent, repair and remodeling activity and other industrial uses, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. Decreases in the level of residential construction activity generally reduce demand for logs and wood products, resulting in lower revenues, profits and cash flows. Riverwood International's lumber and panel products are sold primarily into markets that typically rely on home construction. Consequently, the Partnership expects that its exposure to the more cyclical home construction market will increase upon completion of the Riverwood Acquisition.

     The Partnership Experiences Significant Competition. The forest products industry is highly competitive in terms of price and quality. Many of the Partnership's competitors have substantially greater financial and operating resources than the Partnership. Wood products are subject to increasing competition from a variety of substitute products, including non-wood and engineered wood products. Plywood markets are subject to competition from oriented strand board ("OSB"), and lumber and log markets are subject to competition from other worldwide suppliers. To the extent there is a significant increase in competitive pressures, the Partnership's results of operations could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties."

     The Partnership's Ability to Harvest Timber May be Subject to
Limitations. Revenues, net income and cash flow from the Partnership's operations are dependent to a significant extent on its continued ability to harvest timber at adequate levels. The ability of the Partnership to accelerate the harvest of significant amounts of timber in order to fund distributions to Unitholders may be limited by the terms of the Partnership's long-term debt agreements and lines of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Partnership Indebtedness." There can be no assurance that the Partnership will achieve harvest levels in the future necessary to maintain or increase revenues, net income and cash flows.

     Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of the Timberlands, as may other factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters. As is typical in the forest products industry, the Partnership does not maintain insurance coverage with respect to damage to its timberlands. Even if such insurance were available, the cost would be prohibitive. The Partnership does, however, maintain insurance for loss of logs due to fire and other occurrences following harvesting.

     A substantial portion of the Northwest Timberlands consists of sections of land that are intermingled with or adjacent to sections of federal land managed by the United States Department of Agriculture--Forest Service ("USFS"). Currently, the Partnership does not have legal access to approximately 16% of the merchantable timber included in such timberlands. In many cases, access is only, or most economically, achieved through a road or roads built across adjacent federal land. In order to access such intermingled timberlands, the Partnership has in the past obtained and will need to continue to obtain either temporary or permanent access rights across these USFS lands. This process has often been, and will likely continue to be, affected by, among other things, the requirements of the Endangered Species Act, the National Environmental Policy Act and the Clean Water Act. See "Business and Properties--Federal and State Regulations."

     The Partnership's Ability to Sell Logs for Export May be Limited. The Partnership's business includes the sale of logs for export, which business is substantially dependent on market and economic conditions in the major Asian economies, particularly Japan, and may be affected by, among other things, fluctuations in exchange rates, the availability of substitute products and changes in building practices. In 1995 and the first six months of 1996, all of the Partnership's export log sales originated from the Cascades Region and were made to customers in Japan. Export log revenues accounted for approximately 10% of the Partnership's total revenues in both 1995 and the first six months of 1996, and represented approximately 21% and 25%, respectively, of the Partnership's operating income in such periods. After giving effect to the Transactions, export log revenues on a pro forma basis would have accounted for approximately 8% and 9% of the Partnership's total revenues in 1995 and in the first six months of 1996, respectively, and would have represented approximately 18% and 20%, respectively, of the Partnership's operating income in such periods. Historically, export grade logs have been sold at a premium over the prices that would have been received if the logs had been sold in the domestic market. From time to time, legislation has been introduced in Congress to prohibit the export of logs originating from private lands. If a prohibition or a significant restriction on private log exports were enacted, the Partnership anticipates that it would respond by selling those logs currently marketed for export to domestic customers at a lower price, which could have a material adverse effect on the Partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties--Federal and State Regulations."

     The Partnership is Subject to Federal and State Environmental
Regulation. The Partnership's operations generate air emissions, discharge industrial wastewater and stormwater and generate and dispose of both hazardous and nonhazardous wastes. The Partnership is subject to regulation under the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund"), the Endangered Species Act (the "ESA"), the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") and the Toxic Substances Control Act as well as similar state laws and regulations. Violations of various statutory and regulatory programs that apply to the Partnership's operations can result in civil penalties, remediation expenses, natural resource damages, potential injunctions, cease and desist orders and criminal penalties. Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. There can be no assurance that such laws or future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect the Partnership or the operation of the Conversion Facilities.

     The ESA and counterpart state legislation protect species threatened with possible extinction. A number of species indigenous to the Timberlands have been and in the future may be protected under these laws, including the northern spotted owl, marbled murrelet, gray wolf, grizzly bear, mountain caribou, bald eagle, red cockaded woodpecker, and various salmon species. The Northwest Timberlands are often intermingled with federal land in or near areas that include the habitats of a number of threatened or endangered species such as the northern spotted owl and the grizzly bear. Protection of endangered and threatened species may include restrictions on timber harvesting, road building and other silvicultural activities on private, federal and state land containing the affected species. See "Business and Properties -- Federal and State Regulations."

     Significant Increases in Federal Timber Supply May Affect the Partnership's Results of Operations. Various factors, including environmental and endangered species concerns, have limited, and are likely to continue to limit, the amount of timber offered for sale by certain United States government agencies, which historically have been major suppliers of timber to the United States forest products industry. Federal timber under contract in the Pacific Northwest decreased 86% from approximately 13.1 BBF in the fourth quarter of 1987 to 1.8 BBF in the fourth quarter of 1995. Although the Partnership believes that sales of timber by United States government agencies are likely to remain at relatively low levels for the foreseeable future, any reversal of policy that substantially increases such sales could significantly reduce prices for logs, lumber and other wood products, which could have a material adverse effect on the Partnership.

     Risks of Acquisition Strategy. Plum Creek intends to continue to pursue a disciplined acquisition strategy as one means of increasing the value of the Partnership's assets and per Unit distributable cash. The

Partnership cannot predict whether it will be successful in consummating any such acquisition opportunities or what the consequences of any such acquisition would be. Moreover, there can be no assurance that general economic or industry conditions will be conducive to the Partnership's acquisition strategy or that the Partnership will be able to identify and acquire any such assets or businesses on economically acceptable terms. Other than with respect to the Riverwood Acquisition, Plum Creek currently has no commitments to acquire any material assets.

     Plum Creek's acquisition strategy involves numerous risks, including difficulties inherent in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired businesses. In addition to the expenditure of capital relating to the Riverwood Acquisition, future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, Plum Creek may be required to secure additional financing. There is no assurance that such additional financing will be available to Plum Creek on acceptable terms. See "The Transactions."

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

     Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance. Although the Partnership will distribute all of its Available Cash, there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including the Partnership's profitability, required principal and interest payments on the Partnership's debt, the costs of acquisitions (including related debt service payments), restrictions contained in the Partnership's debt instruments, issuances of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, availability of merchantable timber, prevailing economic conditions and financial, business and other factors, many of which are beyond the control of the Partnership and the General Partner. The Partnership Agreement gives the General Partner broad discretion in establishing reserves that affect the amount of Available Cash. Because the business of the Partnership is seasonal, the Partnership anticipates that it may make additions to reserves during certain of the Partnership's quarters in order to fund capital expenditures, interest payments and cash distributions with respect to other quarters. The Partnership is required to establish reserves in respect of future payments of principal and interest on the Partnership's indebtedness, and the Partnership's ability to distribute cash may also be limited during the existence of any events of default under any of the Partnership's debt instruments. The agreement governing the First Mortgage Notes issued by Manufacturing contains certain covenants which, subject to certain exceptions, limit Manufacturing's ability to make cash distributions to the Partnership. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions by the Partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Partnership Has Incurred Substantial Indebtedness. After giving effect to the Transactions, the Partnership will have approximately $791.9 million in indebtedness, the amount of such indebtedness as a percentage of total capitalization would have been approximately 63% as of June 30, 1996 on a pro forma basis, and the Partnership would have additional debt capacity of approximately $152 million pursuant to its bank facilities. The ability of the Partnership to make principal and interest payments will depend on its future performance, which performance is subject to a number of factors, many of which are outside the Partnership's and the General Partner's control. The Partnership's long-term debt agreements and lines of credit contain certain restrictive covenants, including limitations on harvest levels, investments, sales of assets, cash distributions and the amount of future indebtedness. The payment of principal and interest on such indebtedness will reduce the cash available to make distributions on the Units. Compliance with the requirements and covenants of such indebtedness limits the Partnership's ability to make distributions to Unitholders. The Partnership's leverage may also adversely affect the ability of the Partnership to finance its future operations and capital needs, may limit its ability to pursue other business opportunities and may make its results of operations more susceptible to adverse economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Partnership Indebtedness."

     Holders of Units Have Limited Voting Rights; The General Partner Manages and Controls the Partnership. The General Partner manages and controls the activities of the Partnership. Unlike the holders of common stock in a corporation, holders of Units have only limited voting rights on matters affecting the Partnership's business. Holders of Units have no right to elect the General Partner on an annual or other continuing basis. The General Partner may not be removed at any time unless the approval of the holders of at least 66 2/3% of the outstanding Units (excluding Units owned by the General Partner and its affiliates) is obtained. As a result, holders of Units have limited influence on matters affecting the operation of the Partnership, and third parties may find it difficult to attempt to gain control from the General Partner or influence the activities of the Partnership.

     Conflicts of Interest. Certain conflicts of interest could arise as a result of the General Partner's relationships with Corp. I, on the one hand, and the Partnership, Manufacturing and Marketing, on the other hand. The board of directors of Corp. I and the officers of the General Partner have a duty to manage such entities in the best interests of their shareholders and partners, respectively. As the general partner of the Partnership, the General Partner has a fiduciary duty to manage the Partnership in the best interests of Unitholders. The duties of the General Partner, as general partner, to the Partnership and the Unitholders, therefore, may come into conflict with the duties of the directors of Corp. I and the officers of the General Partner to their shareholders and partners, respectively. Conflicts of interest may arise in the following situations, among others: certain actions taken by the General Partner may affect the amount of cash available for distribution to Unitholders; sales of logs by the Partnership to Manufacturing and other dealings between these entities and between the Partnership and Marketing benefit the General Partner to the extent of its direct ownership of 4% of the common stock of Marketing and its 2% general partner interest in Manufacturing, in addition to benefits derived from its 2% general partner interest in the Partnership and its right to receive incentive distributions; the General Partner and its affiliates are reimbursed by the Partnership for expenses incurred on behalf of the Partnership; whenever possible, the General Partner intends to limit the Partnership's liability under contractual arrangements to the Partnership's assets, with the other party to such arrangements having no recourse to the General Partner or its assets; and in certain limited circumstances, the General Partner will have the right to acquire the outstanding Units at specified prices. In addition, the Partnership Agreement contains provisions that waive or restrict fiduciary responsibilities and other duties that would otherwise apply to the General Partner. See "Conflicts of Interest."

     Ability of the Partnership to Issue Additional Units. Subject to certain exceptions, the Partnership may, in its sole discretion without the approval of the Unitholders, issue an unlimited number of additional Units or other equity securities of the Partnership ranking pari passu or junior to the Units for such consideration and on such terms and conditions as are established by the General Partner. Based on the circumstances of each case, the issuance of additional Units or other equity securities may dilute the value of the interests of the then-existing Unitholders in the net assets of the Partnership. Moreover, the General Partner is not required to make additional capital contributions to the Partnership in order to maintain its general partner interest, including its right to incentive distributions, following the issuance of additional Units. See "Summary Description of the Partnership Agreement--Issuance of Additional Units and Securities" and "Cash Distribution Policy."

     Unitholders May Not Have Limited Liability in Certain Circumstances. The limitations on the liability of Unitholders for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove or replace the General Partner, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then the Unitholders could be held liable in certain circumstances for the Partnership's obligations to the same extent as a general partner. See "Summary Description of the Partnership Agreement-- Limited Liability" for a discussion of the limitations on liability and the implications thereof to a Unitholder.

TAX RISKS

     For a general discussion of the expected federal income tax consequences of acquiring, owning and disposing of Units, see "Tax Considerations."

     Tax Treatment is Dependent on Partnership Status. The availability to a Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Based on certain representations and covenants made by the General Partner and the Partnership, the Partnership's counsel is of the opinion that, under current law, the Partnership is classified as a partnership for federal income tax purposes. However, except as described in "Tax Considerations," no ruling from the Internal Revenue Service as to such status has been or will be requested or received, and the opinion of the Partnership's counsel is not binding on the Internal Revenue Service. Moreover, in order for the Partnership to continue to be classified as a partnership for federal income tax purposes, at least 90% of the Partnership's gross income for each taxable year must consist of qualifying income (as defined below). See "Tax Considerations--Partnership Status."

     If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates (currently at a 35% federal rate), thereby significantly reducing the cash available for distribution to Unitholders. In that case, distributions would generally be taxed again to the Unitholders as dividend income, and no income, gains, losses or deductions would flow through to the Unitholders. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the Unitholders. See "Tax Considerations--Partnership Status."

     There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the Target Amounts will be subject to change, including a decrease in the amounts thereof to reflect the impact of such law on the Partnership. See "Cash Distribution Policy-- Quarterly Distributions of Available Cash--Adjustment of Target Amounts."

     No Internal Revenue Service Ruling With Respect to Tax
Consequences. Except as described in "Tax Considerations," no ruling has been requested from the Internal Revenue Service with respect to classification of the Partnership as a partnership for federal income tax purposes or any other matter affecting the Partnership. Accordingly, the Internal Revenue Service may adopt positions that differ from the conclusions of the Partnership's counsel expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of the conclusions of the Partnership's counsel, and some or all of such conclusions ultimately may not be sustained. The costs of any contest with the Internal Revenue Service will be borne directly or indirectly by some or all of the Unitholders and the General Partner.

     Tax Liability Exceeding Cash Distributions or Proceeds from Dispositions of Units. A holder of Units will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions in excess of his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income. Further, a Unitholder may incur a tax liability, in excess of the amount of cash received, upon the sale of his Units. See "Tax Considerations--Other Tax Considerations" for a discussion of certain state and local tax considerations that may be relevant to prospective Unitholders.

     Ownership of Units by Tax-Exempt Organizations and Certain Other Investors. Investments in Units by certain tax-exempt entities, regulated investment companies and foreign persons raise issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including individual retirement accounts and other retirement plans) from the ownership of the Units will be unrelated business taxable income and thus may be taxable to such a Unitholder. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

     Deductibility of Losses. In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership, if any, will only be available to offset income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Unused losses may be deducted when the Unitholder disposes of all of his remaining Units in a fully taxable transaction with an unrelated party. Net passive income from the

Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations-- Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses."

     Potential Audits. The Partnership's tax return may be audited, and any such audit could result in an audit of a Unitholder's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit. No assurance can be given that the Partnership will not be audited by the Internal Revenue Service or various state authorities or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profits interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's returns will lead to adjustments in the Unitholders' returns and may lead to audits of Unitholders' returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

     Proposed Changes in Federal Income Tax Laws. Legislation passed by Congress in November 1995 (the "1995 Proposed Legislation") would have altered the tax reporting procedures and the deficiency collection procedures applicable to large partnerships such as the Partnership (generally defined as electing partnerships with more than 100 partners) and would have made certain additional changes to the treatment of large partnerships. Such legislation was generally intended to simplify the administration of the tax reporting and deficiency collection rules governing large partnerships. The 1995 Proposed Legislation was vetoed by President Clinton on December 6, 1995. In addition, the proposed Revenue Reconciliation Act of 1996 (the "1996 Proposed Legislation"), currently pending in Congress, would affect the taxation of certain financial products, including partnership interests.

     As of the date of this Prospectus, it is not possible to predict whether any of the changes which were set forth in the 1995 Proposed Legislation, the 1996 Proposed Legislation, or any other changes in the federal income tax laws that would impact the Partnership and the holders of Units will ultimately be enacted, or if enacted, what form they will take, what the effective dates will be and what, if any, transition rules will be provided. See "Tax Considerations--Changes In Federal Income Tax Laws."

     Uniformity of Units and Nonconforming Depreciation and Amortization Conventions. Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of Units must be maintained. To maintain uniformity, the Partnership has adopted certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. The Internal Revenue Service may challenge those conventions and, if such a challenge were sustained, the uniformity of Units could be affected. Non-uniformity could adversely affect the amount of tax depreciation available to a purchaser of Units and could have a negative impact on the value of the Units. See "Tax Considerations--Uniformity of Units."

     Partnership Tax Information. The Partnership furnishes each Unitholder with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership uses various accounting and reporting conventions and has adopted various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the Internal Revenue Service.

FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business and Properties," as well as within the Prospectus generally and within documents incorporated by reference into this Prospectus. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth herein and the matters set forth in the Prospectus generally. Plum Creek cautions the reader, however, that this list of risk factors may not be exhaustive. Plum Creek undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                THE TRANSACTIONS

THE RIVERWOOD ACQUISITION

     On August 6, 1996, the Partnership entered into an Asset Purchase Agreement with Riverwood International (the "Riverwood Purchase Agreement") to purchase the Southern Timberlands and the Southern Facilities (collectively, the "Riverwood Assets"). Riverwood International is a provider of paperboard packaging to multinational beverage and food companies. As part of the Riverwood Acquisition, Plum Creek will enter into a long-term agreement to supply a significant portion of the pine pulpwood and residual chip requirements of the Riverwood Paperboard Plant, at prevailing market prices, as well as a portion of the plant's needs for hardwood pulpwood. The Partnership expects that the Southern Facilities will be owned and operated by its subsidiary, Manufacturing. See "Business and Properties." The consummation of the Riverwood Acquisition is subject to various conditions, including the approval of certain of Riverwood International's creditors. Under the Riverwood Purchase Agreement, Plum Creek will assume certain pre-closing liabilities related to the Riverwood Assets and has agreed to indemnify Riverwood International for certain post-closing liabilities. The purchase price for the Riverwood Assets is $540 million, plus working capital as of the closing date (currently estimated to be approximately $15 million). Consummation of the sale of the Units offered hereby is conditioned upon consummation of the Riverwood Acquisition.

THE FINANCING

     The Partnership has received a commitment from a commercial bank to provide the Partnership with two bank credit facilities, consisting of a five-year $400 million unsecured, revolving credit facility (the "New Line of Credit") and an 18-month $250 million unsecured bridge facility (the "Bridge Facility" and, together with the New Line of Credit, the "New Bank Facilities"). The New Bank Facilities will replace the Partnership's two existing lines of credit which currently permit the Partnership to borrow, in the aggregate, up to $135 million (the "Existing Lines of Credit"). The Partnership expects to draw approximately $250 million under the Bridge Facility and approximately $187 million under the New Line of Credit and use such funds to pay a portion of the purchase price of the Riverwood Assets and repay all outstanding borrowings under the Existing Lines of Credit ($37 million was outstanding at August 31, 1996). For a summary of the terms of the New Bank Facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Partnership Indebtedness." The Partnership intends to use the net proceeds of this offering to repay a portion of the indebtedness under the New Bank Facilities. The amount available to be drawn under the New Bank Facilities will be permanently reduced by an amount equal to the net proceeds to the Partnership from this offering and, if issued, the New Notes (as defined below). See "Use of Proceeds."

     Plum Creek has also entered into a letter of intent (the "Newport Agreement") with Stimson Lumber Company ("Stimson") to sell its Newport Timberlands and the Arden Sawmill (collectively, the "Newport Asset Sale") for approximately $150 million plus working capital as of the closing date (currently estimated to be approximately $9.4 million), subject to certain customary post-closing adjustments. The Partnership expects to enter into a definitive agreement shortly after the date of this preliminary prospectus and to consummate the Newport Asset Sale contemporaneously with the closing of the Riverwood Acquisition. The Partnership will use the net proceeds from the Newport Asset Sale to pay a portion of the purchase price for the Riverwood Assets. The Partnership intends that the disposition of the Newport Timberlands will constitute a like-kind exchange for federal income tax purposes. To the extent the Newport Asset Sale is not consummated on or prior to the consummation of the Riverwood Acquisition, borrowings under the New Line of Credit would be increased. Under the terms of the Newport Agreement, Plum Creek will provide customary indemnification to Stimson for certain pre-closing liabilities related to the Newport Timberlands and the Arden Sawmill. The consummation of the Newport Asset Sale is conditioned upon the consummation of the Riverwood Acquisition.

     Subsequent to the closing of this offering and the Riverwood Acquisition, the Partnership anticipates that it may issue up to approximately $250 million aggregate principal amount of senior notes (the "New Notes"), which it expects would be unsecured senior obligations of the Partnership. The Partnership would use the net proceeds from the New Notes to repay a portion of the outstanding borrowings under the New Bank Facilities and permanently reduce the amount available thereunder. The Partnership anticipates that, if issued, the New Notes would be offered by a separate confidential offering memorandum to qualified institutional buyers and would not be registered under the Securities Act. The Partnership anticipates that the terms of the New Notes would be substantially similar to the terms of its existing senior notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Partnership Indebtedness." The Partnership may postpone or not consummate the New Notes offering.

     This offering, the New Bank Facilities and the Newport Asset Sale are referred to collectively herein as the "Financing." See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to the Partnership from the sale of Units offered hereby are estimated to be approximately $125.5 million ($144.4 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discount and estimated offering expenses. The Partnership intends to use the net proceeds from this offering to repay indebtedness under the New Bank Facilities. See "The Transactions."

     Borrowings under the Bridge Facility, which will be used to finance a portion of the purchase price of the Riverwood Acquisition, are expected to bear
interest at a floating rate, currently    %, and will mature on April    , 1998,
and borrowings under the New Line of Credit are expected to bear interest at a
floating rate, currently    %, and will mature October    , 2001.

     The following sets forth the anticipated sources and uses of funds for the Financing and the Riverwood Acquisition:

                                                                 PRIOR TO
                                                               THIS OFFERING     THIS OFFERING
                                                               -------------     -------------
                                                                       (IN THOUSANDS)
SOURCES OF FUNDS:
Gross proceeds from this offering............................    $      --         $ 133,125
Bridge Facility(1)...........................................      250,000                --
New Line of Credit(1)........................................      187,125(2)             --
Gross proceeds from the Newport Asset Sale(3)................      159,400                --
                                                                  --------         ---------
  Total sources..............................................    $ 596,525         $ 133,125
                                                                  ========          ========
USES OF FUNDS:
Purchase price for Riverwood Assets(4).......................    $ 555,000         $      --
Repayment of Existing Lines of Credit........................       37,000(5)             --
Repayment of Bridge Facility.................................           --           125,000
Repayment of New Line of Credit..............................           --               469
Estimated fees and expenses..................................        4,525             7,656
                                                                  --------         ---------
  Total uses.................................................    $ 596,525         $ 133,125
                                                                  ========          ========

- ---------------
(1) The Partnership may utilize cash on hand or the proceeds of certain ordinary course asset dispositions in lieu of a portion of the assumed borrowings under the New Bank Facilities.

(2) Represents borrowings under the $400 million New Line of Credit. If issued, the net proceeds of the sale of the New Notes would be used to repay outstanding indebtedness under the New Bank Facilities and permanently reduce the amounts available thereunder. See "The Transactions -- The Financing."

(3) Includes the $150 million cash sale price plus working capital as of the closing date (currently estimated to be approximately $9.4 million). To the extent the Newport Asset Sale is not consummated on or prior to the consummation of the Riverwood Acquisition, borrowings under the Bridge Facility or the New Line of Credit would be increased.

(4) Includes the $540 million cash purchase price plus working capital as of the closing date (currently estimated to be approximately $15 million). Excludes assumed liabilities with respect to certain employee benefits estimated to be approximately $2.7 million, and estimated acquisition related expenses of $2.6 million included in "Estimated fees and expenses."

(5) Amount outstanding as of August 31, 1996 and assumed to be outstanding at the closing of the Riverwood Acquisition.

                                 CAPITALIZATION

     The following table sets forth the unaudited combined capitalization of the Partnership at June 30, 1996 and the unaudited combined pro forma as adjusted capitalization of the Partnership at such date after giving effect to the Transactions. The table should be read in conjunction with the information set forth in "The Transactions" and the historical and pro forma financial statements and notes thereto included elsewhere or incorporated by reference in this Prospectus.

                                                                        AT JUNE 30, 1996
                                                                     -----------------------
                                                                                  PRO FORMA
                                                                                      AS
                                                                     HISTORICAL    ADJUSTED
                                                                     ----------   ----------
                                                                         (IN THOUSANDS)
    Long-term debt, including current portion(1):
      Senior Notes due 2007........................................   $ 138,600   $  138,600
      Senior Notes due 2009........................................     150,000      150,000
      First Mortgage Notes.........................................     131,200      131,200
      Existing Lines of Credit.....................................      97,500(2)         --
      New Bank Facilities..........................................          --      372,137(3)
                                                                     ----------   ----------
    Total long-term debt...........................................   $ 517,300   $  791,937
    Partners' capital:
      General Partner..............................................   $    (770)  $    1,469(4)
      Limited Partners.............................................     219,676      454,878(4)
                                                                     ----------   ----------
    Total partners' capital........................................   $ 218,906   $  456,347
                                                                     ----------   ----------
    Total capitalization...........................................   $ 736,206   $1,248,284
                                                                       ========    =========

- ---------------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Partnership Indebtedness."

(2) The amount outstanding under the Existing Lines of Credit at August 31, 1996 was $37.0 million.

(3) Approximately $152 million of additional debt capacity will be available under the New Bank Facilities. See "Use of Proceeds."

(4) Includes the net proceeds from this offering and the net gain on the Newport Asset Sale.

                              PRICE RANGE OF UNITS

     The Units are traded on the New York Stock Exchange. As of August 31, 1996, there were approximately 54,000 beneficial owners of the 40,608,300 Units then outstanding.

     Trading price data, as reported by the New York Stock Exchange, and declared cash distribution information for the periods indicated are as follows:

                                                                                          CASH
                                                                                      DISTRIBUTION
                                                                                        DECLARED
                                                                  HIGH       LOW        PER UNIT
                                                                 ------     ------    -------------
1994
First Quarter................................................    $  32 1/2  $  23        $  0.38
Second Quarter...............................................       28 5/8     21 1/2       0.43
Third Quarter................................................       26 1/2     22 5/8       0.43
Fourth Quarter...............................................       24 3/4     19 5/8       0.43
1995
First Quarter................................................       24         19 7/8       0.49
Second Quarter...............................................       26 1/8     21 7/8       0.49
Third Quarter................................................       26 5/8     23 5/8       0.49
Fourth Quarter...............................................       25 1/4     21 7/8       0.49
1996
First Quarter................................................       27 3/4     23 3/4       0.49
Second Quarter...............................................       27 5/8     23 1/4       0.51
Third Quarter
  (through September 9, 1996)................................       27         22 7/8         --

     The last reported sale price of the Units on the New York Stock Exchange on September 9, 1996 was $26 3/4 per Unit.

                            CASH DISTRIBUTION POLICY

GENERAL

     The Partnership makes distributions to Unitholders and the General Partner with respect to each calendar quarter in an amount equal to 100% of its Available Cash from operations for such quarter. Available Cash is defined below in "--Quarterly Distributions of Available Cash" and generally means, with respect to any quarter of the Partnership, the net income of the Partnership for such quarter plus certain non-cash items plus reductions to reserves less certain capital expenditures, principal payments on indebtedness and additions to reserves. The General Partner's decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of Available Cash because increases and decreases in reserves are taken into account in computing Available Cash. The General Partner has broad discretion in establishing reserves and its decisions regarding reserves could have a significant impact on the amount of Available Cash. The timing and amount of additions and reductions to reserves may affect the amount of incentive distributions payable to the General Partner.

     In general, the Partnership Agreement provides for quarterly distributions of Available Cash from the Partnership to be made 98% to all Unitholders, pro rata, and 2% to the General Partner, until certain Target Amounts of distributions of Available Cash to the Unitholders each quarter are achieved. To the extent the distributions in any quarter exceed such Target Amounts, the General Partner's interest also includes the right to receive incentive distributions, as described below. See "--Quarterly Distributions of Available Cash-- Priority of Distributions." The Partnership distributed $0.49 per Unit with respect to each calendar quarter in 1995 and the quarter ended March 31, 1996. With respect to the quarter ended June 30, 1996, the Partnership distributed $0.51 per Unit. There can be no assurance that distributions at these levels can be maintained in the future. Because the distributions with respect to each such quarter were in excess of the Target Amounts, the General Partner received incentive distributions. As a result, with respect to each quarter in 1995 and the first quarter of 1996, the Unitholders received 76.7% and the General Partner received 23.3% of the aggregate amount distributed. With respect to the second quarter of 1996, the Unitholders received 76.1% and the General Partner received 23.9% of the aggregate amount distributed. The Partnership is required to make distributions of Available Cash within 60 days after the end of each calendar quarter. The first distribution on the Units purchased in this offering will be paid with respect to the quarter ending September 30, 1996 on or before November 29, 1996 to holders of record on or about November 15, 1996.

     Management of the Partnership has from time to time held, and may in the future hold, discussions with representatives of the General Partner to explore the possibility of a transaction which would reduce, restructure or eliminate the General Partner's right to receive incentive distributions. Both management of the Partnership and the General Partner believe that such a transaction should only be effected if, over the long term, the results of such transaction would likely be accretive to per Unit distributable cash. The Partnership is unable to predict whether future discussions may be undertaken or, if undertaken, the outcome of any such discussions. In any event, any such transaction would be subject to the approval of the Conflicts Committee of the Board of Directors of Corp. I. See "Management" and "Conflicts of Interest." In addition, the Partnership Agreement would require any such transaction to be approved by the Unitholders. See "Summary Description of the Partnership Agreement."

     Cash from Capital Transactions is defined in the Glossary and generally is generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business). Cash from Capital Transactions may be distributed or retained by the Partnership for reinvestment or other Partnership purposes as more fully described under "--Distributions of Cash from Capital Transactions" below, except that the Partnership is generally required to distribute proceeds from any such transaction in an amount per Unit equal to 125% of any federal income tax liability imposed upon an individual Unitholder with respect to a Unit as a consequence of such transaction. Distributions of cash made in connection with the dissolution and liquidation of the Partnership will be made as described below under "--Distributions of Cash Upon Liquidation."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

     Available Cash.  Available Cash for any quarter consists of:

     (a) the sum of

          (i) the Partnership's net income or loss for such quarter (excluding gain on the sale of capital assets),

          (ii) depreciation, depletion, amortization and certain other noncash charges (net of noncash credits) utilized in determining net income of the Partnership for such quarter,

          (iii) the amount of any reduction in reserves of the Partnership of the types referred to in (b)(v) below during such quarter,

          (iv) proceeds to the Partnership from the sale of timberland acreage which are designated by the General Partner at the time of sale as acreage for which the sales proceeds are to be included in the determination of Available Cash (not to exceed 150,000 acres in the aggregate during the existence of the Partnership, of which approximately 87,000 acres have been sold as of June 30, 1996) with respect to the quarter in which such sale occurs, and

          (v) Cash from Capital Transactions received by the Partnership during such quarter in specific contemplation that such Cash from Capital Transactions will be used to refund or refinance any principal debt payments of the type specified in (b)(i) below which was made during the two previous quarters,

     (b) less the sum of

          (i) all principal debt payments made by the Partnership in such quarter (excluding any principal debt payments made with the proceeds from Cash from Capital Transactions received by the Partnership during such quarter or the immediately preceding four quarters),

          (ii) capital expenditures made by the Partnership during such quarter (excluding any capital expenditures made with Cash from Capital Transactions received by the Partnership during such quarter or the immediately preceding four quarters or capital expenditures anticipated to be financed with Cash from Capital Transactions to be received by the Partnership prior to the end of the next succeeding quarter),

          (iii) the amount of any capital expenditures, or investments as specified in clause (b)(iv) below, made by the Partnership in the immediately preceding quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source prior to the end of the quarter succeeding the quarter in which any such capital expenditure or investment was made,

          (iv) investments in any entity (including subsidiaries and affiliates) to the extent that such investments are not otherwise included under clauses (b)(i), (ii) or (iii) above (excluding any such investments made with Cash from Capital Transactions received by the Partnership during such quarter or the immediately preceding four quarters or investments anticipated to be made with Cash from Capital Transactions to be received by the Partnership prior to the end of the next succeeding quarter), and

          (v) the amount of reserves established by the Partnership during such quarter which are necessary or appropriate (A) to provide funds for the future payment of items of the type specified in clauses (b)(i) and (b)(ii) above, (B) to provide for additional working capital, (C) to provide funds for cash distributions with respect to any one or more of the next four quarters or (D) to provide funds for the future payment of interest in an amount equal to the interest to be accrued in the next quarter.

     Each of the items set forth under clauses (a)(i) through (v) and clauses
(b)(i) through (v) inclusive for the Partnership will include a corresponding percentage of each such item of any entity whose income is accounted for on a consolidated or combined basis with the income of the Partnership, in each case in direct proportion to the Partnership's percentage interest in such entity, provided, that the items included under clauses (a)(i) through (v) for such entity shall only be included to the extent that the General Partner determines such amount to be legally available for dividends or distributions to the Partnership by such entity.

As the Partnership owns a 98% profit and loss partnership interest in Manufacturing and 96% of the capital stock of Marketing, each of the items set forth above will include 98% and 96% of the corresponding amount of such item attributable to Manufacturing and Marketing, respectively.

     The Partnership has the authority to issue an unlimited number of additional Units or other equity securities of the Partnership ranking pari passu or junior to the Units for such consideration and on such terms and conditions as are established by the General Partner, in its discretion without the approval of the Unitholders. Holders of any additional Units, including the Units offered hereby, will be entitled to share equally with the then existing holders of Units in distributions of Available Cash by the Partnership. In addition, the issuance of additional Units or other equity securities of the Partnership may dilute the value of the Units. Moreover, the General Partner is not required to make any additional capital contributions to the Partnership in order to maintain its general partner interest, including its right to receive incentive distributions.

     Priority of Distributions. Distributions by the Partnership of Available Cash with respect to any quarter are made 98% to all Unitholders, pro rata, and 2% to the General Partner until there has been distributed in respect of each outstanding Unit an amount equal to $0.21 2/3 per Unit (the "First Target Amount"). The General Partner is entitled to receive distributions with respect to a particular quarter to the extent distributions of Available Cash to Unitholders for such quarter exceed the First Target Amount as follows:

          first, 88% of any such Available Cash then remaining to Unitholders, pro rata, and 12% to the General Partner until Unitholders have received a total of $0.23 1/3 for such quarter in respect of each outstanding Unit (the "Second Target Amount");

          second, 78% of any such Available Cash then remaining to Unitholders, pro rata, and 22% to the General Partner until Unitholders have received a total of $0.25 for such quarter in respect of each outstanding Unit (the "Third Target Amount");

          third, 68% of any such Available Cash then remaining to Unitholders, pro rata, and 32% to the General Partner until Unitholders have received a total of $0.28 1/3 for such quarter in respect of each outstanding Unit (the "Fourth Target Amount"); and

          thereafter, 63% of any such Available Cash then remaining to Unitholders, pro rata, and 37% to the General Partner.

The distributions to the General Partner set forth above that are in excess of its 2% general partner interest represent incentive distributions. The Partnership has made quarterly distributions in excess of the highest Target Amount in respect of every quarter since the second quarter of 1992.

     The First through Fourth Target Amounts (collectively, the "Target Amounts") are subject to adjustment as described under "--Adjustment of Target Amounts" below.

     Adjustment of Target Amounts. Each of the Target Amounts will be proportionately adjusted upward or downward, as appropriate, in the event of any distribution, combination or subdivision of Units (whether effected by a distribution payable in Units or otherwise). In addition, if a distribution is made of Cash from Capital Transactions, the Target Amounts will also be adjusted proportionately downward to equal the product resulting from multiplying the Target Amounts by a fraction, the numerator of which is the Unrecovered Capital (as defined below) immediately after giving effect to such distribution and the denominator of which is the Unrecovered Capital immediately prior to such distribution. The "Unrecovered Capital" with respect to the Units means, at any time (i) $6.67 (the initial public offering price per Unit of the originally issued Units after adjusting for a three-for-one split in December 1993), less
(ii) the aggregate distributions of Cash from Capital Transactions on such Units. Since the inception of the Partnership there have been no distributions of Cash from Capital Transactions and no distributions of Cash from Capital Transactions are currently contemplated.

     The Target Amounts will also be adjusted if legislation is enacted that causes the Partnership to become taxable as a corporation or as an association taxable as a corporation for federal income tax purposes. In such event, each Target Amount for each quarter thereafter would be reduced to an amount equal to the product of (i) the Target Amount, and (ii) one minus the sum of (x) the highest marginal federal corporate income tax rate (expressed as a percentage) applicable to the Partnership during the year in which such quarter occurs plus (y) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership for the calendar year next preceding the calendar year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to federal, state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Target Amounts would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH FROM CAPITAL TRANSACTIONS

     Cash from Capital Transactions may be distributed or retained by the Partnership for reinvestment or other Partnership purposes in the sole discretion of the General Partner, except that the Partnership is required to distribute Cash from Capital Transactions in an amount per Unit equal to 125% of the federal income tax liability imposed upon an individual Unitholder with respect to a Unit as a consequence of the transaction (assuming the maximum marginal federal income tax for an individual taxpayer is in effect for all Unitholders at the time of the transaction) unless (i) the amount is $0.10 or less per Unit or (ii) the distribution is prohibited by any of the Partnership's debt instruments or other requirements binding upon the Partnership or any of its subsidiaries, in which case no distribution is required. Any Cash from Capital Transactions distributed by the Partnership will be distributed 98% to all Unitholders, pro rata, and 2% to the General Partner until there has been distributed with respect to each outstanding Unit since the Partnership commenced operations through such date, distributions of Cash from Capital Transactions which in the aggregate for all Unitholders is equal to $287,050,000 (the product of the initial public offering price per Unit ($6.67, after adjusting for a three-for-one split in December 1993) times the number of originally issued Units). Thereafter, all Cash from Capital Transactions, to the extent distributed by the General Partner, will be distributed as described above under "--Quarterly Distributions of Available Cash." Since the inception of the Partnership there have been no distributions of Cash from Capital Transactions and no distributions of Cash from Capital Transactions are currently contemplated.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     In connection with the dissolution and liquidation of the Partnership, the proceeds of such liquidation will be applied, first, in accordance with the provisions of the Partnership Agreement and applicable law to the payment of creditors of the Partnership in order of priority provided by law, to the creation of a reserve for contingent liabilities in any amount determined by the liquidator and, thereafter, any remaining proceeds (or assets in kind) will be distributed to Unitholders and the General Partner as set forth below.

     In the event of a liquidation, the holders of Units would be entitled to share with the General Partner in the remainder of the Partnership's assets in proportion to their respective capital account balances in the Partnership, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of the dissolution and liquidation of the Partnership ("Termination Capital Transactions"), including any unrealized gain or loss attributable to assets distributed in kind. Any such gain ("Net Termination Gain") will be allocated as follows:

          first, to each partner having a deficit balance in such partner's capital account in the proportion of such deficit to the deficit balances in the capital accounts of all partners, until each such partner has been allocated Net Termination Gain equal to such deficit in its capital account;

          second, 98% to all Unitholders, pro rata, and 2% to the General Partner until the capital account of each outstanding Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Unit, and (ii) the First Target Amount;

          third, 88% to Unitholders, pro rata, and 12% to the General Partner until the capital account of each outstanding Unit is equal to the sum of
     (i) the Unrecovered Capital in respect of such Unit, and (ii) the Second Target Amount;

          fourth, 78% to Unitholders, pro rata, and 22% to the General Partner until the capital account of each outstanding Unit is equal to the sum of
     (i) the Unrecovered Capital in respect of such Unit, and (ii) the Third Target Amount;

          fifth, 68% to Unitholders, pro rata, and 32% to the General Partner until the capital account of each outstanding Unit is equal to the sum of
     (i) the Unrecovered Capital in respect of such Unit, and (ii) the Fourth Target Amount; and

          thereafter, 63% to all Unitholders, pro rata, and 37% to the General Partner.

     Any loss or unrealized loss ("Net Termination Loss") will be allocated first, to the General Partner and the Unitholders, in proportion to the positive balances in such partner's capital accounts until all such balances are reduced to zero and, second, to the General Partner.

     Prior to the completion of this offering, Unitholders' capital accounts will generally equal (i) $6.67 (the initial per Unit offering price after adjusting for a three-for-one split in December 1993) for each outstanding Unit, plus (ii) all prior allocations to the Unitholders of taxable and tax-exempt income of the Partnership from the inception of the Partnership, less (iii) the sum of (x) all prior allocations to the Unitholders of deductible and nondeductible expenditures of the Partnership, plus (y) all prior nonliquidating distributions to the Unitholders, e.g., quarterly cash distributions, from the inception of the Partnership. At all times every Unitholder will have the identical per Unit capital account, and thus the same liquidation rights. Purchasers of Units subsequent to an offering (except in a new issuance of Units by the Partnership as described below) inherit the capital account balance of the prior partner. At December 31, 1995 the per Unit capital account of all Unitholders was $8.85.

     The Partnership Agreement requires that prior to the issuance of additional Units or a redemption of Units, unrealized gain or loss must be allocated to the Unitholders and the General Partner and reflected in their capital accounts in accordance with the Net Termination Gains and Losses allocations, as described above. As a result, just prior to the completion of this offering, unrealized gain or loss will be allocated to the Unitholders and the General Partner and reflected in their capital accounts in accordance with the above Net Termination Gains and Losses allocations until the capital account of each outstanding Unit is equal to the offering price of the newly issued Units. All Unitholders at the completion of this offering will have a per Unit capital account equal to the offering price. Subsequently, a partner's capital account will be adjusted, as described above, for subsequent allocations of income, deductions and distributions.

                        PLUM CREEK TIMBER COMPANY, L.P.

               UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS

     The Unaudited Combined Pro Forma Financial Statements reflect the consummation of the Transactions by the Partnership, on a combined basis, as more fully described in the accompanying notes. The Unaudited Combined Pro Forma Statements of Income assume the Transactions occurred as of January 1, 1995. The Unaudited Combined Pro Forma Balance Sheet assumes the Transactions occurred on June 30, 1996. The Riverwood Acquisition will be accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations."

     The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual adjustments may differ from the pro forma adjustments. However, the Partnership believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied to the unaudited combined pro forma financial statements.

     The unaudited combined pro forma financial statements should be read in conjunction with the information set forth in "The Transactions" and in the financial statements and the notes thereto appearing elsewhere in this Prospectus or incorporated by reference herein. The pro forma results of operations are not necessarily indicative of results that would have occurred or of the future results of operations.

                        PLUM CREEK TIMBER COMPANY, L.P.

                 UNAUDITED COMBINED PRO FORMA INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                             PLUM CREEK
                                             PLUM CREEK       DIVISION       PRO FORMA        COMBINED
                                            HISTORICAL(a)   HISTORICAL(b)   ADJUSTMENTS       PRO FORMA
                                            -------------   -------------   -----------      -----------
Revenues..................................   $    585,074     $ 159,749     $   (67,803)(c)  $   684,061
                                                                                  7,041 (d)
                                              -----------      --------      ----------      -----------
Costs and expenses:
  Cost of goods sold......................        388,450       109,195         (52,458)(c)      460,137
                                                                                  7,041 (d)
                                                                                  7,519 (e)
                                                                                    390 (f)
  Selling, general and administrative.....         37,648         3,340            (788)(c)       40,191
                                                                                     (9)(g)
                                              -----------      --------      ----------      -----------
     Total costs and expenses.............        426,098       112,535         (38,305)         500,328
                                              -----------      --------      ----------      -----------
Operating income..........................        158,976        47,214         (22,457)         183,733
Interest expense..........................        (46,836)                      (18,042)(h)      (64,878)
Interest income...........................          1,073                                          1,073
Other income (expense) -- net.............         (1,910)        2,369                              459
                                              -----------      --------      ----------      -----------
Income before income taxes................        111,303        49,583         (40,499)         120,387
Provision for income taxes................            572                                            572
                                              -----------      --------      ----------      -----------
Net income/Excess of revenues over costs
  and expenses............................   $    110,731     $  49,583     $   (40,499)     $   119,815
General Partner interest..................         22,487                         2,680 (i)       25,167
                                              -----------      --------      ----------      -----------
Net income allocable to
  Unitholders/Riverwood International.....   $     88,244     $  49,583     $   (43,179)(i)  $    94,648
                                              ===========      ========      ==========      ===========
Net income per Unit(i)....................   $       2.17                                    $      2.08
                                              ===========                                    ===========
Average Units outstanding.................     40,608,300                     5,000,000 (j)   45,608,300
                                              ===========                    ==========      ===========

  See Accompanying Notes to Unaudited Combined Pro Forma Financial Statements

                        PLUM CREEK TIMBER COMPANY, L.P.

                 UNAUDITED COMBINED PRO FORMA INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                         PLUM CREEK
                                                    PLUM CREEK         DIVISION         PRO FORMA         COMBINED
                                                   HISTORICAL(a)     HISTORICAL(b)     ADJUSTMENTS       PRO FORMA
                                                   -------------     -------------     -----------       ----------
Revenues.........................................   $   283,466         $83,902        $   (29,142)(c)   $  341,794
                                                                                             3,568 (d)
                                                     ----------         -------          ---------       ----------
Costs and expenses:
  Cost of goods sold.............................       187,912          52,598            (24,245)(c)      223,900
                                                                                             3,568 (d)
                                                                                             3,917 (e)
                                                                                               150 (f)
  Selling, general and administrative............        17,941           2,371               (408)(c)       19,352
                                                                                              (552)(g)
                                                     ----------         -------          ---------       ----------
    Total costs and expenses.....................       205,853          54,969            (17,570)         243,252
                                                     ----------         -------          ---------       ----------
Operating income.................................        77,613          28,933             (8,004)          98,542
Interest expense.................................       (23,754)                            (9,254)(h)      (33,008)
Interest income..................................           621                                                 621
Other income (expense) -- net....................          (984)            866                                (118)
                                                     ----------         -------          ---------       ----------
Income before income taxes.......................        53,496          29,799            (17,258)          66,037
Provision for income taxes.......................           570                                                 570
                                                     ----------         -------          ---------       ----------
Net income/Excess of revenues over costs and
  expenses.......................................   $    52,926         $29,799        $   (17,258)      $   65,467
General Partner interest.........................        10,531                              1,418 (i)       11,949
                                                     ----------         -------          ---------       ----------
Net income allocable to Unitholders/Riverwood
  International..................................   $    42,395         $29,799        $   (18,676)(i)   $   53,518
                                                     ==========         =======          =========       ==========
Net income per Unit(h)...........................   $      1.04                                          $     1.17
                                                     ==========                                          ==========
Average Units outstanding........................    40,608,300                          5,000,000 (j)   45,608,300
                                                     ==========                          =========       ==========

  See Accompanying Notes to Unaudited Combined Pro Forma Financial Statements

                        PLUM CREEK TIMBER COMPANY, L.P.

                 UNAUDITED COMBINED PRO FORMA INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                            DIVISION HISTORICAL(b)
                                                        ------------------------------
                                                         THREE MONTHS
                                                            ENDED        THREE MONTHS                    PLUM CREEK
                                         PLUM CREEK     MARCH 27, 1996       ENDED        PRO FORMA       COMBINED
                                        HISTORICAL(a)   (PREDECESSOR)    JUNE 29, 1996   ADJUSTMENTS     PRO FORMA
                                        -------------   --------------   -------------   -----------     ----------
Revenues..............................   $   266,438       $ 37,336         $36,162      $  (31,810)(c)  $ 312,485
                                                                                              4,359 (d)
                                          ----------       --------         -------       ---------      ---------
Costs and expenses:
  Cost of goods sold..................       190,903         22,903          24,311         (25,542)(c)    220,198
                                                                                              4,359 (d)
                                                                                              2,940 (e)
                                                                                                324 (f)
  Selling, general and
    administrative....................        15,387            579             475            (325)(c)     16,283
                                                                                                167 (g)
                                          ----------       --------         -------       ---------      ---------
    Total costs and expenses..........       206,290         23,482          24,786         (18,077)       236,481
                                          ----------       --------         -------       ---------      ---------
Operating income......................        60,148         13,854          11,376          (9,374)        76,004
Interest expense......................       (23,061)                        (6,886)         (1,380)(h)    (31,327)
Interest income.......................           331                                                           331
Other income (expense) -- net.........           (83)            14             377                            308
                                          ----------       --------         -------       ---------      ---------
Income before income taxes............        37,335         13,868           4,867         (10,754)        45,316
Provision for income taxes............           443                                                           443
                                          ----------       --------         -------       ---------      ---------
Net income/Excess of revenues over
  costs and expenses..................   $    36,892       $ 13,868         $ 4,867      $  (10,754)     $  44,873
General Partner interest..............        11,537                                          1,491 (i)     13,028
                                          ----------       --------         -------       ---------      ---------
Net income allocable to Unitholders/
  Riverwood International.............   $    25,355       $ 13,868         $ 4,867      $  (12,245)(i)  $  31,845
                                          ==========       ========         =======       =========      =========
Net income per Unit(h)................   $      0.62                                                     $    0.70
                                          ==========                                                     =========
Average Units outstanding.............    40,608,300                                      5,000,000 (j) 45,608,300
                                          ==========                                      =========      =========

  See Accompanying Notes to Unaudited Combined Pro Forma Financial Statements

                        PLUM CREEK TIMBER COMPANY, L.P.

                   UNAUDITED COMBINED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                PLUM CREEK
                                           PLUM CREEK         DIVISION         PRO FORMA         COMBINED
                                          HISTORICAL(A)     HISTORICAL(B)     ADJUSTMENTS       PRO FORMA
                                          -------------     -------------     -----------       ----------
                                              ASSETS
Current assets:
  Cash and cash equivalents.............    $  61,849                          $ 157,526 (k)    $   60,074
                                                                                 125,469 (j)
                                                                                 274,637 (l)
                                                                                  (1,775)(l)
                                                                                (557,632)(m)
  Accounts receivable...................       38,442         $   6,554           (6,554)(n)        38,442
  Inventories...........................       44,946             7,718           (7,477)(k)        45,187
  Timber contract deposits..............        1,646             7,264                              8,910
  Other current assets..................        7,809                               (625)(k)         7,184
                                             --------          --------        ---------        ----------
                                              154,692            21,536          (16,431)          159,797
Timber and timberlands -- net...........      454,449           489,028          (18,553)(k)       947,849
                                                                                  22,925 (m)
Property, plant and equipment -- net....      162,996            40,713          (18,899)(k)       177,494
                                                                                  (7,316)(m)
Other assets............................       17,176                              1,775 (l)        18,951
                                             --------          --------        ---------        ----------
          Total assets..................    $ 789,313         $ 551,277        $ (36,499)       $1,304,091
                                             ========          ========        =========        ==========
                                           LIABILITIES
Current liabilities:
  Current portion of long-term debt.....    $  17,400                                           $   17,400
  Accounts payable......................       12,361         $   1,014        $  (1,014)(n)        12,361
  Interest payable......................        7,313             6,886           (6,886)(n)         7,313
  Wages payable.........................        6,897             1,233            1,000 (m)         7,897
                                                                                  (1,233)(n)
  Taxes payable.........................        5,827                                                5,827
  Workers' compensation liabilities.....        2,014                                                2,014
  Other current liabilities.............        7,465             1,743           (1,743)(n)         7,465
                                             --------          --------        ---------        ----------
                                               59,277            10,876           (9,876)           60,277
Long-term debt..........................      402,400           275,000         (275,000)(n)       402,400
Lines of credit.........................       97,500                            274,637 (l)       372,137
Workers' compensation liabilities.......        8,685                                                8,685
Other liabilities.......................        2,545               238            1,700 (m)         4,245
                                                                                    (238)(n)
                                             --------          --------        ---------        ----------
          Total liabilities.............      570,407           286,114           (8,777)          847,744
                                             --------          --------        ---------        ----------
Commitments and contingencies
                                              CAPITAL
Riverwood International's net
  investment............................                        265,163         (265,163)(n)
Limited Partners' Units.................      219,676                            125,469 (j)       454,878
                                                                                 109,733 (k)
General Partner.........................         (770)                             2,239 (k)         1,469
                                             --------          --------        ---------        ----------
     Total capital......................      218,906           265,163          (27,722)          456,347
                                             --------          --------        ---------        ----------
          Total liabilities and
            capital.....................    $ 789,313         $ 551,277        $ (36,499)       $1,304,091
                                             ========          ========        =========        ==========

  See Accompanying Notes to Unaudited Combined Pro Forma Financial Statements

                        PLUM CREEK TIMBER COMPANY, L.P.

               UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS

(a) See Notes to Combined Financial Statements for the basis of presentation of the Plum Creek Historical Financial Statements.

(b) See Notes to Financial Statements for the basis of presentation of the Riverwood U.S. Timberlands/ Wood Products Division (the "Division") Historical Financial Statements. For income statement purposes herein, research, development and engineering costs have been grouped with selling, general and administrative expenses. For balance sheet purposes herein, prepaid expenses have been reclassified as timber contract deposits in the historical financial statements column.

(c) Elimination of the historical operating results for the Newport Timberlands and the Arden Sawmill reflecting the disposition of the these assets pursuant to the Newport Asset Sale. Depreciation, depletion and amortization of approximately $4.0 million, $1.9 million and $2.0 million for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996, respectively, is included in the cost of goods sold elimination. Capital expenditures for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 related to the Newport Assets were approximately $1.7 million, $1.0 million and $1.5 million, respectively.

(d) Reclassification of residual chip sales to the Riverwood Paperboard Plant from cost of sales to revenues for consistency with Plum Creek's accounting policies.

(e) As a result of the Riverwood Acquisition, the Partnership will record a step-up in the basis of the assets acquired to reflect the purchase price. The following reflects the resulting increase in depreciation, depletion and amortization:

                                          YEAR ENDED         SIX MONTHS ENDED     SIX MONTHS ENDED
                                       DECEMBER 31, 1995      JUNE 30, 1995        JUNE 30, 1996
                                       -----------------     ----------------     ----------------
                                                             (IN THOUSANDS)
     Elimination of historical
       depreciation, depletion and
       amortization..................       $(7,110)             $ (3,811)            $ (4,472)
     New depreciation, depletion and
       amortization expense related
       to Riverwood Assets acquired
       by the Partnership............        14,629                 7,728                7,412
                                            -------               -------              -------
               Net Adjustment........       $ 7,519              $  3,917             $  2,940
                                            =======               =======              =======

     Depletion (cost of timber harvested) is determined based on the volume of timber harvested in relation to the total amount of estimated recoverable timber, taking into effect the basis of the new assets. The cost of logging roads is amortized over the estimated useful life on a straight-line basis. Depreciation is provided for on a straight-line basis for buildings and on a unit-of-production basis for machinery and equipment.

(f) Reflects an assumed increase in cost of goods sold related to pension expense, retiree medical expense and employee benefits (to include amounts consistent with Plum Creek's benefit plans).

(g) Reflects the assumed increase in certain general and administrative expenses for items that were not historically allocated to the Division or that are expected to increase because of Plum Creek's operation of the Division, including additional computer system costs, travel, professional fees and rent expenses. In addition, the adjustment reflects the elimination of stock-based incentive compensation incurred by the Division that the Partnership has determined will not be recurring after the Riverwood Acquisition. The adjustment reflects the net change resulting from the above items. The Partnership does not expect to incur material integration costs or non-recurring charges or credits related to the Riverwood Acquisition.

(h) Reflects additional interest expense (including amortization of related deferred financing fees) related to the New Bank Facilities, net of the elimination of the Division's historical interest expense, assuming an outstanding balance of $372.1 million on the New Bank Facilities at annual interest rates of 6.44%, 6.61%, and 5.89% for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996, respectively. A .25% change in the interest rate would have an annual impact of $0.9 million on net income. The Partnership anticipates that a portion of the New Bank Facilities may be replaced by the New Notes. The impact of refinancing the New Bank Facilities with long-term notes bearing interest at an assumed annual rate of 8% would be an increase in interest expense for every $50 million of borrowings so refinanced of $0.8 million, $0.3 million and $0.5 million for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996, respectively. The New Line of Credit will replace the Existing Lines of Credit.

(i) Net income per Unit assumes 45,608,300 Units outstanding for the pro forma periods. Net income attributable to Unitholders represents pro forma net income less the General Partner interest, which is based on 2% of the Partnership's combined net income (adjusted for the incentive distribution), plus the incentive distribution, as provided for in the Partnership Agreement. For purposes of calculating the incentive distribution, per Unit distributions for the additional 5,000,000 Units were assumed to equal historical per Unit distributions.

(j) Reflects the issuance of 5,000,000 Units, as described elsewhere in this Prospectus, by the Partnership at an assumed offering price of $26 5/8 per Unit for net proceeds of $125.5 million (after deducting underwriting discount and estimated offering expenses).

(k) Reflects the receipt of the net proceeds, the elimination of the assets sold and the estimated net gain for financial statement purposes related to the Newport Asset Sale. The estimated net proceeds include $150 million for the Newport Timberlands and the Arden Mill plus $9.4 million working capital (the June 30, 1996 balances were used for pro forma purposes), net of estimated costs associated with the sale of $1.9 million.

(l) Reflects the New Line of Credit and the payment of the related debt issuance costs (from existing cash balances), net of retirement of the Existing Lines of Credit.

(m) Reflects purchase of the Riverwood Assets and the allocation of the total purchase price of $560.3 million, based on currently available information and certain estimates and assumptions, as follows:

                                                                              IN THOUSANDS
                                                                              ------------
     Elimination of historical cost of the Division's timber and
       timberlands, net of accumulated depletion and amortization...........   $ (489,028)
     Purchase of Southern Timberlands.......................................      511,953
                                                                                ---------
               Net adjustment...............................................   $   22,925
                                                                                =========
     Elimination of historical cost of the Division's property, plant and
       equipment, net of accumulated depreciation...........................   $  (40,713)
     Purchase of the Southern Region property, plant and equipment..........       33,397
                                                                                ---------
               Net adjustment...............................................   $   (7,316)
                                                                                =========

     The purchase price of $560.3 million consists of $555.0 million paid to the seller for the Riverwood Assets, including certain working capital items (estimates herein reflect the June 30, 1996 balances; ultimately, these amounts will be based on the balances at closing), the assumption of $2.7 million in liabilities of the seller related to certain employee benefits and $2.6 million in estimated acquisition expenses. Funding of the purchase price includes the following:

     Proceeds from borrowings on New Bank Facilities........................   $  274,637
     Net proceeds from Newport Asset Sale...................................      157,526
     Net proceeds from issuance of 5,000,000 Units..........................      125,469
     Assumed liabilities....................................................        2,700
                                                                                ---------
               Total purchase price.........................................   $  560,332
                                                                                =========

     The purchase price allocation, by categories of assets acquired and obligations assumed, is as follows (the allocation is based on preliminary estimates made by management of the fair value of assets acquired and liabilities being assumed, which are subject to refinement as additional information becomes available):

                                                                              IN THOUSANDS
                                                                              ------------
     Assets acquired:
       Inventories..........................................................    $  7,718
       Timber contract deposits.............................................       7,264
                                                                                --------
               Total current assets.........................................      14,982
                                                                                --------
       Timber and timberlands:
          Land..............................................................      56,275
          Timber............................................................     450,578
          Roads.............................................................       5,100
                                                                                --------
               Total timber and timberlands.................................     511,953
                                                                                --------
       Property, plant and equipment........................................      33,397
                                                                                --------
               Total assets.................................................    $560,332
                                                                                ========
     Liabilities assumed:
       Current liabilities..................................................    $  1,000
       Other liabilities....................................................       1,700
                                                                                --------
               Total liabilities............................................    $  2,700
                                                                                ========

(n) Reflects the elimination of assets and liabilities that are included in the historical Division financial statements that will not be assumed by the Partnership, consisting of receivables, certain liabilities, long-term debt and Riverwood International's net investment.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The following table sets forth for the periods and at the dates indicated, selected combined historical financial and operating data for the Partnership. The selected combined historical financial data for each of the five years in the period ended December 31, 1995 are derived from the combined historical audited financial statements of the Partnership and should be read in conjunction with the financial statements included elsewhere in this Prospectus or incorporated herein by reference. The related combined historical financial data for the six-month periods ended June 30, 1995 and 1996 are derived from the historical unaudited combined financial statements of the Partnership included elsewhere in this Prospectus or incorporated herein by reference, which in the opinion of management include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the respective unaudited interim periods. Interim results may not be indicative of results which may be expected for any other interim period or for the year as a whole. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                        FOR THE SIX MONTHS
                                                         FOR THE YEAR ENDED DECEMBER 31,                  ENDED JUNE 30,
                                            ---------------------------------------------------------   -------------------
                                            1991(1)    1992(1)(2)   1993(1)(3)      1994       1995     1995(1)      1996
                                            --------   ----------   ----------    --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
  Revenues................................  $389,785    $439,904     $501,006     $578,657   $585,074   $283,466   $266,438
  Operating income........................    55,660      97,782      126,557      164,134    158,976     77,613     60,148
  Interest expense........................   (36,156)    (35,749)     (36,737)     (47,410)   (46,836)   (23,754)   (23,061)
  Interest income.........................     2,534       2,870        2,203          889      1,073        621        331
  Other expense--net......................    (2,885)       (602)        (474)      (4,477)    (1,910)      (984)       (83)
                                            --------   ----------   ----------    --------   --------   --------   --------
  Income before income taxes..............    19,153      64,301       91,549      113,136    111,303     53,496     37,335
  Provision for income taxes..............       424          80          105          924        572        570        443
                                            --------   ----------   ----------    --------   --------   --------   --------
  Net income..............................    18,729      64,221       91,444      112,212    110,731     52,926     36,892
  General Partner interest................     2,527       4,760        8,837       16,325     22,487     10,531     11,537
                                            --------   ----------   ----------    --------   --------   --------   --------
  Net income allocable to Unitholders.....  $ 16,202    $ 59,461     $ 82,607     $ 95,887   $ 88,244   $ 42,395   $ 25,355
                                            ========   ==========   ==========    ========   ========   ========   ========
  Net income per Unit(4)..................  $   0.37    $   1.34     $   1.92     $   2.36   $   2.17   $   1.04   $   0.62
  Cash distributions declared per
    Unit(4)...............................      1.07        1.17         1.38         1.67       1.96       0.98       1.00
  Percentage of declared distributions
    Unitholders...........................     93.3%       90.0%        84.5%        79.8%      76.7%      76.7%      76.4%
    General Partner.......................      6.7%       10.0%        15.5%        20.2%      23.3%      23.3%      23.6%
CASH FLOW AND OTHER DATA:
  EBITDA(5)...............................  $ 98,301    $139,058     $167,092     $214,689   $212,236   $102,942   $ 86,762
  Depletion, depreciation and
    amortization..........................    42,992      39,008       38,806       54,143     54,097     25,692     26,366
  Capital Expenditures....................    11,398      25,615       29,264(6)    25,837     30,683     14,004     10,273
  Repayment of long-term debt, net........        --       6,500        8,600(6)    25,501     13,000     13,000     14,100
BALANCE SHEET DATA (AT PERIOD END):
  Working capital.........................  $ 73,114    $ 99,724     $ 51,016     $ 90,511   $111,541   $ 94,433   $ 95,415
  Total assets............................   581,483     587,040      818,754      826,220    826,086    813,804    789,313
  Total debt..............................   325,000     318,500      569,900      544,400    531,400    531,400    517,300
  Total partners' capital.................   211,652     225,293      192,555      222,977    233,868    227,917    218,906
OPERATING DATA:
  Fee timber harvested (MMBF).............       563         469          458          559        562        232        247
  Non-fee timber harvested (MMBF).........        76         117           77           71        116         47         62
  Lumber production (MMBF)................       409         395          352          388        433        216        223
  Plywood production (MMSF) (3/8"
    basis)................................       279         294          289          290        294        150        149
  MDF production (MMSF) (3/4" basis)......       103         109          106          123        102         56         54

(1) Certain reclassifications have been made for comparability purposes and have no impact on net income.

(2) Included in 1992 results of operations was the sale of 164,000 acres of timberlands, together with a related sawmill, resulting in a net gain of $15.6 million.

(3) During 1993, the Partnership elected to change its method for valuing inventories from average cost to the LIFO method. This change in accounting lowered 1993 earnings by $8.0 million or $0.18 per Unit. The cumulative effect of the accounting change and pro forma effects on prior years' earnings have not been included because such effects are not reasonably determinable. In addition, on August 30, 1993, the Partnership redeemed 100% of the DPIs for $63.0 million. Results subsequent to 1993 include the impact of the Montana Timberland Acquisition, which was effected in November 1993.

(4) Prior period per Unit amounts have been restated for the December 6, 1993 three-for-one Unit split.

(5) EBITDA is provided because management believes EBITDA provides useful information for evaluating the Partnership's ability to make cash distributions. EBITDA should not be construed as an alternative to operating income (as an indicator of the Partnership's operating performance) or as an alternative to cash flows from operating activities (as a measure of liquidity).

(6) Excludes $255.3 million of capital expenditures and $260 million of long-term debt borrowings related to the Montana Timberland Acquisition.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion addresses the combined historical results of operations of the Partnership. This discussion should be read in conjunction with the "Selected Historical Financial and Operating Data," the "Unaudited Combined Pro Forma Financial Statements" and the combined historical financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. The results of operations for the six-month period ended June 30, 1996 are not necessarily indicative of the results to be expected for any other interim period or for the entire year as a whole.

     The Partnership and its subsidiaries own and manage approximately 2.0 million acres of timberland comprising the Northwest Timberlands and 10 wood products conversion facilities in Montana, Washington and Idaho (without giving effect to the Transactions). The Partnership has entered into (i) an agreement to acquire approximately 529,000 acres (and approximately 9,000 leased acres) of timberland comprising the Southern Timberlands and three wood products facilities comprising the Southern Facilities, and (ii) a letter of intent to sell approximately 107,000 acres comprising the Newport Timberlands and the related Arden Sawmill.

     As is commonly the case with publicly traded limited partnerships, the Partnership does not directly employ all of the persons responsible for managing the Partnership's operations, but instead reimburses the General Partner for the services of such persons. The General Partner and Corp. I or their affiliates, as the case may be, are entitled to be reimbursed by the Partnership for direct and indirect general and administrative costs incurred by them for or on behalf of the Partnership. These general and administrative costs were approximately $5.6 million in 1995.

     The Partnership owns a 98% limited partner interest in Manufacturing and 96% of the capital stock of Marketing. The General Partner manages the businesses of the Partnership, Manufacturing and Marketing and owns the remaining 2% and 4% interests in Manufacturing and Marketing, respectively. See "Conflicts of Interest." As used herein, "Resources Segment" refers to the combined timber and land management business of the Partnership. "Manufacturing Segment" refers to the combined business of Manufacturing and Marketing.

     The Partnership's principal operations consist of the growing and harvesting of timber, the sale of logs and the processing and sale of lumber, plywood, MDF and wood chips. See "Business and Properties -- Overview." Results of operations are affected by various factors, which include among others (i) general industry conditions, (ii) domestic and international prices and supply and demand for logs, lumber and other wood products, (iii) seasonality and (iv) competition from other supplying regions and substitute products. Domestic demand for lumber and manufactured wood products is primarily affected by the level of new residential construction activity. In addition to housing starts, demand for wood products is also significantly affected by repair and remodeling activities and industrial uses, demand for which has historically been less cyclical. These fluctuations are reflected in changes in prices for logs, lumber, plywood, MDF and other manufactured wood products.

     Industry Supply and Demand. The supply of logs available for purchase has been most affected in recent years by significant reductions in timber harvesting from United States federal lands, which resulted in upward pressure on prices for logs, lumber and plywood and resulted in a number of sawmill and plywood facility closings in the Pacific Northwest. Since 1988, environmental and other similar concerns and governmental policies have substantially reduced the volume of timber under contract to be harvested from federal lands. Federal timber under contract in the Pacific Northwest decreased 86% from approximately
13.1 BBF in the fourth quarter of 1987 to approximately 1.8 BBF in the fourth quarter of 1995. The resulting supply decrease caused prices for logs and lumber to increase significantly, reaching peak levels during late 1993 and early 1994. While prices have declined somewhat from these historical peak levels, current prices still significantly exceed the prices that prevailed prior to such reduction in supply. The low supply of timber from federal lands, which is expected to continue for the foreseeable future, has benefited forest products companies with private timber holdings such as the Partnership.

     Historically, Canada has been a significant source of lumber for the United States market, particularly in the new home construction market. For example, during the five-year period ended December 31, 1993, Canadian softwood lumber imports into the United States represented approximately 29% of United States softwood lumber consumption. This increased to approximately 34% in 1994 and to an all-time high of approximately 36% in 1995. The increase in Canadian softwood lumber imports has been due in part to the reduced production levels of United States lumber manufacturers in the Pacific Northwest (resulting from the reduced availability of timber from United States federal lands), and the large increase during 1995 in the price of residual wood chips resulting from the strength of the paper market. This price increase for residual chips caused Canadian lumber producers to increase lumber production even though Canadian housing starts and Asian lumber demand were relatively low during 1995. The combination of these factors caused an increase in Canadian lumber imports into the United States in 1995, which contributed to a decline in United States lumber prices. In 1995, the United States and Canadian governments announced a five-year lumber trade agreement effective April 1, 1996. This agreement is intended to limit the volume of Canadian lumber exported into the United States through the assessment of an export tariff on annual lumber exports to the United States in excess of certain levels from the four major producing provinces. The lumber trade agreement has only recently been enacted and therefore its long-term effect is uncertain. The agreement has the potential of increasing competition in foreign markets as Canadian lumber producers look for new markets in which to sell their products.

     In addition to the price pressure associated with the influx of finished lumber from Canada, plywood and MDF markets have been under pressure due to significant capacity expansion. OSB is a wood product that is a low cost substitute for commodity grade plywood. By 1998, OSB annual capacity is expected to nearly double over 1994 levels, from 12 billion square feet ("BSF") to 22 BSF. Similar capacity expansion is occurring in the MDF market. In 1995, North American annual capacity was 1.5 BSF, and is expected to grow to 2.6 BSF by the year 2000. Increases in the supply of both OSB and MDF are expected to exceed the rate of demand growth during most of this period.

     The domestic demand for logs, lumber and manufactured wood products is directly affected by the level of residential construction activity. Changes in general demographic and economic factors, including interest rates for home mortgages and construction loans, have historically caused fluctuations in housing starts and in turn in demand (and therefore prices) for lumber and commodity wood products. The market for repair and remodeling activities and industrial uses (as opposed to new construction) is also affected, although in a less cyclical manner, by changes in economic conditions. As a result of the record prices in late 1993 and early 1994, distributors during 1995 shifted to reduced inventory levels, maintaining only enough inventory to provide supplies "just-in-time." The decrease in demand resulting from just-in-time buying was another factor contributing to lower lumber prices in 1995. However, during the first six months of 1996, lumber prices have rebounded due to stronger housing starts and limited supply. This limited supply resulted from production curtailments due to weak chip markets, the lumber trade agreement between the United States and Canada and the inability of distributors to replenish inventory as demand began to improve.

     The Partnership is also affected by international market factors. Export log revenues accounted for approximately 10% of the Partnership's total revenues in 1995 and in the first six months of 1996 and represented approximately 21% and 25%, respectively, of the Partnership's operating income in such periods. All of the Partnership's export log sales in such periods originated from the Cascades Region and were made to customers in Japan. As a result of declining availability of export logs from the Pacific Northwest, Japan and other Asian countries have increased their utilization of logs and wood products from other global sources. The strength of the Japanese and other Asian economies, the availability of substitute products and the relative strength of the U.S. dollar affect the demand for exported logs from the Cascades Region. See "Risk Factors--The Partnership's Ability to Sell Logs for Export May be Limited."

     The demand for and prices of wood chips and pulp logs are affected by fluctuations in the pulp and paper markets. In 1995, wood chip prices reached record levels as a result of strong demand from paper mills.

However, by the end of 1995, prices had fallen due to paper production curtailments and an excess accumulation of wood chip inventories by paper mills. As a result, the Partnership curtailed its in-woods chipping operations in the first half of 1996. Such operations have resumed at reduced levels in the second half of 1996, as wood chip inventory levels have begun to moderate.

     Comparability of Financial Statement Periods. As a part of its business strategy, the Partnership has pursued and is pursuing the acquisition of additional timberlands to increase its inventory of fee timber. On November 1, 1993, the Partnership purchased from Champion International Corporation 865,000 acres of timberland intermingled with the Partnership's existing holdings in western Montana. In addition, on August 6, 1996, the Partnership entered into the Riverwood Purchase Agreement, pursuant to which it is acquiring the Riverwood Assets, which transaction is expected to close during the fourth quarter of 1996. As an additional part of its business strategy, the Partnership may, from time to time, sell timberlands and facilities if attractive opportunities arise. As part of the Transactions, the Partnership expects to sell the Newport Timberlands and the Arden Sawmill during the fourth quarter of 1996. Accordingly, the comparability of periods covered by the Partnership's financial statements is, and in the future may be, affected by the impact of acquisitions and divestitures.

     Harvest Plans. The Partnership determines its harvesting plans based on a number of factors, including age and size of, and species distribution within, its timber acreage, economic maturity of each harvest area, environmental considerations and mill requirements both in the Conversion Facilities and at unaffiliated mills. The timing of harvest of merchantable timber depends in part on growth cycles and in part on economic conditions. Harvest levels in the Rocky Mountain Region after the 1993 Montana Timberland Acquisition have averaged approximately 350 MMBF annually (excluding harvests on the Newport Timberlands). These harvests are expected, on average, to remain relatively stable over the next several years. By the year 2001, the Partnership anticipates that it will have nearly completed the conversion of slower growing forests to younger, more productive stands in the Rocky Mountain Region, at which time it anticipates a moderate reduction in the region's harvest levels. Harvest levels in the Cascades Region have averaged approximately 154 MMBF over the past three years and are expected to approximate 150 MMBF in 1996. The Partnership expects its harvest levels in the Cascades Region to decline gradually for the foreseeable future as the conversion process in the region approaches completion.

     Harvest levels in the Southern Timberlands approximated 540,000 Cunits in 1995. Harvest levels during the years 1997 to 2000 are expected to be moderately higher than the 1995 levels as a result of the anticipated conversion of mature second growth pine timberlands into intensively managed pine plantations. Subsequent to the completion of the conversion process by approximately 2001, harvest levels are expected to decline to levels that approximate those in 1995 and then gradually increase to above 1995 levels as the Partnership benefits from the faster growing, intensively managed plantations.

     Since harvest plans are influenced by projections of demand, price, availability of timber from other sources and other factors that may be outside of the Partnership's control, actual harvesting levels may vary. The Partnership believes that its harvest plans are sufficiently flexible to permit modification in response to short-term fluctuations in the markets for logs and lumber.

     Seasonality. Domestic log sales volumes from the Northwest Timberlands are typically at their lowest point in the second quarter of each year during spring breakup, when warming weather thaws and softens roadbeds, restricting access to logging sites. Log sales volumes from the Southern Timberlands are generally at their lowest point during the first quarter of each year, as winter rains limit operations in some areas. Export log sales are affected in part by variations in inventory, both domestically and in the countries where such logs are sold, as well as by weather conditions. Winter logging activity in the Pacific Northwest takes place at lower elevations, where predominantly second growth logs are found, reducing the volume of higher quality export logs sold during this time of the year.

     Demand for manufactured products is generally lower in the fall and winter quarters when activity in the construction markets is slower, and higher in the spring and summer quarters when these markets are more active. In addition to seasonal fluctuations in demand, prices of manufactured products can be impacted by weather-related, seasonal fluctuations in supply, as production can be hampered during severely cold winter months and then rebound when warmer spring weather arrives. The Partnership's focus on repair and remodeling markets tends to reduce the seasonal fluctuations experienced in traditional housing-related markets. Log inventories at the Northwest Facilities increase during the winter months to prepare for reduced harvest during spring breakup. Working capital varies with seasonal fluctuations.

RESULTS OF OPERATIONS

     The following table compares operating income by segment for the years ended December 31, 1993, 1994 and 1995 and for the six month periods ended June 30, 1995 and 1996.

                                           OPERATING INCOME BY SEGMENT

                                                                             SIX MONTHS ENDED JUNE
                                           YEAR ENDED DECEMBER 31,                    30,
                                      ----------------------------------     ---------------------
                                        1993         1994         1995         1995         1996
                                      --------     --------     --------     --------     --------
                                                             (IN THOUSANDS)
Resources.........................    $135,238     $150,730     $139,192     $ 55,985     $ 54,881
Manufacturing.....................      11,471       32,175       35,567       15,135        6,450
Other & Eliminations..............     (20,152)     (18,771)     (15,783)       6,493       (1,183)
                                      --------     --------     --------     --------     --------
          Total...................    $126,557     $164,134     $158,976     $ 77,613     $ 60,148
                                      ========     ========     ========     ========     ========

SIX-MONTH PERIOD ENDED JUNE 30, 1996 COMPARED TO SIX-MONTH PERIOD ENDED JUNE 30, 1995

     Resources Segment revenues decreased by $0.7 million, or 0.5%, to $134.2 million for the six months ended June 30, 1996, as compared to $134.9 million for the six months ended June 30, 1995. Such decrease was primarily due to lower export and domestic sawlog sales prices and a $2.2 million decrease in revenues from pulpwood and chip sales, offset in part by increased domestic sales volumes and a $1.4 million increase in land sales. Export prices realized by the Partnership decreased by 13%, as compared to the first six months of 1995, due primarily to a higher percentage of whitewoods in the sales mix and, to a lesser extent, weaker Japanese demand primarily as a result of increased acceptance of substitute products in the Japanese market. Domestic log sales prices decreased by 7%, as compared to the first six months of 1995, due to the significant decline in chip prices as a result of the abundant supply of chips and pulp logs, and to a lesser extent, weaker plywood prices. Pulpwood and chip revenues decreased 40%, as compared to the first six months of 1995, due to the weaker paper markets and the oversupply of available wood fiber. Domestic log sales volume increased 10%, as compared to the first six months of 1995, primarily due to low log inventory levels as of December 31, 1995, as compared to December 31, 1994, as a result of unfavorable logging conditions during the fourth quarter of 1995.

     Resources Segment costs and expenses increased by $0.3 million, or 0.4%, to $79.3 million for the six months ended June 30, 1996, as compared to $79.0 million for the six months ended June 30, 1995. Such increase was primarily due to the increase in domestic log sales volumes, offset in part by reduced pulpwood and chip operations.

     Manufacturing Segment revenues decreased by $11.9 million, or 6.2%, to $178.8 million for the six months ended June 30, 1996, as compared to $190.7 million for the six months ended June 30, 1995. Such decrease was due to decreases of 6% and 24% in sales prices for plywood and MDF, respectively, and decreased residual chip revenues, as compared to the first six months of 1995. The decrease in plywood prices was primarily a result of declining commodity prices due to increased competition from OSB as a result of capacity expansion, as well as from severe winter weather in the first quarter of 1996. MDF prices decreased due to a weakening in demand which began in the second quarter of 1995 and continued through the first quarter of 1996, along with the impact of significant 1996 capacity expansion within the industry. Residual chip prices decreased by 19% over the first six months of 1995 due to excess chip inventories throughout the entire industry, principally as a result of weakness in the pulp and paper sector.

     Manufacturing Segment costs and expenses decreased by $3.3 million, or 1.9%, to $172.3 million for the six months ended June 30, 1996, as compared to $175.6 million for the six months ended June 30, 1995. Such decrease was primarily due to a 7% decrease in lumber log costs as a result of lower domestic log prices, offset in part by increases of 8% and 11% in plywood and MDF manufacturing costs, respectively, as a result of manufacturing higher quality products, increased maintenance costs at the plywood facilities for dryer repairs and reduced production at the MDF facility. The decreased MDF production was required to ensure that the Partnership maintained the superior quality of its new MDF2 while it experimented with modifications to its new high-energy refiner plates. The start-up phase for MDF2 was completed in mid-1996.

     Other Costs and Eliminations (which consists of corporate overhead, intercompany log profit elimination, and intercompany LIFO elimination) decreased operating income by $1.2 million in the first six months of 1996, as compared to increasing operating income by $6.5 million in the first six months of 1995. The variance is primarily due to the release of intercompany log profit during the first quarter of 1995 as Manufacturing's log inventories were being depleted, compared to the deferral of intercompany log profit during the first quarter of 1996 as Manufacturing was building log inventories. Weather is the primary factor influencing the Resource Segment's log production, which directly impacts Manufacturing's intercompany log purchases. On a combined basis, the Resource Segment's profit on intercompany log sales is deferred until Manufacturing converts existing log inventories into finished products and sells them to third parties.

     The income allocated to the General Partner was $1.0 million higher in the six months ended June 30, 1996, as compared to the year earlier period. The increase was the result of a higher quarterly distribution to Unitholders, which increased the incentive distribution paid to the General Partner, offset in part by lower net income. Net income is allocated to the General Partner based on 2% of the Partnership's net income (adjusted for the incentive distribution), plus the incentive distribution. The incentive distribution is based on a percentage of the quarterly distribution paid each quarter, which was $0.98 per Unit in the aggregate in the first two quarters of 1996, as compared to $0.92 per Unit in the aggregate during the first two quarters of 1995.

1995 COMPARED TO 1994

     Resources Segment revenues increased by $2.6 million, or 0.8%, to $327.0 million in 1995, as compared to $324.4 million in 1994. Such increase was primarily due to a $21.7 million increase in revenues from pulpwood and chip sales offset in part by lower export log sales volume and lower domestic log prices. The increase in pulpwood and chip revenues was due to the addition in 1995 of in-woods chipping operations, which utilize small tops of trees and small trees from thinning operations, and a significant increase in pulp log prices and sales volume as compared to 1994 due to strong pulp and paper markets. Export log sales volume decreased by 18% as compared to 1994 due to the shifting of lower quality export logs to the domestic market as a result of a weaker Japanese economy and a planned reduction in harvest levels in 1995. Domestic log prices decreased by 8% as compared to 1994. The decrease was attributable entirely to the Rocky Mountain Region and was primarily due to weak lumber markets and aggressive competition from Canadian lumber producers.

     Resources Segment costs and expenses increased by $14.1 million, or 8.1%, to $187.8 million in 1995 as compared to $173.7 million in 1994. Such increase was primarily due to the costs relating to higher volumes of pulpwood and chip sales.

     Manufacturing Segment revenues increased by $3.5 million, or 0.9%, to $375.7 million in 1995 as compared to $372.2 million in 1994. Such increase was primarily due to an increase in lumber sales volume and a 60% increase in revenues from residual chip sales, offset in part by lower lumber prices and lower MDF sales volume. Lumber sales volume increased by 8% as compared to 1994 due to increased production as a result of the Partnership's new lumber remanufacturing facility, higher productivity due to improved log merchandising specifications and capital improvements, and additional production shifts. Lumber prices decreased by 13% as compared to 1994 due to a weaker housing market as a result of generally slower economic conditions, and increased competition from both Canadian imports and substitute products. While the Partnership's lumber prices are influenced by commodity prices, it is able to maintain sales volume due to its high concentration of sales in the repair and remodel and industrial markets, which are less affected by the slow housing market. MDF sales volume decreased by 15% as compared to 1994 as a result of production downtime associated with weak market conditions and operational issues encountered during the start-up of new high-energy refiners for the Partnership's new MDF2 product. Residual chip revenues increased due to a substantial increase in prices over 1994 due to strong pulp and paper markets.

     Manufacturing Segment costs and expenses were $340.1 million for each of the years ended 1995 and 1994. Increased costs due to increased lumber sales volumes were offset by lower log costs (14% and 4% lower for lumber and plywood, respectively) and lower MDF production costs as a result of downtime.

     Other Costs and Eliminations reduced operating income by $15.8 million in 1995 as compared to reducing income by $18.8 million in 1994. The variance was primarily due to lower intercompany profit elimination, offset in part by an increase in the intercompany LIFO elimination. On a combined basis, the Resources Segment's profit on intercompany log sales is deferred until Manufacturing converts existing log inventories into finished products and sells them to third parties. The 1995 intercompany profit elimination was lower than the prior year's due to a decrease in log inventory levels, and a lower log transfer price as a result of a weaker domestic log market. On a combined basis, the LIFO impact related to price fluctuations on the sale of intercompany logs is eliminated. The 1995 intercompany LIFO elimination was greater than the prior year's due to a lower log transfer price, which resulted in a greater decrement in Manufacturing's separate company LIFO reserve as compared to the combined LIFO reserve.

     Other expense-net decreased by $2.6 million, or 57.8%, to $1.9 million in 1995 as compared to $4.5 million in 1994 primarily due to a decrease in fixed asset retirements, a charge in 1994 for the write-off of capitalized debt issue costs as a result of refinancing the lines of credit, and a decrease in the expense for state taxes payable on behalf of non-resident Unitholders.

     The income allocated to the General Partner increased by $6.2 million during 1995 compared to 1994 as a result of higher quarterly distributions to the Unitholders which increased the incentive distribution paid to the General Partner. Net income is allocated to the General Partner based on 2% of the Partnership's net income (adjusted for the incentive distribution paid), plus the incentive distribution. The incentive distribution is based on a percentage of the quarterly distribution paid which totaled $1.90 per Unit for the year ended 1995, as compared to $1.62 per Unit in 1994.

1994 COMPARED TO 1993

     Resources Segment revenues increased by $58.3 million, or 21.9%, to $324.4 million in 1994 as compared to $266.1 million in 1993. Such increase was primarily due to increased sales volumes and higher prices for domestic logs, offset in part by lower export log sales volumes and lower land sales. Domestic log sales volume increased by 24% as compared to 1993 primarily due to increased harvest levels. The Partnership's 1994 fee timber harvest was 559 MMBF which was 101 MMBF higher than 1993, primarily as a result of the Montana Timberland Acquisition. Domestic log prices increased by 8% as compared to 1993. The higher prices were primarily the result of increased demand for wood products as well as from log shortages in the Pacific Northwest caused in part by legal challenges to federal timber sales and changes in federal timber policy. In addition, 1994 land sales were $6.4 million lower than 1993. Land sales declined in 1994, primarily due to the Partnership's strategy of deferring land sales until the completion of state and county growth management processes.

     Resources Segment costs and expenses increased by $42.8 million, or 32.7%, to $173.7 million in 1994 as compared to $130.9 million in 1993. Such increase was primarily due to the increase in the production volumes of domestic logs, higher log and haul costs resulting from longer hauling distances and higher road amortization and timber depletion rates resulting from the additional roads and timber obtained in the Montana Timberland Acquisition.

     Manufacturing Segment revenues increased by $47.6 million, or 14.7%, to $372.2 million in 1994 as compared to $324.6 million in 1993. Such increase was due to sales volume increases and higher prices in all product lines. Lumber, plywood and MDF prices increased by 7%, 7% and 22%, respectively, as compared to 1993. The higher prices were the result of improved domestic wood product demand and the impact of the log supply shortage. Lumber sales volumes were 7% higher as compared to 1993, primarily due to increased production. MDF sales volumes were 15% higher as compared to 1993, due to increased production as a result of capital improvements.

     Manufacturing Segment costs and expenses increased by $27.0 million, or 8.6%, to $340.1 million in 1994 as compared to $313.1 million in 1993. Such increase was primarily due to increased lumber and MDF production volumes and higher log costs (14% and 15% higher for lumber and plywood, respectively) which were the result of improving demand for finished wood products and the log supply shortage.

     Other Costs and Eliminations decreased by $1.4 million in 1994 as compared to 1993, primarily due to a decrease in the cost of employee benefit plans and a decrease in executive incentive compensation paid by the Partnership. Profit resulting from intercompany log sales is deferred until Manufacturing converts existing log inventories into finished products and sells them to third parties.

     Interest expense increased by $10.7 million, or 29.2%, to $47.4 million in 1994 as compared to $36.7 million in 1993 due to an increase in average debt outstanding in 1994, as a result of borrowings in November 1993 to finance the Montana Timberlands Acquisition. Other expense-net increased by $4 million to $4.5 million in 1994 as compared to $0.5 million in 1993 primarily due to an increase in the minority interest elimination as a result of an increase in net income in the Manufacturing Segment, an increase in fixed asset retirements and an increase in the expense for state taxes payable on behalf of non-resident Unitholders.

     The income allocated to the General Partner increased by $7.5 million during 1994 compared to 1993 as a result of higher net income and higher quarterly distributions to the Unitholders which increased the incentive distribution paid to the General Partner. Net income is allocated to the General Partner based on 2% of the Partnership's net income (adjusted for the incentive distribution paid), plus the incentive distribution. The incentive distribution is based on a percentage of the quarterly distribution paid which totaled $1.62 per Unit for the year ended 1994, compared to $1.30 per Unit in 1993 (1993 per Unit amounts were restated for the December 6, 1993 three-for-one Unit split).

EXPORT SALES

     The Partnership sells logs and finished wood products for export. These sales are denominated in U.S. dollars and are generally sold to Pacific Rim countries, principally Japan, and to Canada. Combined export revenues as a percentage of total revenues were 17%, 15% and 13% for 1993, 1994 and 1995, respectively, and 14% and 13% for the first six months of 1995 and 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Cash Flow. Net cash provided by operating activities in the first six months of 1996 decreased by $38.3 million, or 45.1%, to $46.6 million compared to $84.9 million in the 1995 period. Such decrease was primarily due to unfavorable working capital changes of $23.3 million and lower net income of $16.0 million, in the first six months of 1996. The unfavorable working capital variance is primarily related to a $14.6 million fluctuation in inventory, which principally related to logs, and a $4.1 million increase in accounts receivable, which was due to increased activity during June 1996 as compared to June 1995. During the first six months of 1996 log inventories decreased by 37% compared to a 64% decrease during the year earlier period primarily due to significantly higher log inventories at December 31, 1994 than at December 31, 1995, as a result of unfavorable logging conditions during the fourth quarter of 1995. On June 30, 1996, the Partnership had $61.8 million of cash and cash equivalents.

     Net cash provided by operating activities was $115.3 million, $155.1 million and $165.2 million for 1993, 1994 and 1995, respectively. In 1994, operating cash flow was reduced by $9.2 million, net of expense, for the funding of certain employee benefit plans. There was no such funding in 1995. Future funding of these benefit plans is contingent on meeting targets as defined in the plans. For further discussion of these benefit plans, see Note 10 of Notes to Combined Financial Statements.

     The Partnership distributed $0.51 per Unit for the second quarter of 1996. The distribution totaled $27.2 million (including $6.5 million to the General Partner), and was paid on August 23, 1996 to Unitholders of record on August 16, 1996. The computation of cash available for distribution includes required reserves for the payment of principal and interest, as well as other reserves established at the discretion of the General Partner for working capital, capital expenditures and future cash distributions.

     Cash required to meet the Partnership's quarterly cash distributions, capital expenditures and to satisfy interest and principal payments on the Partnership's debt will be significant. The General Partner expects that all debt service will be funded from cash generated by operations. The Partnership's outstanding balances under its bank facilities fluctuate from time to time as the Partnership adjusts its cash position in the ordinary course of business. The Partnership expects to make cash distributions from current funds and cash generated from operations.

     The Partnership is involved in certain environmental and regulatory proceedings and other related matters. Although it is possible that new information or future developments could require the Partnership to reassess its potential exposure related to these matters, the Partnership believes, based upon available information, that the resolution of these issues will not have a material adverse effect on its results of operations, financial position or liquidity. See "Business and Properties -- Federal and State Regulations."

     Capital Expenditures. Capital expenditures for the first six months of 1996 totaled $10.3 million compared to $14.0 million for the same period in 1995. Total 1996 capital expenditures in respect of the Northwest Timberlands and the Northwest Facilities are expected to equal $20 million, compared to $30.7 million expended in 1995. The principal projects in the 1996 plan include upgrading the Pablo mill to process small logs more efficiently, the purchase and installation of various lumber and plywood optimization projects, replacement and equipment upgrades in the manufacturing facilities and road construction and timberland reforestation.

     Capital expenditures for the Resources Segment were $260.5 million, $7.1 million and $8.5 million for 1993, 1994 and 1995, respectively. Resources Segment capital expenditures included the construction of logging roads and reforestation. Resources Segment capital expenditures for 1993 included $255.3 million of timberlands purchased as part of the Montana Timberland Acquisition, as well as construction of logging roads and reforestation. Capital expenditures for the Manufacturing Segment were $24.1 million, $18.7 million and $22.2 million for 1993, 1994 and 1995, respectively. Manufacturing Segment capital expenditures in 1995 included a project in the MDF plant to produce MDF2, a higher quality MDF product that can be machined and finished more efficiently, adding significant value to the MDF product line, air quality pollution control equipment at the MDF plant, various lumber and plywood value-added projects and equipment upgrades to meet environmental requirements.

     In each of the next several years, the Partnership expects that its annual maintenance capital expenditures related to the Northwest Timberlands and the Northwest Facilities will range from $10-12 million, excluding acquisitions. The Partnership generally funds its capital expenditures using cash from operations. To fund the Montana Timberlands Acquisition, the Partnership also used the proceeds of the issuance of $150 million aggregate principal amount of its Senior Notes due 2009 (as defined below).

     The Partnership does not anticipate making significant capital investments in the Southern Facilities in the foreseeable future. The Partnership expects its capital expenditures in respect of the Southern Timberlands and the Southern Facilities to be approximately $8.0 million in 1997.

PARTNERSHIP INDEBTEDNESS

     Upon the completion of the Transactions, the Partnership will have the following long-term indebtedness: (i) $138.6 million aggregate principal amount of 11.125% Senior Notes due 2007 (the "Senior Notes due 2007"), (ii) $150 million aggregate principal amount of 8.73% Senior Notes due 2009 (the "Senior Notes due 2009") and (iii) $131.2 million aggregate principal amount of 11.125% First Mortgage Notes due 2007 (the "First Mortgage Notes"). In addition, the Partnership will have the $400 million New Line of Credit, of which approximately $187 million is expected to be borrowed in connection with the closing of the Riverwood Acquisition, and the $250 million Bridge Facility, all of which is expected to be borrowed in connection with the closing of the Riverwood Acquisition and approximately $125 million of which would subsequently be repaid with the proceeds of this offering. See "Use of Proceeds." Subsequent to the closing of this offering and the Riverwood Acquisition, the Partnership anticipates that it may issue up to approximately $250 million aggregate principal amount of New Notes, the net proceeds of which would be used to repay a portion of the outstanding borrowings under the New Bank Facilities and permanently reduce the amount available thereunder. The amount available to be drawn under the New Bank Facilities will be permanently reduced by the net proceeds to the Partnership from this offering.

     SENIOR NOTES DUE 2007. The Senior Notes due 2007, issued in 1989, bear interest at 11.125% per annum, have an original maturity of 18 years (with an original average life of 12.2 years) and require principal repayments, which escalate over time, beginning in 1992 and ending in 2007. The Senior Notes due 2007 are unsecured senior obligations of the Partnership, are nonrecourse to the General Partner and are not subject to any cross-default in respect of indebtedness of the General Partner.

     The agreement governing the Senior Notes due 2007 contains certain covenants which, subject to certain exceptions, limit the Partnership's ability to incur or assume additional indebtedness, create certain liens on Partnership property, make cash distributions in excess of Available Cash (less certain reserves for principal and interest payments) or while an event of default exists or would exist due to such distributions, merge or consolidate with any other person or entity, purchase or own any securities of any person or make loans or capital contributions to any person, sell all or substantially all of its property, assets or business as an entirety or sell or dispose of Partnership assets generally, among other things. In addition, the Partnership is required to deposit the net cash proceeds from the harvest of currently owned fee timber in excess of specified annual quantities into an escrow account for
(i) repayment of qualified debt or (ii) the purchase of additional timber or timberlands.

     SENIOR NOTES DUE 2009. The Senior Notes due 2009, issued in 1994, bear interest at 8.73% per annum, have an original maturity of 15 years and are payable in full in August 2009. The Senior Notes due 2009 are unsecured senior obligations of the Partnership, are nonrecourse to the General Partner and are not subject to any cross-default in respect of indebtedness of the General Partner.

     The agreement governing the Senior Notes due 2009 contains certain covenants which, subject to certain exceptions, limit the Partnership's ability to incur or assume additional indebtedness, create certain liens on Partnership property, make cash distributions in excess of Available Cash (less certain reserves for principal and interest payments) or while an event of default exists or would exist due to such distributions, merge or consolidate with any other person or entity, purchase or own any securities of any person or make loans or capital contributions to any person, sell or dispose of all or substantially all of its property, assets or business as an entirety or sell or dispose of Partnership assets generally, among other things. In addition, the Partnership is required to deposit the net cash proceeds from the harvest of currently owned fee timber in excess of specified annual quantities into an escrow account for (i) repayment of qualified debt or (ii) the purchase of additional timber or timberlands.

     FIRST MORTGAGE NOTES. The First Mortgage Notes, issued by Manufacturing in 1989, bear interest at 11.125% per annum and have an original maturity of 18 years (with an original average life of 11.8 years). The First Mortgage Notes require principal payments, which escalate over time, beginning in 1992 and ending in 2007. The First Mortgage Notes are secured by the current and certain after-acquired property, plant and equipment of Manufacturing (including, following the closing of the Transactions, the Southern Facilities, but excluding inventory and accounts receivable) and are guaranteed by the Partnership on a subordinated basis. The guarantee obligation of the Partnership is nonrecourse to the General Partner.

     The agreement governing the First Mortgage Notes contains certain covenants which, subject to certain exceptions, limit Manufacturing's ability to incur or assume additional indebtedness, create certain liens on Manufacturing's property, make cash distributions to the Partnership and the General Partner in excess of available cash (as defined in the agreement governing the First Mortgage Notes), make cash distributions while a default exists or would exist due to such distributions, purchase or own any securities of any person or make loans or capital contributions to any person, merge or consolidate with any other person or entity or sell Manufacturing's assets, among other things.

NEW BANK FACILITIES

     The Partnership has received a commitment letter from a commercial bank to provide the New Bank Facilities, which will consist of a $400 million New Line of Credit and a $250 million Bridge Facility. The New Bank Facilities will be unsecured obligations of the Partnership and will be nonrecourse to the General Partner.

     The New Bank Facilities will permit the Partnership to borrow up to $650 million (including up to $20 million of standby letters of credit) to purchase the Riverwood Assets, refinance the Existing Lines of Credit, pay related fees and expenses, and finance working capital and general partnership expenses. The New Bank Facilities will bear interest at a rate based upon, at the Partnership's option, either (i) 14 days, one, two, three, or six month London Interbank Offered Rate plus a margin ranging from 0.35% to 1.125%, adjusted quarterly based on the Partnership's interest coverage ratio (EBITDA to interest expense), computed on a rolling four-quarter basis as of the last day of the quarter ending one quarter before the quarter in question or (ii) the higher of the bank's reference rate or the federal funds rate plus 0.50%. The Partnership is obligated to pay an annual commitment fee on the unused portion of the New Line of Credit ranging from 0.125% to 0.325% based on the Partnership's interest coverage ratio.

     The $400 million New Line of Credit will mature five years after the closing of the Riverwood Acquisition and must be reduced to $350 million three years after the closing. The $250 million Bridge Facility will mature 18 months after the closing. The Bridge Facility must be repaid from (i) the proceeds of the issuance of a minimum of $100 million of new equity (including the proceeds of this offering), and (ii) proceeds of the issuance of new long-term debt or asset sales. Furthermore, any proceeds from an equity offering in excess of $100 million must be used to either repay the New Line of Credit or the Bridge Facility, at the option of the Partnership.

     The agreement governing the New Bank Facilities (the "New Bank Agreement") will contain various financial covenants applicable to the Partnership, including limitations on the incurrence of additional indebtedness, limitations on distributions to partners and the maintenance of minimum interest coverage ratios. The Partnership is also restricted from making distributions to partners in excess of Available Cash, as reduced by required reserves for future interest and/or principal payments with respect to the Senior Notes due 2007, the Senior Notes due 2009, the First Mortgage Notes, the New Bank Facilities and any new long-term debt to be issued. The Partnership is required to maintain a ratio of EBITDA to Interest Expense (each as defined in the New Bank Agreement governing the New Bank Facilities), calculated on a consolidated, four quarter rolling basis, and tested quarterly, of at least (a) 2.40 to 1.0 from the closing until March 31, 1998, (b) 2.75 to 1.0 for the period April 1, 1998 until September 30, 1999, and (c) 3.00 to 1.0 thereafter. After giving pro forma effect to the Transactions, the Partnership's ratio of EBITDA to Interest Expense for the twelve-month periods ended December 31, 1995 and June 30, 1996 would have been
3.9 to 1.0 and 3.6 to 1.0, respectively. In addition to the above financial covenants, the New Bank Agreement will contain various restrictive covenants applicable to the Partnership, including restrictions on liens, investments, sale and leaseback transactions, mergers, transfer of assets and timber harvest levels.

EFFECT OF INFLATION

     During recent years, the Partnership has generally experienced increased costs due to the effect of inflation on the cost of raw materials, labor, supplies and energy. However, the Partnership utilizes the LIFO inventory valuation method for its raw materials, work-in-process and finished goods inventory which generally matches current costs to current revenues and thus tends to reflect the impact of inflation on cost of goods sold.

OTHER MATTERS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). FAS 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized. Implementation of FAS 121 is required in 1996. The impact of the adoption of this standard is not expected to be material to the financial position, results of operations or liquidity of the Partnership.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123"). FAS 123 establishes a fair value based method of accounting for stock based compensation plans and encourages entities to adopt that method in place of the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). The Partnership intends to continue to apply the provisions of APB 25 in recognizing compensation expense related to Unit-based compensation plans and disclose in footnotes to the financial statements for 1996 the impact on net income had FAS 123 been adopted for expense recognition purposes.

                            BUSINESS AND PROPERTIES

OVERVIEW

     Plum Creek owns and manages timberland properties in the northwest United States and, upon consummation of the Transactions, the southeast United States. Plum Creek has the second largest private holding of timberland in the Pacific Northwest and is one of the largest owners of private timberland in the United States. After the Transactions, Plum Creek will own approximately 2.5 million acres of fee timberland. These holdings include approximately 1.6 million acres containing approximately 7.0 BBF of standing timber in the Rocky Mountain Region; approximately 330,000 acres containing approximately 2.3 BBF of standing timber in the Cascades Region; and approximately 529,000 acres containing approximately 5.4 million Cunits of standing timber in the Southern Region being purchased in connection with the Riverwood Acquisition. Plum Creek also manufactures and markets specialty lumber, plywood and MDF to maximize the value of its timber resource base. After the Transactions, Plum Creek will own and operate 12 manufacturing facilities, including four lumber mills, two plywood plants, an MDF facility, a lumber remanufacturing facility and a wood chip plant in the Pacific Northwest and two lumber mills and a plywood facility in the southeast United States being purchased in connection with the Riverwood Acquisition.

     Since 1988, the volume of federal timber under contract in the Pacific Northwest has been reduced by approximately 86%, principally as a result of efforts to preserve the habitat of certain threatened species, as well as a change in the emphasis of government policy away from timber management and toward habitat preservation, conservation and recreation. The resulting dramatic increase in log prices, together with the implementation by the Partnership of its key business strategies during such period, has enabled the Partnership to increase cash distributions to its partners eight times since its inception in 1989, representing cumulative growth in distributions per Unit of 155%. The Partnership believes that in other regions of the world, environmental and other factors are likely to continue to constrain the supply of available wood fiber relative to demand.

     Plum Creek also believes the demand for wood fiber in the southeast United States has increased, and will likely continue to increase, at a faster rate than the available supply due to the recent and expected future capacity expansion of pulp and paper and building products mills. As a result, the Partnership believes harvest levels will continue to exceed growth and lead to a decline in timber inventory in the region. To capitalize on these favorable regional industry dynamics, Plum Creek entered into an agreement in August 1996 with Riverwood International to acquire the Southern Timberlands and the Southern Facilities, for a cash purchase price of approximately $540 million plus working capital as of the closing date (currently estimated to be approximately $15 million). Timberlands in the southeast United States, including the Southern Timberlands, are generally considered to be among the most productive in the country. Merchantable timber growth on the Southern Timberlands approximates 12% per year. Due to the substantial wood and paper products manufacturing capacity in the region, the Partnership believes there is a highly competitive market for logs harvested from the Southern Timberlands. Riverwood International is a provider of, among other things, paperboard packaging to multinational beverage and food companies. As part of the Riverwood Acquisition, the Partnership will enter into a long-term agreement to supply wood fiber to the Riverwood Paperboard Plant at prevailing market prices, which the Partnership expects will provide Plum Creek with a secure market for its local mill residuals (primarily wood chips) and a substantial portion of the pine and hardwood pulpwood harvested from the Southern Timberlands.

BUSINESS STRATEGY

     Plum Creek's business strategy focuses on managing and expanding the Partnership's timber resource base to maximize both cash flow and the future value of its timberlands. This strategy is composed of the following key elements:

     -  Manage its timberlands to maximize their value

     -  Maintain environmental leadership

     -  Selectively pursue acquisitions of high quality timber assets

     -  Realize the value of certain properties through sale or exchange

     -  Apply manufacturing expertise in value-added markets

     MANAGE ITS TIMBERLANDS TO MAXIMIZE THEIR VALUE. Plum Creek views its timber resource base as an asset with substantial inherent value and consequently manages its timberlands in a manner that is intended to optimize the balance among current cash flows, prudent environmental management and the regeneration of its timberlands over time. Plum Creek's harvest management approach employs state-of-the-art forest management practices, including the use of a computerized timber inventory system and pre-commercial and commercial thinning in order to enhance the long-term productivity of its timberlands. In addition, Plum Creek seeks to maximize future growth and yield from its timberlands through such techniques as the conversion of older, slower growing forests to younger, more productive forests using harvesting techniques that comply with or exceed current environmental requirements, and the development of genetically improved seedlings to grow trees with desirable traits such as superior size and disease resistance.

     MAINTAIN ENVIRONMENTAL LEADERSHIP. Plum Creek believes that environmentally sound forest resource and mill management contributes to the growth in the value and profitability of the Partnership by providing greater flexibility, control and predictability in the management of its assets on a long-term basis. Plum Creek intends to continue to practice "Environmental Forestry," which attempts to better protect and maintain ecosystems while providing for a reasonable harvest, and to manage all of its properties and facilities in an environmentally responsible manner. The forestry and mill practices employed by the Partnership follow a set of environmental principles aimed at the sound management of all natural resources -- including soils, watersheds, fisheries and wildlife habitat. Consistent with these principles, Plum Creek recently implemented one of the most comprehensive habitat conservation plans created to date in the forest products industry, covering 170,000 acres of the Partnership's timberlands in the Cascades Region.

     SELECTIVELY PURSUE ACQUISITIONS OF HIGH QUALITY TIMBER ASSETS. Plum Creek intends to pursue a disciplined acquisition strategy as one means of increasing both the value of the Partnership's assets and per Unit distributable cash. To this end, Plum Creek seeks to identify and acquire high quality timber assets that will be additive to per Unit cash flow on a stand-alone basis and that will allow the Partnership to enhance its resource base, diversify its holdings, provide value-added products to its customers and capitalize on its experience in resource stewardship. In 1993, Plum Creek acquired 865,000 acres of timberland in western Montana. This acquisition enhanced Plum Creek's cash flows and operating flexibility and efficiency in sourcing the timber species needed for the Northwest Facilities. In addition, by completing the Riverwood Acquisition, Plum Creek is entering the productive southeast region with a sufficiently large presence to support additional acquisitions in that region that it might not otherwise pursue.

     REALIZE THE VALUE OF CERTAIN PROPERTIES THROUGH SALE OR EXCHANGE. Plum Creek seeks to realize the value of property that may have a higher and better use than for commercial timberland management or is otherwise a candidate for sale or exchange. Plum Creek has identified approximately 150,000 acres of its properties located in recreational areas or near expanding population centers that may optimally be used for conservation, residential or recreational purposes. Plum Creek's strategy is to realize the value of these properties, either through sales or exchanges, over the next five to 15 years. Plum Creek seeks to exchange lands which have high environmental and other public values for lands that are more suitable for commercial timber management. In addition, from time to time Plum Creek may sell certain of its timberlands and facilities if attractive opportunities arise. For example, as part of the Transactions, Plum Creek expects to sell the Newport Timberlands and the Arden Sawmill.

     APPLY MANUFACTURING EXPERTISE IN VALUE-ADDED MARKETS. Plum Creek seeks to enhance the overall value of its existing resources by converting timber to lumber, plywood or other wood products. Since the Partnership's inception in 1989, Plum Creek has invested approximately $115 million in its conversion facilities to enhance its ability to manufacture specialized value-added products primarily for the repair and remodeling, industrial and various other specialty niche markets. Plum Creek believes that its focus on such specialty markets has historically helped to mitigate the effects of housing sector volatility and has tended to generate higher profit margins than would have been obtained by selling primarily into commodity wood products markets. These specialized products are designed to fit customers' needs and foster strategic relationships with key customers through enhanced service. For example, Plum Creek has developed lumber program sales, which involve providing value-added products with customized services, such as consignment and warehousing programs, bar-coding and specialized packaging. These programs have been particularly effective in servicing the rapidly expanding warehouse home center and do-it-yourself store formats.

THE TIMBERLANDS

     GENERAL. Upon consummation of the Transactions, the Partnership will own and manage approximately 2.5 million acres of fee timberland containing approximately 9.3 BBF of standing timber on approximately 1.6 million acres in the Rocky Mountain Region and approximately 330,000 acres in the Cascades Region and 5.4 million Cunits of standing timber on approximately 529,000 acres (and approximately 9,000 acres of leased land) in the Southern Region. The Partnership views its timber resource base as an asset with substantial inherent value and consequently manages its timberlands in a manner that is intended to optimize the balance among current cash flows, prudent environmental management and the regeneration of its timberlands over time.

     The Northwest Timberlands include substantial holdings of mature, premium-quality timber. In the Rocky Mountain Region, approximately 37% of the Partnership's timber inventory consists of Douglas-fir, approximately 16% consists of Ponderosa Pine and Engelmann Spruce and approximately 15% consists of Western Larch, premium species of softwood. During 1995, approximately 59% of the total timber harvest in the Rocky Mountain Region was sold to the Northwest Facilities, 2% was traded to unaffiliated third parties in exchange for logs that were then sold to the Northwest Facilities with the remainder sold to unaffiliated domestic mills.

     In the Cascades Region, approximately 48% of the Partnership's timber inventory consists of Douglas-fir and approximately 17% is Western Hemlock. Douglas-fir sells for a higher price than most competing softwoods because of its desirable wood characteristics, including its strength, stability and appearance. Logs harvested from the Cascades Region are sold for export to the Pacific Rim, principally Japan, and to unaffiliated domestic mills since the Partnership does not own sawmills in the Cascades Region.

     The Southern Timberlands include approximately 355,000 acres of intensively managed pine plantations with stands ranging from seedlings to 24 years of age, and 95,000 acres of mature second growth pine timberland and direct seeded forests, ranging from 25 years of age up to 70 years or older. The balance of the acreage consists of approximately 63,000 acres of hardwood areas, some of which are harvestable, and approximately 25,000 acres of open land used for roads, rights-of-way and other non-timber uses. The plantation and mature second growth pine timberlands are stocked primarily with Loblolly Pine used in the production of Southern Yellow Pine ("SYP") lumber, panel and pulp products, while the hardwood timberlands carry gum and oak species, used also for lumber, panel and pulp products, as well as furniture components. During 1995, approximately 37% of the total timber harvest from the Southern Timberlands was sold to the Southern Facilities, approximately 38% was sold to the Riverwood Paperboard Plant and the remainder was sold to unaffiliated domestic mills. The Southern Timberlands are nearing the end of a process commenced in 1972 of conversion from unmanaged second growth timber into plantation forests. The Partnership expects this process to be completed by approximately 2001. The pine fiber production from such plantations is expected to increase substantially over the next 10 to 15 years as a result of such conversion. As part of the Southern Timberlands, the Partnership will also acquire a seed orchard and seedling nursery located nearby in Texas, capable of producing annually up to 25 million genetically improved seedlings, more than double the number required to regenerate the Southern Timberlands.

     The Partnership's Timberlands are well diversified, not only by species mix but also by age distribution. Growth rates vary depending on species, location, age and forestry practice. For example, the annual growth rate for the timberlands in the Partnership's Rocky Mountain Region is slower than the growth rate for the timberlands in the Cascades Region, which is slower than the growth rate for timber in the southeast United States. The Southern Timberlands, located in the southeast United States, generally considered the most productive region in the country, have a growth rate estimated by the Partnership to average approximately 12% per annum of merchantable timber. Rain, site and soil conditions typically cause softwood timber in the Cascades Region, particularly Douglas-fir and Western Hemlock, to maintain a relatively high growth rate in early years allowing for management on a relatively short rotation or harvest cycle of 40 to 60 years. The Rocky Mountain Region areas have a rotation or harvest cycle of 70 to 90 years due to lower soil productivity, higher elevation and lower precipitation which results in slower growth. The Southern Timberlands' pine plantations have an average rotation or harvest cycle of 29 years due to higher soil productivity and a longer growing season. Timber under 20 years of age in the Cascades Region, 30 years in the Rocky Mountain Region and 14 years in the Southern Region is generally considered pre-merchantable and is not included in the timber inventory information set forth in this Prospectus.

     HARVEST PLANS. The General Partner views its timberlands as assets with substantial inherent value apart from the Conversion Facilities and strives to manage its timberlands in an economically prudent and environmentally responsible manner in order to enhance their value. The Partnership determines its harvesting plans based on a number of factors, including age and size of, and species distribution within, its timber acreage, economic maturity of each harvest area, environmental considerations and mill requirements both in the Conversion Facilities and at unaffiliated mills. The timing of harvest of merchantable timber depends in part on growth cycles and in part on economic conditions. Growth cycles for timber tend to change over time as a result of technological, biological and genetic advances that improve forest management practices. The Partnership is pursuing an active management approach, including pre-commercial and commercial thinning and selective harvesting, in order to enhance productivity on a long-term basis.

     With respect to the Northwest Timberlands, the Partnership expects to continue with its plan to convert older, slower growing forests to younger, more productive forests through various environmentally responsible harvesting techniques. This plan is nearing completion as the majority of the Northwest Timberlands have been converted from older, more mature stands to healthier, younger stands which on a long-term basis are more productive.

     Harvest levels in the Rocky Mountain Region after the 1993 Montana Timberland Acquisition have averaged approximately 350 MMBF annually (excluding harvests on the Newport Timberlands). These harvest levels are expected, on average, to remain relatively stable over the next several years. By the year 2001, the Partnership anticipates that it will have nearly completed the conversion process in the Rocky Mountain Region, at which time it anticipates a moderate reduction in the region's harvest levels.

     Harvest levels in the Cascades Region have averaged approximately 154 MMBF over the past three years and are expected to approximate 150 MMBF in 1996. The Partnership expects its harvest levels to decline gradually for the foreseeable future as the conversion process in the region approaches completion.

     Harvest levels in the Southern Timberlands approximated 540,000 Cunits in 1995. Harvest levels during the years 1997 to 2000 are expected to be moderately higher than the 1995 levels as a result of the anticipated rate of conversion of mature second growth pine timberlands into intensively managed pine plantations. Subsequent to the completion of the conversion process by approximately 2001, harvest levels are expected to decline to levels that approximate those in 1995 and then gradually increase to above 1995 levels as the Partnership benefits from the faster growing, intensively managed plantations.

     Since harvest plans are influenced by projections of demand, price, availability of timber from other sources and other factors that may be outside of the Partnership's control, actual harvesting levels may vary.

The Partnership believes that its harvest plans are sufficiently flexible to permit modification in response to short-term fluctuations in the markets for logs and lumber.

     DOMESTIC LOGS. The Partnership sells its sawlogs directly to the Conversion Facilities and unaffiliated wood products manufacturers and sells its pulpwood and in-wood chips to unaffiliated pulp and paper manufacturers. The percentage of logs which are sold as sawlogs or pulp logs varies by region and is dependent upon, among other things, the species mix and quality of the inventory harvested and the market dynamics affecting the given region. Domestic sawlog and pulpwood sales accounted for approximately 21% and 4%, respectively, of the Partnership's revenues in 1995.

     In the Rocky Mountain Region, the Partnership sells virtually all of its logs domestically as saw timber. Approximately 60% of the timber harvested in the region is sold to the Northwest Facilities and the remainder is either sold to unaffiliated domestic mills or traded to other timber companies for logs that better fit the mills' raw materials needs. In addition, a small amount of lower quality logs is sold to pulp and paper manufacturers when market conditions permit.

     In the Cascades Region, approximately 47% of the total volume harvested in 1995 was sold to unaffiliated domestic wood products manufacturers, as the Partnership does not own any sawmills in the Cascades Region. The Partnership also sold 15% of the volume harvested from the Cascades Region to third parties as pulp logs. These logs generally constitute smaller and lower quality logs which are not suitable for use by wood products manufacturers.

     The Partnership's customers in the Pacific Northwest domestic log market include numerous operators of conversion facilities. In 1995, the Partnership sold logs from the Northwest Timberlands to approximately 90 different mill operators. During 1995, the Partnership had one domestic log customer that accounted for 10% of combined revenues and 26% of total domestic log sales.

     The fee harvest in the Southern Region during 1995 was composed of approximately 60% pulpwood and 40% sawlogs. During 1995, the percentages of log volume deliveries from the Southern Timberlands to the Riverwood Paperboard Plant, the Southern Facilities and unaffiliated third parties were 38%, 37% and 25%, respectively. As part of the Riverwood Acquisition, the Partnership will enter into a long-term agreement to supply pulp wood fiber to the Riverwood Paperboard Plant at prevailing market prices, which the Partnership expects will provide Plum Creek with a secure market for its local mill residuals and a substantial portion of the pine and hardwood pulpwood harvested from the Southern Timberlands.

     Due to the strength in the pulp and paper markets in 1995, the Partnership implemented in-woods chipping operations in conjunction with conventional logging operations wherever feasible, producing wood-chips from once-valueless treetops and other debris that previously were burned. Because pulp and paper manufacturers are the primary customers for pulp logs and in-woods chips, chip markets are highly susceptible to fluctuations in the pulp and paper industries. During the first half of 1996, a decline in chip prices made it uneconomical to continue most of the Partnership's in-woods chipping operations. However, operations have resumed in the second half of 1996 at reduced levels.

     Domestic wood and fiber consuming facilities in the Pacific Northwest tend to purchase raw materials within relatively confined geographic areas, generally within a 200-mile radius, due to transportation costs. Competitive factors within a market area generally will include price, species and grade, quality, proximity to wood consuming facilities, ability to supply logs which consistently meet the customer's specifications and ability to meet delivery requirements. The Partnership believes that it has a reputation as a stable and consistent supplier of well-merchandised, high-quality logs. In domestic log markets, the Partnership competes with numerous private land and timber owners in the northwestern United States and the state agencies of Idaho, Montana, Oregon and Washington, as well as lesser amounts of foreign imports, primarily from Chile and New Zealand. In addition, the Partnership competes with the USFS, the BLM and the Bureau of Indian Affairs (the "BIA"). Timber supplied from public lands in Washington is restricted from export and is sold solely into domestic markets. Therefore, in the Pacific Northwest, federal and state government timber that is of export quality typically sells for lower prices than private timber which can be exported. See "--Federal and State Regulations."

     EXPORT LOGS. Due to its extensive timber holdings, the Partnership can consistently harvest large volumes of Douglas-fir logs, historically a preferred species in the Japanese market. Approximately 38% of the total 1995 timber harvest in the Cascades Region was sold for export to Pacific Rim countries, principally Japan. Douglas-fir logs sold for export have generally commanded a significant premium over Douglas-fir logs sold domestically. This export premium results from the scarcity in Japan and around the world of logs of comparable quality to Douglas-fir logs. Export log revenues accounted for approximately 10% of the Partnership's total revenues in both 1995 and the first six months of 1996, and represented approximately 21% and 25%, respectively, of the Partnerhip's operating income in such periods. After giving effect to the Transactions, export log revenues on a pro forma basis would have accounted for approximately 8% and 9%, respectively, of the Partnership's total revenues in 1995 and in the first six months of 1996, and would have represented approximately 18% and 20%, respectively, of the Partnership's operating income in such periods.

     The Partnership currently has four export log customers, all of whom are large Japanese trading companies. Plum Creek and its predecessors have maintained long-standing business relationships with each of these customers. These companies resell logs purchased from the Partnership to Japanese conversion facilities or to wholesalers. These four customers accounted for 100% of the Partnership's export log sales revenue during 1995. Competitors in this market include numerous private land or timber owners in the United States and Canada, as well as companies and state-controlled enterprises in Chile, New Zealand, Russia and Scandinavia, all of which have abundant timber resources. While the Partnership believes that its relationships with these customers is good, it has no long-term contracts with these customers. Some of the Partnership's biggest competitors in respect of export logs include Weyerhaeuser Company and Rayonier Timberlands, L.P. In the export log market, the Partnership competes based on its long-term relationships with established customers and its reputation as a reliable supplier of premium logs, including old-growth Douglas-fir logs of which the Partnership has one of the largest remaining privately held supplies. Other competitive factors include price, species and grade, and the ability to meet delivery requirements on a year-round basis.

RESOURCE MANAGEMENT

     TIMBER RESOURCE MANAGEMENT. The Partnership's operations involve intensive timber management and harvesting operations, which include road construction and reforestation, as well as wildlife and watershed management. The Partnership employs a number of traditional and newly developed harvesting techniques on its lands based on site specific characteristics and other considerations. The Partnership practices "Environmental Forestry" on the Northwest Timberlands, which attempts to better protect and maintain the ecosystem while providing for a reasonable harvest. For example, the Partnership utilizes a technique that prescribes retention of a mix of green and dead trees at the harvest site, including some large trees, snags and downed logs to enrich and protect the soil for successive generations of trees and to provide habitats for a variety of wildlife species. The Partnership intends to continue to employ these types of Environmental Forestry practices. Plum Creek also intends to manage the Southern Timberlands in a manner that is consistent with its environmental stewardship approach.

     Particular forestry practices vary by geographic region and depend upon factors such as soil productivity, weather, terrain, tree size, age and stocking. Forest stands are thinned periodically to improve growth and stand quality until harvested. The Partnership actively utilizes pre-commercial and commercial thinning timber management practices. Pre-commercial thinning occurs when the timber harvested is not merchantable. The Partnership believes that such thinning improves the overall productivity of its timberlands by enhancing the growth of the remaining trees. Occasionally, revenues are generated from these operations, as was the case in 1995 due to the strong markets for wood chips.

     The Partnership's policy is to ensure that every acre harvested is promptly reforested in order to enhance the long-term value of its timberlands. Based on the geographic and climatic conditions of a given harvest site, harvested areas may be regenerated naturally, by leaving mature trees to reseed the area, or replanted with seedlings. Natural regeneration methods are widely used on about 70% of the harvested land in the Rocky Mountain Region. During 1995, the Partnership planted more than 4.7 million seedlings, primarily in the Cascades Region where substantially all the reforestation is accomplished by planting seedlings. The Partnership uses genetically improved seedlings (representing approximately 10% to 15% of seedlings planted) to grow trees with desirable traits such as superior growth characteristics and disease resistance, resulting in 5% to 15% greater wood volume over a rotation. The seedlings for the Northwest Timberlands are grown in the Partnership's nurseries, which utilize seeds from the Partnership's two seed orchards.

     Substantially all of the areas harvested in the Southern Timberlands since 1972 have been regenerated with seedlings. Approximately 45% of the seedlings were genetically improved. The Partnership expects to use genetically improved seedlings grown at its nursery in Texas and from other sources for its plantings in the Southern Timberlands. During the 1995-1996 planting season, approximately 12 million seedlings were planted on the Southern Timberlands.

     LAND MANAGEMENT. Plum Creek seeks to realize the value of property that may have a higher and better use than for commercial timberland management or is otherwise a candidate for sale or exchange. Plum Creek has identified approximately 150,000 acres of its properties located in recreational areas or near expanding population centers that may optimally be used for conservation, residential or recreational purposes. Plum Creek's strategy is to realize the value of these properties, either through sales or exchanges, over the next five to 15 years. Plum Creek seeks to exchange lands which have high environmental and other public values for lands that are more suitable for commercial timber management. Approximately 11,000 acres have been sold in the three years ended December 31, 1995, accounting for an average of 1% of the Partnership's revenues for each of 1993, 1994 and 1995. In addition, from time to time Plum Creek may sell timberlands and facilities if attractive opportunities arise. For example, as part of the Transactions, Plum Creek expects to sell the Newport
Timberlands and the Arden Sawmill.

CONVERSION FACILITIES

     GENERAL. The Northwest Facilities are operated to add value to logs harvested from the Rocky Mountain Region. Logs that the Partnership does not sell in the export or domestic market are converted to lumber, plywood or other wood products in the Partnership's nine manufacturing facilities located in western Montana and Washington, which consist of four lumber mills, two plywood plants, an MDF facility, a lumber remanufacturing facility and a wood chip plant. The price of logs obtained by the Partnership's Conversion Facilities from the Rocky Mountain Region is determined quarterly based upon estimated market prices and terms in effect at the time. Sales of manufactured wood products accounted for 64% of the Partnership's revenues in 1995. In connection with the Riverwood Acquisition, the Partnership will acquire the three Southern Facilities, which consist of a sawmill and a plywood plant in Joyce, Louisiana and a sawmill in Huttig, Arkansas. In order to enhance customer service and provide prompt deliveries, the Partnership has also established a network of 40 field inventory locations throughout the United States, including public warehouses.

     The Partnership employs modern technology in its manufacturing facilities in order to improve efficiency and labor productivity, maximize utilization of the timber resource and maintain the high quality standards that have been the basis of its penetration of value-added niche markets. Since its inception in 1989, Plum Creek has invested approximately $115 million in capital improvements to improve the efficiency and expand the capacity of its conversion facilities. As a result, all of the Northwest Facilities, except the Cle Elum chip plant and the Ksanka stud mill, have state-of-the-art machinery and conversion processes. The Partnership expects to continue investing capital in the Conversion Facilities depending on projected return on investment, customer requirements, environmental compliance matters and changes in the industry. In each of the next several years, the Partnership expects that its annual maintenance capital expenditures related to the Northwest Timberlands and the Northwest Facilities will range from $10-12 million, excluding acquisitions. The Partnership expects its capital expenditures in respect of the Southern Timberlands and Southern Facilities to be approximately $8.0 million in 1997. The Partnership does not anticipate making significant capital investments in the Southern Facilities in the foreseeable future.

     LUMBER. Lumber sales, including remanufactured lumber, accounted for approximately 38% of the Partnership's revenues in 1995. The Partnership produces a diverse line of lumber products, including common and select boards, industrial lumber and studs. Board and industrial lumber sales revenue represented approximately 62% of lumber sales revenue in 1995.

     Plum Creek targets its lumber sales toward domestic lumber retailers, such as retail home center chains, for use in repair and remodeling projects. Repair and remodeling markets represent approximately 33% of the total United States lumber consumption. In order to attract and retain market share in the retail and industrial sectors, the Partnership has established program sales relationships with key customers, including six of the top ten largest home center chains. These program sales involve providing value-added products with customized services, including consignment and warehousing programs, bar-coding and specialized packaging. This strategy has been particularly effective in servicing the rapidly expanding warehouse home center and do-it-yourself store formats. Moreover, the Partnership's focus on value-added products, such as consumer appearance boards, pull-to-length boards, premium furring strips, premium studs and pattern boards targeted to specialty markets, has enabled it to reduce the amount of the product it sells into the more volatile housing-related markets.

     The Southern Region lumber mills currently produce a broad range of high quality dimension, industrial and export lumber products, using the existing high quality fee timber from the Southern Timberlands, as well as non-fee timber offered on the open log market. Dimension lumber products are used in home construction across the United States, while industrial lumber is used in manufacturing applications. A key strength of the combined sawmill and plywood operations is the ability to use a range of log qualities and to route logs to the highest end use, whether sheathing plywood, sanded plywood, dimension lumber, or high quality export lumber. The synergistic effect of teaming lumber and plywood at one location tends to result in operations with a higher overall recovery, higher sales realizations and lower costs.

     Competition in the Partnership's lumber markets is primarily based on price and quality and, to a lesser extent, the ability to meet delivery requirements on a consistent long-term basis and provide specialized customer service. The Partnership competes in domestic lumber markets primarily with other United States and Canadian companies. Canadian lumber producers have increased their penetration into the United States market due to their lower wood fiber costs and favorable exchange rates. During the five-year period ended December 31, 1995, Canadian companies increased their aggregate share of the North American lumber markets from 27% to 36%. This contributed to a 20% decline in the price of studs from January 1994 to June 1996. The lumber market is also subject to competition from substitute products, primarily in shelving, window and door markets. Substitute products include radiata pine, MDF, particle board, laminates and wire shelving. Substitution has significantly increased in the past several years due to the increases in the prices of studs and boards in the early 1990s.

     PLYWOOD. Plywood sales accounted for approximately 18% of the Partnership's revenues in 1995. The Partnership's plywood products from the Northwest Timberlands are generally of higher quality and value than commodity construction products. In 1995, 71% of the Partnership's plywood products were sold into specialty industrial markets, including carpet strip, recreational boat, recreational vehicle and fiberglass-reinforced panel markets. The Partnership estimates that it has market shares of 45% in the carpet strip market, 25% in the fiberglass and aluminum boat market, 45% in the recreational vehicle market and 35% in the fiberglass-reinforced panel market. The plywood facility in Joyce, Louisiana processes lower quality pine logs and good quality hardwood logs into commodity and specialty grade panel products used in home construction and furniture.

     Competition within the plywood market is based primarily on price and quality, and to a lesser extent, the ability to offer a full line of products and meet delivery requirements on a consistent, long-term basis. The domestic plywood market is characterized by numerous large and small producers and is also subject to competition from OSB, a wood product which is a less expensive and generally lower quality substitute. Due to OSB's cost advantage, its demand and market share in the residential segment has been increasing, and the Partnership expects this trend to continue. Between 1994 and 1998 the annual industry-wide capacity for OSB is expected to nearly double to 22 BSF. The quality of OSB continues to improve and has become widely accepted in most building applications. However, since OSB does not have the strength-to-weight ratio, moisture resistance and machinability of plywood, it cannot be used in certain specialty applications. As a result, the Partnership believes plywood will continue to be used primarily in applications where water exposure, surface aesthetics, extensive cutting or fastener retention are critical factors. Many of these requirements are found in industrial applications and in higher value construction applications. Some commodity plywood manufacturers, in order to avoid closing their facilities, have been refocusing their products toward the specialty plywood market which has resulted in increased competition in markets that the Partnership serves. The Partnership expects to remain competitive due to its strong customer base, extensive experience in the industrial markets, reputation for high quality products (including various trademarked products such as MarineTech(R), RV-X(R), DuraFloor(R), and Ultra-Core(R)), supply of superior wood (tight grain with few knots), and the full line of products that it offers.

     MEDIUM DENSITY FIBERBOARD. The Partnership supplies high quality MDF to markets in North America, the Pacific Rim and Europe. MDF products are primarily sold to distributors and moulding, fixture and furniture manufacturers. The Partnership estimates that it has approximately an 8% share of the North American MDF market. MDF sales accounted for approximately 7% of the Partnership's revenues in 1995. The Partnership produces MDF products at its Montana facility using sawdust and wood shavings which are low-value wood residuals. During 1995, the manufacturing process was redesigned to produce MDF2, a product which Plum Creek introduced late in that year. One of the highest quality MDF products available, MDF2 can be machined and finished more efficiently and has expanded the Partnership's markets to include higher value applications, such as mouldings and kitchen cabinets.

     MDF producers compete on a global scale, primarily on the basis of price, quality and the level of service provided. MDF is also subject to competition from solid wood products and hardboard and particle board products. Competition in the industry has been increasing as a result of significant capacity expansion both in the United States and Canada. In 1995, North American capacity was approximately 1.5 BSF and, by the turn of the century, capacity is expected to increase by an additional 1.1 BSF. Much of the new capacity will be in direct competition with MDF2. Over the same time period demand is also expected to increase, but at a slower rate. The Partnership believes it is well positioned to compete based on quality and price. MDF2 commands a price premium over standard MDF due to its superior quality and the panel's physical properties and densities. Moreover, because the Partnership's fiber supply consists of western softwoods, a slow growth species with a low abrasive content, MDF2 has proven to have superior machining and finishing qualities over competing MDF products. In addition, by eliminating wood chips from the MDF manufacturing process (which substantially reduces raw material costs) and because of the MDF facility's access to low-cost energy sources, the Partnership believes it is one of the lowest cost producers in the market.

     The Partnership sources 60% of its sawdust and wood shavings fiber for MDF internally from its plywood and lumber operations in the Pacific Northwest. The remaining 40% of the fiber is purchased from third parties. Production for 1995 was reduced by downtime encountered during the start-up of new high-energy refiners for the Partnership's new MDF2 product and deterioration in market demand. Production for 1996 is also expected to be below full capacity due to a continued focus on producing high quality MDF2 during the extended start-up phase. The start-up phase for MDF2 was completed in mid-1996.

     RESIDUAL WOOD CHIPS. The Partnership's lumber and plywood mills produce residual wood chips as a by-product of the conversion of raw logs into finished products. These wood chips are sold to regional paper and pulp mills. The Partnership also produces wood chips at its Cle Elum, Washington chip plant. The plant was shut down on April 1, 1996, due to the weak chip markets and is not expected to reopen until prices improve. Residual wood chip revenues are included in lumber and plywood product sales. See "-- Domestic Logs."

     The Partnership competes in the chip market (both in-woods and residual) with numerous other private timber owners and wood products manufacturers located in the general area of its Conversion Facilities and Timberlands primarily on the basis of price and its ability to meet delivery requirements on a consistent long-term basis. The chip market has been volatile over the last two years due to swings in supply and demand resulting in record high prices in 1995 (up 56% between 1994 and 1995) and significant price corrections in the first half of 1996 (approximately 28% price decrease).

SOURCES OF RAW MATERIAL FOR CONVERSION FACILITIES

     Since 1988, the volume of federal timber under contract in the Pacific Northwest has been reduced by approximately 86%, principally as a result of efforts to preserve the habitat of certain threatened species, as well as a change in the emphasis of government policy away from timber management and toward habitat preservation, conservation and recreation. See "--Federal and State Regulations." This major supply reduction has resulted in a number of regional mill closures in the past several years. As a result of the reduced availability of federal timber for harvesting, the Partnership believes that its supply of fee timber gives it a significant competitive advantage. During 1993, 1994 and 1995, the Rocky Mountain Region provided the Northwest Facilities with 51%, 63% and 73% of their log requirements. The increase was primarily due to increased harvest levels as a result of the Montana Timberland Acquisition in late 1993. The Southern Facilities are currently sourced with approximately 53% fee timber and 47% non-fee timber. The Partnership expects it will be able to maintain the current level of sourcing from the Rocky Mountain Region and expects that the Southern Timberlands will supply approximately 50-60% of the log requirements of the Southern Facilities in 1997 and approximately 75% in the longer term. The Partnership supplements logs from its timberlands with stumpage and logs purchased from external sources. At December 31, 1995, the Partnership had 75 MMBF under contract from external sources in the Pacific Northwest which will be harvested over three years.

     The Northwest Timberlands provide a consistent supply of quality logs and preferred species to the Northwest Facilities, although over time the average log size is expected to decline, and the species mix is expected to change due to harvest and growth patterns. The Partnership's MDF facility has a consistent supply of sawdust and shavings through a combination of internal and external sources. The remanufacturing facility, which produces finger-jointed studs, uses short pieces of lumber, a by-product of the Partnership's studmill operations.

COMPETITION

     The forest products market is highly competitive with respect to price and quality. Many of the Partnership's competitors have substantially greater financial and operating resources than the Partnership. In addition, the Partnership expects its wood products to experience increasing competition from a variety of substitute products, including non-wood and engineered wood products. Plywood markets are subject to competition from OSB, and lumber and log markets are subject to competition from other worldwide suppliers. See
"-- Conversion Facilities." The Partnership believes it is able to compete effectively due to its extensive private timber inventory (which includes several premium species such as Douglas-fir and Ponderosa Pine), its proven leadership in environmental forestry which has reduced the uncertainty associated with ever increasing levels of federal and state regulation, its reputation as a dependable, long-term supplier of quality products, its innovative approach to providing high quality, value-added products to various specialty and industrial niche markets and the integration of its timberlands with its efficient manufacturing processes. See "--The Timberlands" and "Risk Factors--The Partnership Experiences Significant Competition."

FEDERAL AND STATE REGULATIONS

     ENDANGERED SPECIES. The ESA protects species threatened with possible extinction. Protection of endangered species may include the imposition of restrictions on timber harvesting and road building activities in areas containing the affected species. A number of species indigenous to the Timberlands have been listed as threatened or endangered or have been proposed for such status under the ESA, including the northern spotted owl, marbled murrelet, gray wolf, red cockaded woodpecker, mountain caribou, grizzly bear, bald eagle and various salmon species.

     In 1990, the United States Fish and Wildlife Service (the "USFWS") listed the northern spotted owl ("Owl") as a threatened species throughout its range in Washington, Oregon and California. At the time of the listing, the USFWS issued suggested guidelines ("Guidelines") to be followed by landowners in order to comply with the ESA's prohibition against harming or harassing Owls. The Guidelines recommend several measures, including the restriction of harvest activities in areas within a certain proximity of known Owl activity centers. The USFWS also has proposed a rule for the conservation of the Owl on non-federal land. Such proposed rule has not been adopted but is substantially similar to the Washington Rule described below.

     In May 1996, the Washington State Forest Practices Board (the "Board") adopted permanent regulations, effective July 1996, to protect habitat for the Owl (the "Washington Rule"). Under the Washington Rule, designated Owl special emphasis areas ("SEAs") have restrictions that are similar to but slightly greater than those contained in the Guidelines. Approximately 60% of the Partnership's timberlands in the Cascades Region are within SEAs. The Washington Rule exempts from its provisions forest practices that are consistent with a federally approved habitat conservation plan and related permit.

     In June 1996, the Partnership received a permit under the ESA from the USFWS and the National Marine Fisheries Service ("NMFS" and together with the USFWS, the "Services") that covers the Partnership's forest management on 170,000 acres within SEAs in the Cascades Region (the "Planning Area"). Substantially all of the areas impacted by Owls are within the Planning Area. As a part of the permit application, the Partnership prepared a multi-species habitat conservation plan (the "HCP") that will govern the Partnership's management activities in the Planning Area during the 50-year life of the permit. The HCP requires the Partnership to maintain certain levels of wildlife habitat and to take numerous other mitigation measures, including the protection of riparian areas.

     In consideration for such mitigation, the permit authorizes forestry practices that are consistent with the HCP even though they may have an adverse impact on the four listed species currently covered by the plan and permit, including the Owl. The HCP provides that the Services will amend the permit to add subsequently listed species without requiring the Partnership to provide additional mitigation absent extraordinary circumstances. Such circumstances would include situations where continued activity under the HCP would have a significant material adverse impact on the species and mitigation on federal land would not alleviate the concern. As an incentive to the Partnership to create additional wildlife habitat in the Planning Area, the permit provides certain additional authorization during a second 50-year period if the wildlife habitat within the Planning Area exceeds levels set in the HCP. The permit thus is expected to provide long-term certainty and predictability for the Partnership's harvest activities in the Planning Area. For lands within the Planning Area, the HCP management restrictions replace existing state and federal restrictions for Owls.

     In December 1995, the Partnership entered into an agreement to conserve grizzly bears (the "Grizzly Bear Agreement") with the USFWS, the United States Forest Service, and the state of Montana covering 83,000 acres of the Partnership's timberlands in the Swan Valley in western Montana. Under the Grizzly Bear Agreement, the Partnership has agreed to protect certain habitat and to minimize the impact of the Partnership's forestry activities on the grizzly bear. In consideration for this mitigation, the USFWS authorized forestry practices in the Swan Valley that are consistent with the agreement even though such practices may have an adverse impact on grizzly bears.

     Although the HCP and Grizzly Bear Agreement have been implemented and are functioning as expected, there can be no assurance that the terms of such agreements will remain in force or be sufficient to protect against subsequent amendment of the ESA or additional listings thereunder, or against changes to other applicable laws and regulations. Any such changes could materially and adversely affect the Partnership's operations. In addition, legal challenges could disrupt the continued operation of the HCP and the Grizzly Bear Agreement and thereby reduce the level of certainty the Partnership anticipates gaining from such plans.

     The ESA also prohibits the federal government from jeopardizing species listed under the ESA or from destroying or adversely modifying their designated critical habitat. Private landowners are potentially affected by these restrictions if a private activity requires federal action, such as the granting of access or federal funding. Where there is such a federal connection, the federal agency involved must consult with the USFWS or, in the case of anadromous fish, NMFS to determine that the proposed activity would not jeopardize the listed species or cause direct or indirect adverse modification of its designated critical habitat. If the landowner's proposed activity would have such effects, the USFWS or NMFS must propose, where possible, alternatives or modifications to the proposed activity.

     The Northwest Timberlands are often intermingled with federal land in or near areas that include the habitats of a number of threatened or endangered species such as the Owl and the grizzly bear. Access across federal lands may require federal approval. In the past, the Partnership's access to such areas has been delayed by administrative processes and legal challenges and has been restricted under the ESA. The Partnership believes that access to its lands in the Planning Area and the Swan Valley should be facilitated by the HCP and the Grizzly Bear Agreement, although no assurance can be given that further such delays will not occur.

     At this time, the Partnership believes that federal and state laws and regulations related to the protection of endangered species will not have a material adverse effect on the Partnership's financial position, results of operations or liquidity. The Partnership anticipates, however, that increasingly strict laws and regulations relating to the environment, natural resources and forestry operations, as well as increased social concern over environmental issues, may result in additional restrictions on the Partnership leading to increased costs, additional capital expenditures and reduced operating flexibility.

     GENERAL ENVIRONMENTAL REGULATION. The Partnership's operations are subject to federal, state and local environmental laws and regulations, including laws relating to water, air, solid waste and hazardous substances. Although the Partnership believes that it is in material compliance with these requirements, there can be no assurance that significant costs, civil and criminal penalties, and liabilities will not be incurred, including those relating to claims for damages to property or natural resources resulting from the Partnership's operations. The Partnership maintains environmental compliance programs and periodically conducts regular internal and independent third-party regulatory audits of the Northwest Facilities to monitor compliance with such laws and regulations and expects to maintain such programs and conduct such audits with respect to the Southern Facilities. Several of the Conversion Facilities have been, are currently, and may in the future be the subject of compliance or enforcement proceedings under environmental laws and regulations. The Partnership anticipates that pending compliance matters affecting the Northwest Facilities will be satisfactorily resolved without any material expenditure or substantial impairment of activities or operations.

     Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and the Partnership anticipates there will be continuing changes. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, such as emissions of pollutants and the generation and disposal of wastes. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for the Partnership and it is possible that the costs of compliance with environmental laws and regulations will continue to increase.

     Although the Partnership does not consider current laws and regulations relating to the environment to be materially burdensome, there can be no assurance that such laws or future legislative, administrative or judicial actions, which are becoming increasingly stringent, will not adversely affect the Partnership or its ability to continue its activities and operations as currently conducted with respect to the Northwest Facilities and Northwest Timberlands or conduct similar activities and operations with respect to the Southern Facilities and Southern Timberlands.

     AIR QUALITY. The Conversion Facilities emit regulated substances that are subject to the requirements of the federal Clean Air Act, as amended, and comparable state statutes. Most of the Conversion Facilities are required to obtain federal operating permits under Title V of the 1990 Clean Air Act Amendments. Title V requires that major industrial sources of air pollution obtain federally enforceable permits which contain all of the applicable air quality restrictions for the facility. The General Partner believes that the cost of obtaining all of the required Title V permits for the Northwest Facilities will not exceed $150,000.

     In June 1995, the Partnership received a Compliance Order ("Order") from the Environmental Protection Agency ("EPA") under the Clean Air Act. The Order alleges that the startup in 1990 of a boiler at the Partnership's Pablo sawmill did not meet new source performance standards ("NSPS"). Work on the boiler project commenced in March 1989, when NSPS did not apply to boilers of this size. Prior to final startup of the boiler, however, new rules were proposed that, if applicable, would have required meeting these standards. The EPA has taken the position that the new rules applied, and is seeking compliance with NSPS. In December 1995, the Partnership voluntarily installed a pollution control device and an opacity monitor on the boiler at a cost of $700,000 without waiving any defenses to the EPA claim. The Partnership believes it is in full compliance with both the Order and NSPS. On March 12, 1996, the Department of Justice, on behalf of the EPA, filed suit in federal court seeking civil penalties and injunctive relief for the alleged violation of NSPS in accordance with the Clean Air Act which contemplates civil penalties. The Partnership believes it has meritorious defenses to the claim. However, due to the inherent nature of litigation, the Partnership cannot predict the outcome of the enforcement case. If not resolved earlier, it is likely that the matter will go to trial in 1997. The General Partner believes, based upon available information and current EPA enforcement policies, that the ultimate outcome of this action will not have a material adverse effect on the Partnership's financial position, results of operations or liquidity.

     The Partnership has worked and continues to work with the State of Washington Department of Ecology ("DOE") concerning opacity above permitted levels associated with emissions at the Arden Sawmill that may occur from time to time. The Partnership recently received a letter from DOE requesting information concerning such emissions. DOE has not taken any other compliance actions with respect to this matter. As part of the Newport Asset Sale, the Partnership expects to sell the Arden Sawmill to Stimson and may be required to indemnify Stimson for any liabilities that arise relating to the period when the Partnership owned the Arden Sawmill. However, based upon its past experience with similar compliance issues, the Partnership believes that this matter will not materially affect the Partnership's financial position, results of operations or liquidity.

     WATER QUALITY AND WASTEWATER. The federal Clean Water Act and comparable state statutes regulate discharges of process wastewater, and require National Pollutant Discharge Elimination System ("NPDES") permits for discharge of industrial wastewater and stormwater into regulated public waters. The Partnership believes that such laws will not have a material adverse effect on the Partnership's financial position, results of operations or liquidity.

     HAZARDOUS MATERIALS. The Conversion Facilities use and generate both hazardous and nonhazardous substances, including wood waste and boiler ash, the handling and disposal of which is subject to federal and state laws, including RCRA, CERCLA (also known as Superfund) and comparable state laws. CERCLA imposes liability, without regard to fault or the legality of the original act, on certain classes of persons (potentially responsible parties, or "PRPs") that contribute to a release or threatened release of a hazardous substance into the environment. PRPs include the owner or operator of a site at which such a release or threatened release occurs, as well as any person who disposed of, or arranged for disposal of, hazardous substances at such a site.

     In the course of their ordinary operations, several of the Conversion Facilities have in the past utilized, and are expected to continue to utilize, on-site and off-site facilities for the disposal of hazardous and nonhazardous wastes. In addition, certain site activities, including those of former operators of the Partnership's properties, may have resulted in conditions that may require remediation under environmental laws. The Partnership believes that it will not incur responsibility for any material cleanup costs under Superfund with respect to past activities affecting the Northwest Facilities or the Northwest Timberlands. The Partnership has conducted and, in certain cases, may conduct limited environmental assessments of the Southern Timberlands and Southern Facilities. Although there can be no assurances that such continuing assessments will not reveal additional environmental issues, the Partnership believes that, based principally on the types of environmental matters identified to date, such identified matters would not be likely to have a material adverse effect on the Partnership's financial position, results of operations or liquidity.

     TIMBERLANDS. In addition to federal environmental laws, the Partnership's activities are and will in the future be subject to federal and state laws and regulations regarding forestry operations. The operation of the Timberlands is subject to specialized statutes and regulations in the states of Montana, Washington, Idaho, Louisiana, Arkansas and Texas. Many of these states have enacted laws which regulate forestry operations, such as growing, harvesting and processing activities on forest lands. Among other requirements, these laws impose certain reforestation obligations on the owners of forest lands. Several states require prior notification before beginning harvesting activity. The state of Washington requires a regulatory review taking from 15 to 30 days or more prior to harvesting, depending upon the environmental and other sensitivities of the proposed logging site.

     Other state laws and regulations control slash burning and harvesting during fire hazard periods, logging activities affecting water courses or in proximity to certain ocean and inland shore lines, water quality and certain grading and road construction activities. In addition, state and federal laws control oil and natural gas extraction activities. Such activities have been and will continue to be conducted on portions of the Southern Timberlands by third party oil and natural gas owners, lessees and operators. Such activities can result and have resulted in petroleum and related contamination. There can be no assurance that such contamination will not result in significant mitigation or remediation costs to the Partnership.

     LOG EXPORTS. Federal legislation currently prohibits the sale of unprocessed logs harvested from federal lands located in the western half of the United States if such logs will be exported from the United States by the purchaser thereof, or if such logs will be used by the purchaser thereof as a substitute for timber for private lands which is exported by such purchaser. In order to enforce this substitution prohibition, the legislation requires persons who export private logs and who wish to purchase federal timber to obtain an approved federal timber "sourcing area." To gain approval it must be shown that the desired federal timber sourcing area is economically and geographically separate from the area from which such person exports private logs. In 1991, the Partnership applied for and obtained an approved sourcing area for the Partnership's Northwest Facilities. Under the legislation, sourcing areas are subject to review and renewal at least every five years.

     In October 1995, the USFS issued final regulations implementing the 1990 legislation that could have made it more difficult to obtain sourcing areas. Such regulations, however, have been temporarily withdrawn pursuant to Congressional action to allow time for further public comment and for Congress to consider modifications to the export law. Revisions to the law and regulations have not yet been proposed. Although the uncertainty surrounding the export law and regulations makes it difficult to predict the timing or the outcome of a review, the Partnership believes that its sourcing area meets the current statutory test and should be renewed.

     SAFETY AND HEALTH. The operations of the Timberlands and the Conversion Facilities are subject to the requirements of OSHA and comparable state statutes relating to the health and safety of employees. The Partnership believes that it is in substantial compliance with the Occupational Safety and Health Act ("OSHA") OSHA regulations, including general industry standards, permissible exposure levels for toxic chemicals (including wood dust and formaldehyde) and record-keeping requirements. The Partnership conducts internal safety audits to identify potential violations of law or unsafe conditions and expects to continue similar internal safety audits of operations affecting the Southern Facilities and the Southern Timberlands.

     PRODUCT LIABILITY AND REGULATION. All of the states in the United States and many foreign jurisdictions in which the Partnership sells its products have, through some combination of legislation and judicial decision, provided for the liability of the manufacturer and supplier of defective materials for resulting personal injury and property damage. The operations of the Partnership entail exposure to product liability in connection with both the export and domestic sale of logs and lumber products. The Partnership has not been subject to any material litigation relating to product liability.

LITIGATION

     The Company has litigation incidental to its business, none of which the Partnership believes will have a material adverse effect on the financial position, the results of operations or liquidity of the Company. See "-- Federal and State Regulations -- Air Quality."

EMPLOYEES

     As of June 30, 1996, the Partnership had approximately 390 salaried and 1,530 hourly employees, including employees of the General Partner that manage the businesses of the Partnership. The Partnership's employees are not unionized and the Partnership believes that its employee relations are good. The Partnership's wage scale and benefits are generally competitive with other forest products companies. The harvesting and delivery of logs are conducted by independent contractors who are not employees of the Partnership.

     The operations of the Southern Timberlands employ approximately 69 hourly and 36 salaried workers, substantially all of whom the Partnership expects to employ following the Riverwood Acquisition. The operations of the Southern Facilities employ approximately 555 hourly and 64 salaried workers, substantially all of whom the Partnership expects to employ following the Riverwood Acquisition. Hourly employees (164 employees) at the Huttig, Arkansas lumber mill are eligible to participate in the UBC Southern Council of Industrial Workers, Local Union No. 2346, AFL-CIO. The current union contract expires in February 1997.

                                   MANAGEMENT

PARTNERSHIP MANAGEMENT

     The General Partner manages the activities and operations of the Partnership, and the General Partner's activities are limited to such management. Unitholders do not directly or indirectly participate in the management of the Partnership. The General Partner owes a fiduciary duty to the Unitholders, subject to certain limitations described in "Conflicts of Interest."

     As is commonly the case with publicly traded limited partnerships, the Partnership does not directly employ all of the persons responsible for managing the Partnership's operations, but instead reimburses the General Partner for the services of such persons.

     The key executives and operating managers of the Partnership have many years of experience in all aspects of the forest products industry.

     Corp. I is the indirect general partner of the General Partner. The officers of the General Partner and the directors of Corp. I are the persons who currently manage the business of the Partnership. The Partnership and its subsidiaries also employ salaried and hourly personnel to carry out their operations. The General Partner and Corp. I or their affiliates, as the case may be, are entitled to be reimbursed by the Partnership for direct and indirect general and administrative costs incurred by them for or on behalf of the Partnership. These general and administrative costs were approximately $5.6 million in 1995.

     The Conflicts Committee of the Board of Directors of Corp. I (the "Conflicts Committee") meets as often as deemed appropriate to review specific transactions, policies and practices of the Partnership dealing with various matters as to which conflicts of interest may arise. See "Conflicts of Interest."

     The Audit and Compliance Committee of the Board of Directors of Corp. I, on an annual basis, or more frequently as such committee may deem appropriate, reviews policies and practices of Corp. I and the Partnership dealing with various matters relating to the environmental performance as well as financial condition and auditing procedures of the Partnership.

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information concerning the executive officers of the General Partner and directors of Corp. I who are responsible for the operations of the Partnership. All directors of Corp. I are elected annually by its stockholders. All officers of the General Partner serve at the discretion of the Board of Directors of Corp. I.

     The directors of Corp. I and the executive officers of the General Partner are as follows:

                    NAME                   AGE                     POSITION(1)
    -------------------------------------  ---   -----------------------------------------------
    Rick R. Holley.......................  44    Director, President and Chief Executive Officer
    David D. Leland......................  61    Director and Chairman of the Board
    Ian B. Davidson......................  64    Director
    George M. Dennison...................  61    Director
    Charles P. Grenier...................  47    Director, Executive Vice President
    William E. Oberndorf.................  43    Director
    William J. Patterson.................  34    Director
    John H. Scully.......................  52    Director
    William R. Brown.....................  45    Vice President, Resource Management
    Diane M. Irvine......................  37    Vice President and Chief Financial Officer
    James A. Kraft.......................  41    Vice President, General Counsel and Secretary

     Rick R. Holley--Mr. Holley was elected a Director of Corp. I effective January 1, 1994. Mr. Holley has been President and Chief Executive Officer of the General Partner since January 1, 1994. Mr. Holley was Vice President and Chief Financial Officer of the General Partner from December 1992 to December 1993 and was Vice President and Chief Financial Officer of Plum Creek Management Company ("PCMC"), the General Partners' predecessor, from April 1989 to December 1992.

     David D. Leland--Mr. Leland became a Director and the Chairman of the Board of Directors of Corp. I in December 1992 and is a member of the Compensation Committee and the Conflicts Committee of the Board of Directors. Mr. Leland was President and Chief Executive Officer of the General Partner from December 1992 to December 1993. Mr. Leland was a Director and President and Chief Executive Officer of PCMC from April 1989 to December 1992.

     Ian B. Davidson--Mr. Davidson was elected a Director of Corp. I in December 1992 and is a member of both the Audit and Compliance Committee and the Compensation Committee and is Chairman of the Conflicts Committee of the Board of Directors. Since 1970, Mr. Davidson has been Chairman and Chief Executive Officer of D.A. Davidson & Co. and DADCO, a regional brokerage firm. See "Underwriting." Mr. Davidson also serves as a Director of Energy West and the DADCO Companies.

     George M. Dennison--Dr. Dennison was elected a Director of Corp. I effective February 1994 and is a member of the Audit and Compliance Committee, the Compensation Committee and the Conflicts Committee of the Board of Directors. Since 1990, Dr. Dennison has been President and Professor of History at the University of Montana. From 1987 to 1990, Dr. Dennison was Provost and Vice President for Academic Affairs and Professor of History at Western Michigan University.

     Charles P. Grenier--Mr. Grenier was elected a Director of Corp. I effective April 11, 1995. Mr. Grenier has been Executive Vice President of the General Partner since January 1, 1994. Mr. Grenier was Vice President, Rocky Mountain Region, of the General Partner from December 1992 to December 1993 and was Vice President, Rocky Mountain Region of PCMC, from June 1989 to December 1992.

     William E. Oberndorf--Mr. Oberndorf was elected a Director of Corp. I in November 1992 and is Chairman of the Compensation Committee of the Board of Directors. Mr. Oberndorf is Vice President and Treasurer of Corp. I. Since 1991, Mr. Oberndorf's principal occupation has been as a Managing Director of SPO Partners & Co. ("SPO"), an investment advisory firm and affiliate of the Partnership. From 1982 to 1991, Mr. Oberndorf was a general partner of San Francisco Partners II, L.P. Mr. Oberndorf serves as a Director of Bell & Howell Holdings Company, Inc.

     William J. Patterson--Mr. Patterson became a Director of Corp. I in November 1992 and is Chairman of the Audit and Compliance Committee and a member of the Compensation Committee of the Board of Directors. Mr. Patterson is a Vice President of Corp. I. Since 1991, Mr. Patterson's principal occupation has been as a Managing Director of SPO. From 1989 to 1991, Mr. Patterson was an associate with San Francisco Partners II, L.P.

     John H. Scully--Mr. Scully was elected a Director of Corp. I in November 1992 and is a member of the Compensation Committee of the Board of Directors. Mr. Scully is President of Corp. I. Since 1991, Mr. Scully's principal occupation has been as a Managing Director of SPO. From 1969 to 1991, Mr. Scully was a general partner of San Francisco Partners II, L.P. Mr. Scully serves as a Director of Bell & Howell Holdings Company, Inc.

     William R. Brown--Mr. Brown has been Vice President, Resource Management of the General Partner since February 22, 1995. From August 1990 to February 1995 he was Director, Planning, for the General Partner and its predecessor, PCMC.

     Diane M. Irvine--Ms. Irvine has been Vice President and Chief Financial Officer since February 7, 1994. She was a partner with Coopers & Lybrand L.L.P. from October 1993 to February 1994 and was a Manager with Coopers & Lybrand L.L.P. from July 1987 to September 1993.

     James A. Kraft--Mr. Kraft has been Vice President, General Counsel and Secretary of the General Partner since April 30, 1996. He was Vice President, Law of the General Partner from January 1994 through April 1996. From April 1989 to December 1993, he was Vice President, Law and Corporate Affairs for the General Partner and its predecessor, PCMC.

                             CONFLICTS OF INTEREST

GENERAL

     Certain conflicts of interest could arise as a result of the General Partner's relationships with Corp. I, on the one hand, and the Partnership, Manufacturing and Marketing, on the other hand. The board of directors of Corp. I and the officers of the General Partner have a duty to manage such entities in the best interests of their shareholders and partners, respectively. As the general partner of the Partnership, the General Partner has a fiduciary duty to manage the Partnership in the best interests of Unitholders and, consequently, must exercise good faith and integrity in handling the assets and affairs of the Partnership, Manufacturing and Marketing in addition to such other obligations as it may assume under the Partnership Agreement. In order to ensure that such standards are met, the Board of Directors of Corp. I has created the Conflicts Committee which is composed of three directors who are not affiliated with the General Partner, Corp. I or any of their affiliates (other than through their positions as directors of Corp. I), and such committee meets as often as deemed appropriate to review specific transactions, policies and practices of the Partnership dealing with various matters as to which conflicts of interest may arise. See "Management -- Executive Officers and Directors."

     As general partner of the Partnership and Manufacturing, the General Partner makes all decisions relating to the management of those entities. In addition, the General Partner has the ability to designate the executive officers and directors of Marketing because of the Partnership's ownership of 96% of the outstanding common stock of Marketing. Due to the General Partner's direct ownership of 4% of the common stock of Marketing, a 2% general partner interest in Manufacturing, and a 2% general partner interest in the Partnership, as well as its right to receive incentive distributions if certain levels of cash distributions to Unitholders are achieved, the General Partner's economic interest in such entities may result in conflicts of interest in making determinations that affect the operating performance and cash flows of such entities. The General Partner is not required to make additional capital contributions to the Partnership in order to maintain its general partner interest, including its right to receive incentive distributions, following the issuance of additional Units.

     Conflicts of interest may arise in the situations described below, among others:

CERTAIN ACTIONS TAKEN BY THE GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS

     Decisions of the General Partner with respect to, among other things, the amount and timing of timber harvests, property sales, distributions of Cash from Capital Transactions, capital contributions to subsidiaries of the Partnership, cash expenditures, participation in capital expansions and acquisitions, borrowings, the issuance of additional Units and adjustments made to reserves affect the amount of cash distributable to Unitholders. The Partnership Agreement provides that any such actions taken in good faith by the General Partner will not constitute a breach of any duty owed by the General Partner to the Partnership or the Unitholders, provided that such actions are deemed to be fair and reasonable to the Partnership. As a part of the Transactions, a capital contribution will be made by the Partnership to Manufacturing in an amount that, when added to the proceeds received from the sale of the Arden Sawmill, will be sufficient to allow Manufacturing to acquire the Southern Facilities. The General Partner is not required to make a corresponding capital contribution to Manufacturing in order to maintain its general partner interest therein.

TIMBER SUPPLY

     Manufacturing is substantially dependent upon the Partnership for a continuing source of logs from the Timberlands for use as raw materials in the Conversion Facilities. Similarly, Manufacturing is an important customer for the timber of the Partnership. As a result, a significant amount of the timber to be harvested by the Partnership from the Timberlands is sold to Manufacturing and a substantial portion of the timber required for the operations of Manufacturing is purchased from the Partnership. Certain conflicts of interest may arise in connection with such dealings, in particular with respect to determinations of the prices at which logs are to be sold by the Partnership to Manufacturing, the timing and amount of timber harvesting, the amount of logs to be made available to Manufacturing and to other customers and the quality of logs to be sold to Manufacturing. Each quarter, the General Partner sets prices for log sales from the Partnership to Manufacturing based on estimates made by the General Partner of fair market values.

     With respect to the selection and scheduling of logs to be sold by the Partnership, the General Partner manages the Timberlands consistent with the Partnership's need to generate regular cash flow to meet the cash distribution requirements of the Partnership.

SALE OF MANUFACTURED PRODUCTS

     All of the products of Manufacturing are transferred to Marketing for ultimate sale to third parties. Certain conflicts of interest could arise in connection with such dealings, in particular with respect to determinations of the prices at which such products are transferred to Marketing as well as to the consideration paid to Marketing for the marketing services rendered. Manufacturing currently transfers its products to Marketing at fair market value and pays Marketing a 1% commission for its services.

THE PARTNERSHIP REIMBURSES THE GENERAL PARTNER AND ITS AFFILIATES FOR CERTAIN EXPENSES

     Under the terms of the Partnership Agreement, the General Partner and its affiliates are reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing staff and support services to the Partnership. See "Management."

THE GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY WITH RESPECT TO THE PARTNERSHIP'S OBLIGATIONS

     Whenever possible, the General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partner or its assets.

UNITS ARE SUBJECT TO THE GENERAL PARTNER'S LIMITED CALL RIGHT

     If at any time less than 10% of the then issued and outstanding Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign to any of its affiliates or to the Partnership, to acquire all but not less than all of the remaining Units held by such unaffiliated persons at specified prices. The General Partner may use its own discretion in determining whether to exercise such right. As a consequence of the General Partner's right to purchase outstanding Units, a Unitholder may be required to sell his Units at a time when he may not desire to sell them or at a price that is less than the price at which he would be willing to sell them. See "Summary Description of the Partnership Agreement -- Limited Call Right."

FIDUCIARY DUTIES OF THE GENERAL PARTNER; INDEMNIFICATION

     The General Partner and its affiliates (including Corp. I) are accountable to the Partnership and the Unitholders as fiduciaries. Consequently, the General Partner must exercise good faith and integrity in handling the business and affairs of the Partnership. In contrast to the relatively well developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. The Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware Act"), does not define with particularity the fiduciary duties owed by general partners, but fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duties would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. However, the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard duty owed by general partners to limited partners. In order to induce the General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner and its affiliates to the Partnership and the

Unitholders and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. In order to ensure that such standards are met, the Board of Directors of Corp. I has created the Conflicts Committee. See
"-- General."

     The Partnership Agreement provides that whenever a conflict of interest arises between the General Partner or its affiliates, on the one hand, and the Partnership or any Limited Partners, on the other hand, the General Partner shall, in resolving such conflict, consider the relative interests of the parties involved in such conflict, any customary or accepted industry practices, any applicable generally accepted accounting practices or principles and such additional factors as the General Partner determines to be relevant, reasonable or appropriate. The same considerations apply whenever the Partnership Agreement provides that the General Partner will act in a manner that is fair and reasonable to the Partnership or the Limited Partners. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest although it is not clear under Delaware law that such provisions would be enforceable. The Partnership Agreement also provides that in certain circumstances the General Partner will act in its sole discretion, in good faith, or pursuant to other appropriate standards.

     The Delaware Act provides that a limited partner may institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the common or statutory law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

     The Partnership Agreement provides that the General Partner will not be liable to the Partnership, the Unitholders or assignees thereof for errors of judgment or for any act or omission taken in good faith; however, the extent to which these provisions would be enforceable under Delaware law is not clear. In addition, the Partnership is required, under the terms of the Partnership Agreement, to indemnify the General Partner and its affiliates and their directors, officers, partners, employees and agents against liabilities, costs and expenses incurred by the General Partner or other such persons, if the General Partner or such persons acted in good faith and in a manner they in good faith believed to be in, or not opposed to, the best interests of the Partnership. See "Summary Description of the Partnership Agreement--Indemnification."

     The fiduciary obligations of general partners is a developing area of the law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions of the Partnership Agreement that purport to waive or restrict fiduciary responsibilities of the General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and the officers and directors acting on its behalf and the remedies available to Unitholders.

                            DESCRIPTION OF THE UNITS

     The following discussion of certain provisions of the deposit agreement among the Partnership, The First National Bank of Boston, a national banking association (the "Depositary"), the General Partner and the holders of Depositary Receipts (the "Deposit Agreement"), a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part, is qualified in its entirety by reference thereto.

GENERAL

     Upon the closing of this offering, the Underwriters will deposit all of the limited partner interests purchased by them in connection with this offering with the Depositary in exchange for Units evidenced by Depositary Receipts. Upon receipt of a properly executed Transfer Application (set forth on the reverse side of the Depositary Receipt), the Depositary will issue such Depositary Receipts in registered form to each purchaser of Units in this offering. Purchasers may hold Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a Limited Partner.

     Generally, the Units are equity securities entitled to participate in such distributions of Partnership funds as may properly be made from time to time in the sole discretion of the General Partner and, in the event of any liquidation or winding up of the Partnership, to share with the General Partner any assets of the Partnership remaining after satisfaction of Partnership liabilities pursuant to the terms of the Partnership Agreement. See "Cash Distribution Policy--Distributions of Cash Upon Liquidation."

     The percentage interest represented by a Unit (the "Percentage Interest") at any time is equal to the ratio that it bears at such time to the total number of Units outstanding, multiplied by 98%. Each Unit evidences entitlement to participate in a percentage of the Partnership's income, gains, losses, deductions, credits and distributions. The amount of a Unitholder's Percentage Interest will be subject to dilution in the event that the Partnership issues more Units or issues other securities. The Partnership has the authority to issue additional limited partner interests and other equity securities of the Partnership or other securities ranking on a parity with or junior to the Units without the approval of the Unitholders. Subject to approval of a majority of the then outstanding Units (excluding Units held by the General Partner and its affiliates), the General Partner has the authority under the Partnership Agreement to cause the Partnership to issue additional Units or classes or series of limited partners' interests ranking senior to the Units as to distributions, allocations of profit and loss, liquidation and voting rights. See "Summary Description of the Partnership Agreement--Issuance of Additional Units and Securities." Other than the 750,000 additional Units that will be issued if the Underwriters' over-allotment option is exercised in full, the Partnership has no current intention to issue any additional Units or other classes or series of limited partner interests.

     The Units are registered under the Exchange Act, and the Partnership is subject to the reporting and proxy solicitation requirements of the Exchange Act and the rules and regulations thereunder. See "Summary Description of the Partnership Agreement--Meetings; Voting." The Partnership is required to file periodic reports containing financial and other information with the SEC.

TRANSFER OF UNITS

     The Units evidenced by Depositary Receipts are freely transferable, except as restricted by federal or state securities laws. Until a Unit has been transferred on the books of the Depositary, the Depositary and the Partnership will treat the record holder thereof as the absolute owner for all purposes. A transfer of a Unit will not be registered by the Depositary or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. Units evidenced by Depositary Receipts are securities and are transferable according to the laws governing transfers of securities. By executing and delivering the Transfer Application, the transferee is deemed to have requested admission as a Substituted Limited Partner in the Partnership, agreed to be bound by the terms and conditions of and executed the Partnership Agreement and the Deposit Agreement, represented that he has authority to enter into the Partnership Agreement and the Deposit Agreement, granted powers of attorney to the General Partner and any liquidator of the Partnership and made the consents and waivers contained in the Partnership Agreement. Unless and until admitted as a Limited Partner pursuant to the Partnership Agreement, such transferee has the rights of an Assignee as set forth therein. A purchaser or other transferee who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Depositary Receipt to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a Substituted Limited Partner in the Partnership with respect to the transferred Units. Thus, such purchaser or transferee will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Units. Whether or not a transferee executes the Transfer Application, a transferee, by acceptance of the Depositary Receipt, is deemed to become a party to the Deposit Agreement and bound by its terms and conditions. The transferor will have the duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of a Unit. See "Summary Description of the Partnership Agreement--Status as Limited Partner or Assignee."

     If because of the nationality or other status of any Limited Partner or Assignee, the Partnership is or becomes subject to federal, state or local laws or regulations that would create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest, the General Partner may request any such Limited Partner or Assignee to furnish to the General Partner or, with respect to Depositary Receipts, to the Depositary within 30 days after receipt of such request an executed Citizenship Certification or such other information concerning his nationality, citizenship or other status (or, if the Limited Partner or Assignee is a nominee holding for the account of another person, the nationality, citizenship or other status of such person) as the General Partner may request. If the Limited Partner or Assignee fails to furnish such information or if the General Partner determines, with the advice of counsel, on the basis of the information furnished by such holder in response to the request, that a Limited Partner or Assignee is not qualified to own real property in jurisdictions in which the Partnership does business or subjects the Partnership to a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest, the General Partner may be substituted as the limited partner for such record holder, who will then be treated as a Non-citizen Assignee, and the General Partner will have the right to redeem the Units held by such record holder. See "Summary Description of the Partnership Agreement--Non-citizen Assignees; Redemption."

WITHDRAWAL OF UNITS

     Upon the written request of a Limited Partner for withdrawal of Units from deposit and the surrender of his Depositary Receipt in compliance with the terms of the Deposit Agreement, the Depositary will request from the Partnership and deliver to the Limited Partner a certificate representing the withdrawn Limited Partner interests previously represented by Units. Units withdrawn from the Depositary are not transferable, except by bequest or transfer upon death or operation of law; provided, however, that the General Partner or its affiliates may transfer Units between or among themselves without restriction (except with respect to distribution rights), and any Limited Partner may transfer Units to the Partnership or the General Partner. In order to transfer the Units so withdrawn, a Unitholder must redeposit such Limited Partner interests with the Depositary by delivering the certificate representing such Limited Partner interests to the Depositary and must request a Depositary Receipt evidencing Units, which may then be transferred. Redeposit of such Units with the Depositary will require 60 days' advance written notice (except for redeposit by the Partnership or its affiliates, which will not require any prior notice) and may be subject to certain other restrictions.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may at any time resign or be removed by the Partnership, in which case a qualified successor will be appointed by the Partnership. If no successor is appointed within 30 days after such resignation, the General Partner is authorized to act as the Depositary until such time as the Partnership appoints a successor Depositary.

AMENDMENT

     Any provisions of the Deposit Agreement, including the form of Depositary Receipt or Transfer Application, may at any time and from time to time be amended by agreement between the Partnership and the Depositary in any respect deemed necessary or desirable by them, without approval by the Unitholders. No amendment to the Deposit Agreement may impair the right of a Limited Partner in the Partnership to surrender a Depositary Receipt and withdraw his Units, and no amendment to the Deposit Agreement may be made without the approval of the General Partner. The Depositary will furnish notice to any securities exchange on which Units are listed for trading and to each record holder of a Depositary Receipt at the time any material amendment of the Deposit Agreement becomes effective, and each such holder will be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as so amended.

     The Depositary must give notice of the imposition of any fee or charge (other than fees and charges provided for in the Deposit Agreement), or change therein, upon holders or transferees of Units to all record holders of Depositary Receipts and to any securities exchange upon which the Units are or may be listed or admitted to trading. The imposition of such fee or charge, or change therein, shall not be effective until the expiration of 90 days after the date of such notice, unless it earlier becomes effective in the form of any amendment to the Deposit Agreement effected by the Partnership and the Depositary.

TERMINATION

     The Depositary will terminate the Deposit Agreement, whenever directed to do so by the Partnership, by mailing notice of termination to the record holders of the Units then outstanding at least 30 days before the date fixed for termination in the notice.

DUTIES AND STATUS OF DEPOSITARY

     The Depositary's only duties as Depositary are the essentially ministerial ones set forth in the Deposit Agreement. In addition to acting as depositary for the Units, the Depositary acts as a registrar and transfer agent for the Units. The Depositary receives a fee from the Partnership for serving in such capacities. The Partnership will indemnify the Depositary and its agents against all claims that may arise out of acts performed or omitted in respect of the Deposit Agreement except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the Depositary or any of its agents.

     All fees charged by the Depositary for transfers and withdrawals of Units will be borne by the Partnership and not by the holders of Depositary Receipts (except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a holder of a Depositary Unit, including redeposit of withdrawn Units, and other similar fees or charges will be borne by the affected Unitholder). There will be no charge to holders of Units for disbursements of the Partnership's cash distributions.

                SUMMARY DESCRIPTION OF THE PARTNERSHIP AGREEMENT

     The following paragraphs summarize certain provisions of the Partnership Agreement of the Partnership. A copy of the Partnership Agreement may be obtained from the Partnership upon request. See "Incorporation of Certain Documents." Capitalized terms used in the following discussion not otherwise defined herein are used as defined in the Partnership Agreement. The following discussion is qualified in its entirety by reference to the Partnership Agreement.

     Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Partnership with the General Partner and its affiliates, see "Conflicts of Interest"; with regard to the management of the Partnership and its subsidiaries, see "Management"; with regard to the transfer of Units, see "Description of the Units"; with regard to distributions of cash, see "Cash Distribution Policy"; and with regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION

     The Partnership was organized in 1989 as a Delaware limited partnership. The General Partner is the general partner of the Partnership. The Partnership will dissolve on December 31, 2047, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

     The purpose of the Partnership under the Partnership Agreement is to conduct any business permitted under Delaware law including, but not limited to, the acquisition, development, ownership, management, operation, leasing and disposition of timberlands, and the production and sale of forest products. The General Partner is authorized in general to perform all acts it deems necessary to carry out such purposes and to conduct the business of the Partnership.

POWER OF ATTORNEY

     Each Limited Partner of the Partnership, and each person who acquires a Unit from a prior holder and executes and delivers a Transfer Application with respect thereto, is deemed to have granted to the General Partner and, if a liquidator has been appointed, the liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Partnership Agreement and to give the consents and waivers pursuant to the terms of the Partnership Agreement.

REIMBURSEMENT

     The Partnership reimburses the General Partner for all direct and indirect expenses and payments it incurs on behalf of the Partnership and the allocable portion of fees and expenses that the General Partner incurs or makes on behalf of the Partnership. The General Partner, in a reasonable manner in its sole discretion, determines the allocable fees and expenses. The General Partner may also, in its sole discretion, subject only to the limitations on issuance of additional Units and other securities (see "--Issuance of Additional Units and Securities"), adopt on behalf of the Partnership employee benefit plans for the benefit of employees of the General Partner, the Partnership, any subsidiary or any affiliate of any of them, in connection with services performed for the benefit of the Partnership or any subsidiary.

RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER

     The activities of the General Partner are limited by the Partnership Agreement to the management of the activities and operations of the Partnership. The authority of the General Partner is limited in certain respects under the Partnership Agreement. Except as otherwise provided in the Partnership Agreement, the General Partner is prohibited, without the written approval of all of the Limited Partners, from taking any action in contravention of the Partnership Agreement, including, among other things, (i) taking any action that would make it impossible to carry on the ordinary business of the Partnership;
(ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a person as a Partner; (iv) amending the Partnership Agreement in any manner; or
(v) transferring its interest as General Partner of the Partnership. In addition, the General Partner may not, without the approval of at least a majority of the outstanding Units (excluding Units owned by the General Partner and its affiliates), sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of Manufacturing, provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval and the above restrictions do not apply to any forced sale of any or all of the Partnership's assets pursuant to the foreclosure of, or other realization upon, any such encumbrance. The General Partner is also prohibited from taking any action, or refusing to take any reasonable action, the effect of which action taken or not taken, as the case may be, would be to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes without the consent of at least 66 2/3% of each class of outstanding Units, and the vote of at least a majority of outstanding Units (excluding any Units owned by the General Partner and its affiliates). While serving as general partner of the Partnership, the General Partner may not take any action, including, without limitation, making a dividend or distribution or repurchasing stock, if the effect of such action would be to reduce the General Partner's net worth below an amount necessary, in the opinion of counsel, for the Partnership to be treated as a partnership for federal income tax purposes.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

     The General Partner has agreed not to voluntarily withdraw as general partner prior to January 1, 2000 (with limited exceptions described below). However, the General Partner may withdraw before such time by giving at least 90 days' advance written notice, provided that, prior to the effective date of such withdrawal, the Limited Partners approve such withdrawal by the vote of at least 66 2/3% of the outstanding Units (excluding Units owned by the General Partner and its affiliates). On or after January 1, 2000, the General Partner may withdraw by giving at least 90 days' advanced written notice, and such withdrawal will not constitute a breach of the Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without such Limited Partner approval upon 90 days' notice to the Limited Partners if more than 50% of the outstanding Units not held by the General Partner and its affiliates are owned beneficially or of record or controlled by one person or its affiliates. In addition, the Partnership Agreement permits the General Partner (in certain limited circumstances) to sell or otherwise transfer all of its general partner interest in the Partnership without the approval of the Unitholders. See "-- Transfer of General Partner Interests."

     If the General Partner withdraws by giving written notice or if the General Partner is removed by the requisite vote of Limited Partners, holders of at least a majority of the outstanding Units (excluding Units owned by the General Partner and its affiliates) may, prior to the effective date of the General Partner's withdrawal or removal, elect a successor General Partner. If, prior to the effective date of the General Partner's withdrawal or removal, the Limited Partners do not select a successor, or the Partnership does not obtain an opinion of counsel that the General Partner's withdrawal would not result in the loss of limited liability of the Limited Partners or cause the Partnership to be treated as a corporation or as an association taxable as a corporation for federal income tax purposes, the Partnership will be dissolved after such withdrawal or removal unless within 90 days after such withdrawal or removal all partners agree to continue the business of the Partnership and appoint a successor General Partner and, within an additional 90 days at least 66 2/3% of the outstanding Units elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement.

     The General Partner may not be removed unless such removal is approved by the written consent or affirmative vote of the holders of at least 66 2/3% of the outstanding Units (excluding Units held by the General Partner and its affiliates), subject to the satisfaction of certain conditions. Any such removal must also provide for the election and succession of a new General Partner. The right of the Limited Partners to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion of counsel that such removal and the selection of a successor will not result in the loss of the limited liability of the Partnership or any Limited Partner or cause the Partnership to be treated as a corporation or an association taxable as a corporation for federal income tax purposes. If such selection of a successor general partner or receipt of an opinion of counsel do not occur, the Partnership will be dissolved.

     In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate the Partnership Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where "cause" does not exist, the General Partner would have the option to require a successor general partner to acquire the general partner interest of the departing General Partner (the "Departing Partner") for a cash payment equal to the fair market value of such interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner withdraws as a general partner of the Partnership under circumstances where such withdrawal violates the Partnership Agreement, or if the General Partner is removed by the Limited Partners under circumstances where cause exists, a successor general partner would have the option to acquire such partner interest in accordance with the preceding sentence and the Departing Partner would not have such option. For purposes of the foregoing, "cause" means that a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership. The fair market value will be determined by agreement between the Departing Partner and its successor, or, if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor (or, if no expert can be agreed upon, by an expert chosen by the expert selected by the Departing Partner and its successor). Regardless of whether the General Partner is removed with or without cause, the Partnership would also be required to reimburse the

Departing Partner for all reimbursements due the General Partner described in "--Reimbursement" above, including any employee-related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

     If the successor general partner does not acquire the Departing Partner's partnership interest in the manner referred to in the previous paragraph, the Departing Partner would become a Limited Partner and its partnership interest, valued as described in the previous paragraph, would be converted into Units. If the option described in the preceding paragraph is not exercised by the party entitled to do so, the successor General Partner would be required, at the effective date of its admission to the Partnership, to contribute to the capital of the Partnership cash in an amount such that its capital account, after giving effect to such contribution and any adjustments made to the capital accounts of all partners pursuant to the terms of the Partnership Agreement, would be equal to that percentage of the capital accounts of all partners that is equal to its Percentage Interest as the General Partner.

TRANSFER OF GENERAL PARTNER INTERESTS

     The General Partner may transfer all, but not less than all, of its interest in the Partnership to a single transferee if, but only if, (i) the holders of at least 66 2/3% of the outstanding Units (excluding Units owned by the General Partner and its affiliates) approves of such transfer and of the admission of such transferee as General Partner, (ii) the transferee agrees to assume and be bound by the provisions of the Partnership Agreement and (iii) the Partnership receives an opinion of counsel that such transfer would not result in the loss of limited liability of any Limited Partner or the taxation of the Partnership as a corporation or as an association taxable as a corporation for federal income tax purposes. In addition, the General Partner may transfer all of its interest in the Partnership without the approval of the Limited Partners upon its merger, consolidation or other combination into another entity or the transfer of all or substantially all of its assets to another entity, to such entity, provided in either case that such entity assumes the rights and duties of the General Partner and furnishes an opinion of counsel that such transfer would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be taxable as a corporation or an association taxable as a corporation for federal income tax purposes.

STATUS AS LIMITED PARTNER OR ASSIGNEE

     Except as described under "--Limited Liability," Units are fully paid, and Limited Partners will not be required to make additional contributions to the Partnership. No Limited Partner is entitled to withdrawal or return of cash or assets contributed to the Partnership. No Limited Partner or Assignee may take part in the operation, management or control of the Partnership's business.

     Each purchaser of Units offered hereby must execute a transfer application requesting admission as and agreeing to become a Substituted Limited Partner in the Partnership. If such action is not taken, a purchaser will not be registered as a record holder of Units on the books of the Depositary or issued a Unit. Purchasers may hold Units in nominee accounts. See "Description of the Units--Transfer of Units" for a more complete description of the requirements for the transfer of Depositary Units and Depositary Receipts.

     An Assignee, pending its admission by the General Partner as a Substituted Limited Partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions of the Partnership, including liquidating distributions. With respect to voting rights attributable to Units that are held by Assignees, the General Partner will be deemed to be the Limited Partner with respect thereto and will, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the record holder of such Units. See "--Meetings; Voting" below. Transferees who do not execute and deliver a Transfer Application will be treated neither as Assignees nor as record holders of Units, and will not receive allocations, cash distributions or reports furnished to record holders of Units. The only right such transferees will have is the right to negotiate the Depositary Receipts representing such Units to a purchaser or other transferee and the right to transfer the right to request admission as a Limited Partner in respect of the transferred Depositary Receipts to a purchaser or other transferee. A nominee or broker who has executed a Transfer Application with respect to Units held in street name or nominee accounts will receive such allocations, distributions and reports pertaining to such Units.

NON-CITIZEN ASSIGNEES; REDEMPTION

     If the Partnership is or becomes subject to federal, state or local laws or regulations that would create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality or other status of any Limited Partner or Assignee, the General Partner may request any such Limited Partner or Assignee to furnish to the General Partner or, with respect to Depositary Receipts, to the Depositary within 30 days after receipt of such request an executed Citizenship Certification or such other information concerning his nationality, citizenship or other status (or, if the Limited Partner or Assignee is a nominee holding for the account of another person, the nationality, citizenship or other status of such person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish such Citizenship Certification or other information within 30 days after a request therefor, or if the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not qualified to own real property in jurisdictions in which the Partnership does business or subjects the Partnership to a substantial risk of cancellation or forfeiture of any property in which it has an interest, then the Units owned by such Limited Partner or Assignee shall be subject to redemption and such Limited Partner or Assignee may be treated as a Non-citizen Assignee. The Partnership Agreement sets forth the rights of such a Limited Partner or Assignee upon redemption. Pending such redemption or in lieu thereof, the General Partner may change the status of any such Limited Partner or Assignee to that of a Non-citizen Assignee. In addition to other limitations on the rights of an Assignee who is not a Substituted Limited Partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership. See "--Status as Limited Partner or Assignee."

ISSUANCE OF ADDITIONAL UNITS AND SECURITIES

     The Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership ("Additional Units") for such consideration and on such terms and conditions as shall be established by the General Partner. The Partnership may issue (i) Additional Units or other Partnership securities ranking on a parity with or junior to the Units with respect to distributions, income or losses or upon liquidation, without the approval of the Units or (ii) Partnership securities ranking senior to the Units in priority of distributions or allocations prior to or upon liquidation, with the approval of the holders of a majority of the outstanding Units (except Units owned by the General Partner and its affiliates). See "Conflicts of Interest."

LIMITED CALL RIGHT

     If at any time less than 10% of the outstanding Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any affiliate or the Partnership, to purchase all, but not less than all, of the outstanding Units held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least ten, but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (a) the current market price as of the date of such notice, (b) the initial price per unit at which the Units were offered for public sale and (c) the highest cash price paid by the General Partner for any Unit purchased within 90 days preceding the date of such notice. As a consequence of the General Partner's right to purchase outstanding Units, a Unitholder may be required to sell his Units at a time when he may not desire to sell them or at a price that is less than the price at which he would be willing to sell them. The tax consequences to a Unitholder of the exercise of this call right are the same as a sale by such Unitholder of his Units on the market.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to the Partnership Agreement may be proposed solely by the General Partner. In order to adopt an amendment, the General Partner is required to seek the written approval of the holders of the number of Units required to approve such amendment or call a meeting of the Limited Partners to consider and vote on such proposed amendment, except as described below. Proposed amendments (unless otherwise specified) must be approved by at least 66 2/3% of the outstanding Units, except that no amendment may be made which would (i) enlarge the obligations of any Limited Partner, (ii) modify the compensation payable to the General Partner or any of its affiliates by the Partnership,
(iii) change the term of the Partnership or the vote required to wind up the affairs of the Partnership, (iv) restrict any action by or rights of the General Partner or (v) give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of 66 2/3% of outstanding Units.

     The General Partner has broad discretion to amend the Partnership Agreement without the approval of any Limited Partner or Assignee to reflect (i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of Partners in accordance with the Partnership Agreement, (iii) a change that, in the sole discretion of the General Partner, is reasonable and necessary to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be taxable as a corporation or treated as an association taxable as a corporation for federal income tax purposes, (iv) a change (a) that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect, (b) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including, without limitation, the Delaware Act) or that is necessary or desirable to facilitate the trading of the Depositary Units (including, without limitation, the division of outstanding Units into different classes in order to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the Depositary Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners or (c) that is required to effect the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement,
(v) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, (vi) subject to the limitations on the issuance of additional Units or other limited or general partner interests described above, an amendment that the General Partner determines in its sole discretion to be necessary or desirable in connection with the authorization for issuance of any class or series of Units, (vii) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone, (viii) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with the Partnership Agreement or (ix) any other amendments similar to the foregoing.

     The General Partner will not be required to obtain an opinion of counsel in the event of the amendments in the preceding paragraph. No other amendments to the Partnership Agreement will become effective without the approval of the record holders of all Units unless the Partnership obtains an opinion of counsel to the effect that such amendment will not (i) cause the Partnership to become taxable as a corporation or treated as an association taxable as a corporation for federal income tax purposes and (ii) affect the limited liability of any Limited Partner in the Partnership under applicable law.

     Any amendment that would have a material adverse effect on the holders of any class of outstanding Units must be approved by the holders of not less than 66 2/3% of the outstanding Units of such class. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of partners constituting not less than the voting requirement sought to be reduced.

MEETINGS; VOTING

     Record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of Limited Partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Units that are owned by Assignees who have not yet been admitted as Limited Partners, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee. Absent such direction, such Units will not be voted.

     Except as may be necessitated by any transaction described in "Cash Distribution Policy--General," the General Partner does not anticipate that any meeting of Limited Partners will be called in the foreseeable future. Any action that is required or permitted to be taken by the Limited Partners may be taken either at a meeting of the Limited Partners or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of Units as would be necessary to authorize such action at a meeting of the Limited Partners. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Limited Partners may vote either in person or by proxy at meetings. Outstanding Units representing at least 66 2/3% or a lesser percentage if the action to be taken may be approved by a lesser vote, of the class for which a meeting is to be held represented in person or by proxy will constitute a quorum at a meeting of such class of Limited Partners. Except for certain amendments to the Partnership Agreement, substantially all matters submitted for a vote are to be determined by the affirmative vote, in person or by proxy, of holders of at least 66 2/3% of the outstanding Units.

     Each record holder of a Unit has a vote according to his Percentage Interest in the Partnership. Additional Units having special voting rights could be issued by the General Partner without the approval of the Limited Partners. The Partnership Agreement provides that Units held in nominee or street name accounts will be voted by the broker (or other nominee) pursuant to the instructions of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

     Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of Units (whether or not any such record holder has been admitted as a Limited Partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Depositary at the request of the Partnership. Holders of undeposited limited partner interests will also receive from the Partnership such notices, demands, requests, reports or proxy materials.

INDEMNIFICATION

     The Partnership Agreement provides that the Partnership will, to the fullest extent permitted by law, indemnify and hold harmless the General Partner, any Departing Partner, any person who is or was an affiliate of the General Partner or any Departing Partner, any person who is or was an officer, director, employee, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner or any person who is or was serving at the request of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, agent or trustee of another person (collectively, "Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the General Partner, a Departing Partner or any affiliate of either, an employee, partner, agent or trustee of the General Partner, any Departing Partner or any affiliate of either or a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of the Partnership. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be so indemnified. The Partnership is authorized to purchase insurance against liabilities asserted against and expenses incurred by the General Partner and such other persons as the General Partner shall determine in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such persons against such liabilities. No Indemnitee will be liable for monetary damages to the Partnership or any person with an interest in the Units for losses sustained or liabilities incurred as a result of any act or omission made in good faith.

LIMITED LIABILITY

     Assuming that a Limited Partner does not take part in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to the Partnership in respect of his Units plus his share of any undistributed profits and assets of the Partnership. If it were determined, however, that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement or to take other actions pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the Limited Partner's conduct, that the Limited Partner is a general partner.

     Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and who knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for a period of three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

     The Partnership currently conducts business in Idaho, Montana and Washington and, following the consummation of the Riverwood Acquisition, will also conduct business in Arkansas, Louisiana and Texas and may conduct business in other states. Maintenance of limited liability will require compliance with legal requirements in such jurisdictions in which the Partnership conducts business. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to make certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the Limited Partner could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner under certain circumstances. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

BOOKS AND REPORTS

     The General Partner is required to keep appropriate books of the business at the principal offices of the Partnership. The books will be maintained for financial reporting purposes on an accrual basis in accordance with generally accepted accounting principles. The fiscal year of the Partnership is the calendar year.

     As soon as practicable, but in no event later than 120 days after the close of each calendar year, the General Partner will cause to be mailed to each record holder of a Unit (as of a date selected by the General Partner) an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared on the accrual basis in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 45 days after the close of each calendar quarter (except the fourth quarter), the General Partner will cause to be mailed to each record holder of a Unit (as of a date selected by the General Partner) unaudited financial statements prepared in the same manner and such other information as may be required by applicable law, regulation or rule of any national securities exchange on which the Units are listed for trading.

     The General Partner will use all reasonable efforts to furnish each record holder of a Unit information required for federal and state tax reporting purposes within 90 days after the close of each taxable year of the Partnership. Such information is expected to be furnished in a summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

     The Partnership Agreement provides that a Limited Partner can, for a purpose reasonably related to such Limited Partner's interest as a limited partner of the Partnership, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each Partner, (ii) a copy of the Partnership's federal, state and local tax returns,
(iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or other asset, contributed or to be contributed by each Partner and the date on which each became a Partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition, and (vi) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the Limited Partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

MERGER

     The Partnership may merge or consolidate with one or more corporations, business trusts or associations or other types of entities, as provided in the Partnership Agreement. Merger or consolidation of the Partnership requires the approval of the General Partner and at least 66 2/3% of the outstanding Units of each class, unless the merger agreement contains any provision that, if contained in an amendment to the Partnership Agreement, would require, under the Partnership Agreement or the Delaware Act, the approval of a greater Percentage Interest of Unitholders.

TERMINATION, DISSOLUTION AND LIQUIDATION

     The Partnership will continue until December 31, 2047, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election of the General Partner to dissolve the Partnership if approved by the holders of at least 66 2/3% of the outstanding Units (excluding Units held by the General Partner and its affiliates), (ii) the sale of all or substantially all of the assets and properties of the Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act, or (iv) the withdrawal or removal of the General Partner (including, but not limited to, withdrawal by reason of the bankruptcy or dissolution of the General Partner) in accordance with the terms of the Partnership Agreement, provided that the Partnership shall not be dissolved upon an event described in clause
(iv) if the General Partner gives a notice of withdrawal or is removed pursuant to the terms of the Partnership Agreement and the holders of at least a majority of the Units (excluding Units owned by the General Partner and its affiliates) elect a successor General Partner, which successor is admitted immediately prior to the effective time of the withdrawal. Upon a dissolution caused by (a) the withdrawal or removal of the General Partner and the failure of all partners to agree, within 90 days of such withdrawal or removal, to continue the business of the Partnership and appoint a successor General Partner or (b) the dissolution of the Partnership based upon the General Partner (A) making a general assignment for the benefit of creditors, (B) filing a voluntary bankruptcy petition, (C) filing a petition seeking its reorganization, rearrangement, readjustment, liquidation, distribution or similar relief under any law or (D) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in clauses (A) to (C), holders of at least 66 2/3% of the outstanding Units may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as a general partner an entity approved by holders of at least 66 2/3% of the outstanding Units, subject to receipt by the Partnership of an opinion of counsel that such reconstitution, continuation and approval will not result in the loss of the limited liability of the Limited Partners or cause the Partnership or the reconstituted limited partnership to be taxable as a corporation or an association taxable as a corporation for federal income tax purposes.

     Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will liquidate the Partnership's assets and apply and distribute the proceeds of the liquidation in the order of priority set forth in the Partnership Agreement. The Liquidator may defer liquidation or distribution of the Partnership's assets and/or distribute assets to partners in kind if it determines that a sale would be unsuitable.

                               TAX CONSIDERATIONS

     This section is a summary of the principal tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "--Legal Opinions and Advice," represents the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change with or without retroactive effect. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

LEGAL OPINIONS AND ADVICE

     Counsel has expressed its opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership will be treated as a partnership, (ii) owners of Units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Partnership, (iii) distributions by the Partnership will generally not be taxable to a Unitholder for federal income tax purposes to the extent of his basis in his Units immediately before the distribution, and (iv) with the exception of the allocation of recapture income (discussed below), allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of items of income, gain, loss or deduction. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

     Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or prospective Unitholders, Counsel has advised the General Partner that, based on current law, the following is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of Units. The discussion focuses on prospective

Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective Unitholder should consult, and should depend on, his tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the ownership or disposition of Units.

     For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units (see "--Tax Treatment of Operations--Treatment of Short Sales"), (ii) whether a Unitholder acquiring Units in separate transactions must maintain a single aggregate adjusted tax basis in his Units (see "--Disposition of Units--Recognition of Gain or Loss"), (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Units--Allocations between Transferors and Transferees"), and (iv) whether the Partnership's method for depreciating Section 743 adjustments, utilized to maintain the uniformity of the economic and tax characteristics of the Units, is sustainable (see "--Uniformity of Units").

     Except as set forth below under "--Partnership Status," no ruling has been requested from the Internal Revenue Service with respect to the foregoing issues or any other matter affecting the Partnership or prospective Unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the Internal Revenue Service. The costs of contesting any issues with the Internal Revenue Service will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the Partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     Other than as described below, no ruling has been sought from the Internal Revenue Service as to the status of the Partnership as a partnership for federal income tax purposes. Instead, the Partnership is relying on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership has been and will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, Counsel has relied on certain representations and covenants made by the Partnership and the General Partner. Such factual matters are as follows:

          a. With respect to the Partnership, the General Partner, at all times while acting as general partner of the Partnership, has and will have a net worth, computed on a fair market value basis, excluding its interests in the Partnership and any notes or receivables due from the Partnership, of not less than $5 million;

          b. The Partnership has been and will be operated in accordance with
     (i) all applicable partnership statutes, (ii) the Partnership Agreement and
     (iii) this Prospectus;

          c. The General Partner has and will at all times act independently of the limited partners (other than with respect to the limited partner interest held by a General Partner); and

          d. For each taxable year, more than 90% of the gross income of the Partnership has been and will be derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including timber, (ii) the sale or other disposition of real property, or (iii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

     Regulations recently proposed by the Internal Revenue Service (the "Check the Box Regulations") may, if adopted as final, make certain of these representations unnecessary. Subject to Section 7704 of the Code, the Check the Box Regulations would generally allow entities such as the Partnership to choose partnership or corporate treatment for federal income tax purposes. It cannot be predicted whether the Check the Box Regulations will become final or the form they will take if they become final.

     Section 7704 of the Code provides that publicly-traded partnerships, such as the Partnership, will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income from the processing, marketing or transportation of timber and also includes income derived from the sale or other disposition of real property. The Partnership's principal sources of income include income from the marketing and sale of timber. The Partnership also derives gross income from sawmill operations and the production and sale of plywood, medium density fiberboard and laminates. The Partnership has obtained rulings from the Internal Revenue Service that the income from its sawmill operations and from the production and sale of plywood and medium density fiberboard constitutes qualifying income within the meaning of Section 7704(d). The Partnership anticipates that its annual gross income from the production and sale of laminates will be de minimis. The General Partner will monitor the amount of gross income derived by the Partnership from the production and sale of laminates. In the event that the Partnership concludes that such gross income could, when considered together with any other sources of nonqualifying income, cause the Partnership to fail the requirements of the Qualifying Income Exception, the Partnership will either obtain a ruling from the Internal Revenue Service that the income from the production and sale of laminates is qualifying income or take other action to prevent the Partnership from failing to meet those requirements.

     The Partnership will use its best efforts to ensure that more than 90% of the Partnership's gross income will be qualifying income. If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the Internal Revenue Service to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

     If the Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be subject to tax at the Partnership level at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) as a nontaxable return of capital (to the extent of the Unitholder's basis in his Units) or taxable capital gain (after the Unitholder's basis in the Units is reduced to zero). Accordingly, treatment of the Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return.

     The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Moreover, the Internal Revenue Service has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Units will be treated as partners of the Partnership for federal income tax purposes. As the above-referenced ruling of the Internal Revenue Service does not extend, on its facts, to assignees of Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Units.

     A beneficial owner of Units whose Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Units for federal income tax purposes. See "--Tax Treatment of Operations-- Treatment of Short Sales."

TAX CONSEQUENCES OF UNIT OWNERSHIP

     Flow-through of Taxable Income. No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by him. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the Unitholder. Currently, the top marginal income tax rate for individuals is 36% subject to a 10% surtax on individuals with taxable income in excess of $263,750 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. The net capital gain of an individual remains subject to a maximum 28% tax rate.

     Treatment of Partnership Distributions. Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent that the amount distributed does not exceed the Unitholder's basis in his Units immediately before the distribution. Cash distributions in excess of a Unitholder's basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under "--Disposition of Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Partnership Losses."

     A decrease in a Unitholder's Percentage Interest in the Partnership because of the issuance by the Partnership of additional Units could decrease such Unitholder's share of nonrecourse liabilities of the Partnership, and thus result in a corresponding deemed distribution of cash. Any such deemed distribution of cash would be non-taxable to the extent it does not exceed the Unitholder's basis in his Units. Although not anticipated, a non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his basis in his Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets").

     Ratio of Taxable Income to Cash Distributions. The ratio of taxable income to cash distributions will have an impact on the investment return to a Unitholder. The General Partner estimates that a purchaser of

Units in this offering who holds such Units from the date of the closing of this offering to the record date for the last quarter of 1999 will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be significantly less than the cash distributed with respect to that period. A majority of such taxable income is expected to be treated as capital gains (depending upon a Unitholder's particular tax circumstances) as a result of an election under Section 631(a) of the Code and as a result of timber transactions qualifying for treatment under Section 631(b) of the Code. The General Partner further estimates that after 1999 the taxable income allocable to the Unitholders will constitute a significantly higher percentage of cash distributed to Unitholders. These estimates are based upon the assumption that Available Cash will approximate an amount required to maintain quarterly distribution with respect to the Units at their current level, along with other assumptions regarding the levels of capital expenditures and required reserves. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the General Partner, especially the assumed prices for logs and other forest products. Further, the estimates are based on current tax law and certain tax reporting positions that the General Partner has adopted and with which the Internal Revenue Service could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentage could be higher or lower and such difference could be material. The General Partner has not requested and does not intend to request any tax ruling from the Internal Revenue Service regarding these tax positions.

     Basis of Units. A Unitholder's initial tax basis for his Units will be the amount he paid for the Units plus his share of the Partnership's nonrecourse liabilities. That basis will be increased by his share of Partnership income and by any increases in his share of Partnership nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Partnership, by the Unitholder's share of Partnership losses, by any decrease in his share of Partnership nonrecourse liabilities and by his share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized. In general, a limited partner has no share of Partnership debt which is recourse to the General Partner, but does have a share, generally based on his share of profits, of Partnership debt which is not recourse to any partner. See "--Disposition of Units--Recognition of Gain or Loss."

     Limitations on Deductibility of Partnership Losses. The deduction by a Unitholder of his share of Partnership losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% in the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Partnership debt, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the basis of the Unitholder's Units increases or decreases (other than increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

     In addition to the foregoing, the passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, a Unitholder will only be able to use any passive losses generated by the Partnership to offset income generated by the Partnership and will not be able to use such losses to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The Internal Revenue Service has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded Partnership as investment income for purposes of the limitations on the deductibility of investment interest.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income."As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) a partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit to the extent attributable to portfolio income of the Partnership. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to Section 631 or to the disposition of property held for investment, unless the taxpayer makes an election to include such gains.

     Allocation of Partnership Income, Gain, Loss and Deduction. The Partnership Agreement requires that a capital account be maintained for each partner, that the capital accounts generally be maintained in accordance with the tax accounting principles set forth in applicable Treasury Regulations and that all allocations to a partner be reflected by appropriate increases or decreases in his capital account. Distributions upon liquidation of the Partnership generally are to be made in accordance with positive capital account balances.

     Under Section 704(b) and Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of certain property held by the Partnership ("Contributed Property" or "Adjusted Property"). Under the Code, the partners in a Partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that Partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, the Partnership Agreement will require that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Regulations under Section 704(c) of the Code permit a Partnership to make reasonable allocations to reduce or eliminate book-tax disparities.

     In addition, certain items of recapture income will be allocated, to the extent possible, to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change, but a change in the character of the income allocated to a Unitholder would result.

     Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of Partnership income, and investors should be aware that the allocations of recapture income in the Partnership Agreement may be successfully challenged by the Internal Revenue Service.

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. The Partnership uses the fiscal year ending December 31 as its taxable year and has adopted the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "--Disposition of Units--Allocations Between Transferors and Transferees."

     Initial Tax Basis, Depreciation and Amortization. The tax basis established for the various assets of the Partnership will be used for purposes of computing depletion with respect to timber properties, depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The tax basis of the Riverwood Assets will equal the purchase price of those assets (less gain deferred on the like-kind exchange of the Newport Timberlands), which will be allocated among those assets based on their fair market values. The federal income tax burden associated with the difference, at the time of this offering, between the fair market value and tax basis of property held by the Partnership at the time of this offering (i.e., built-in gain) will be borne by the Partners in the Partnership immediately prior to this offering. See "--Tax Consequences of Unit Ownership --Allocation of Partnership Income, Gain, Loss and Deduction."

     If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See "--Tax Consequences of Unit Ownership--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Units--Recognition of Gain or Loss."

     The costs incurred by the Partnership in promoting the issuance of Units must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership.

     Timber Income. Section 631 of the Code provides special rules by which gains or losses on the sale of timber may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under
Section 1231 of the Code. For a discussion of the treatment of Section 1231 gains and losses, see "--Sales of Timberlands."

     Section 631(a) of the Code provides that, if an election is made, the cutting of timber during the year by a taxpayer who owns the timber or a contract right to cut the timber shall be treated as the sale of that timber for an amount equal to the fair market value of the timber as of the first day of the taxable year in which the timber is cut. In computing the amount of gain or loss, the taxpayer is entitled to offset his basis in the timber against its fair market value. The gain or loss is recognized in the year the timber is cut and is treated under Section 1231 of the Code as gain or loss from the sale of property used in a trade or business. For a discussion of the treatment of
Section 1231 gains and losses, see "--Sales of Timberlands." The fair market value of the standing timber as of the first day of the taxable year in which the timber is cut will become the tax basis of the cut timber (or the raw material cost of the product into which it is converted) for purposes of determining gain or loss on a subsequent sale, which gain or loss would be ordinary income or loss in the year of sale. The election under Section 631(a) is available only with respect to timber or contract rights to cut timber that the taxpayer held for a period of more than one year before such cutting. The election applies to all timber that the taxpayer owns or has the right to cut, and once made cannot be revoked without the consent of the Internal Revenue Service. The Partnership has made the election provided by Section 631(a).

     Section 631(b) of the Code provides that if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of such timber under any contract by virtue of which he "retains an economic interest in such timber," the gain or loss realized will be treated under
Section 1231 of the Code as gain or loss from property used in a trade or business. For a discussion of the treatment of Section 1231 gains and losses, see "--Sales of Timberlands." In computing such gain or loss, the amount realized is reduced by the adjusted basis in such timber, determined as described in "--Timber Depletion." For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined).

     Gains from sale of timber by the Partnership that do not qualify under
Section 631 generally will be taxable as ordinary income in the year of sale. Until the Partnership has held the Southern Timberlands for more than one year, gains from the sale of such timber would generally not qualify under Section 631.

     Timber Depletion. Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber "block") and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated represents the adjusted tax basis of such timber for purposes of determining gain or loss on disposition. The tax basis of timber remaining in each timber account is reduced by the depletion allowance for such account.

     If a Section 631(a) election is in effect, the taxpayer will be entitled to a depletion allowance as discussed above. Thereafter, the taxpayer's adjusted basis with respect to timber cut during the year will be the fair market value of the timber as of the first day of the taxable year in which the timber is cut. As the cut timber (or the product into which it was converted) is sold, the taxpayer's adjusted basis will be taken into account for purposes of determining gain or loss on the sale.

     In the case of an outright sale of timber or a disposition of timber treated as a sale under Section 631(b) of the Code, the amount realized for the timber is reduced by the depletion allowance for such timber as discussed above. A taxpayer disposing of timber with a retained economic interest in a transaction which fails to qualify under Section 631(b) also reduces the amount realized from such disposition by the depletion allowance for such timber.

     Sales of Timberlands. If any tract of timberland is sold or otherwise disposed of in a taxable transaction, the Partnership will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of such property. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether the tract of timberland (i) is held for sale to customers in the ordinary course of business (i.e., the Partnership is a "dealer" with respect to such property), (ii) is held for "use in a trade or business" within the meaning of Section 1231 of the Code or (iii) is held by the Partnership as a "capital asset" within the meaning of Section 1221 of the Code. In determining dealer status with respect to Timberlands and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

     The General Partner believes that the Partnership is not a dealer with respect to any of its Timberlands. The Partnership has held and intends to continue to hold its Timberlands for the purposes of generating cash flow from the periodic harvesting and sale of timber and achieving long-term capital appreciation. Although the General Partner may consider strategic sales of Timberlands consistent with achieving long-term capital appreciation, the General Partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sale of timberland. However, in light of the factual nature of this question, there can be no assurance that the purposes of the Partnership will not change and that future activities of the Partnership will not cause it to be a "dealer" in Timberlands.

     If the Partnership is not a dealer with respect to a particular tract of timberland and the Partnership has held the timberland for a one-year period primarily for use in its trade or business, the character of any gain or loss realized from the disposition of such timberland will be determined under
Section 1231 of the Code. If the Partnership has not held a timberland tract for more than one year at the time of sale, gain or loss from the sale thereof will be ordinary.

     A Unitholder's distributive share of any Section 1231 gain or loss of the Partnership will be aggregated with any other gains and losses realized by such Unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Capital gains of individual taxpayers are currently taxed at a maximum rate of 28%; ordinary income of individual taxpayers is currently taxed at a maximum marginal rate of 39.6%. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years beginning after December 31, 1981, to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

     If the Partnership is not a dealer with respect to a particular tract of timberland, and the timberland is not used in a trade or business, that tract will be a "capital asset" within the meaning of Section 1221 of the Code. Gain or loss recognized from the disposition of that timberland will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon the Partnership's holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

     Since amounts realized upon the sale, exchange or other disposition of a tract of timberland by the Partnership may be used to reduce any liability to which the tract of timberland is subject, it is possible, although not anticipated, that the Partnership's gain on the sale of such a tract could exceed the distributive proceeds of the sale, and the income taxes payable on the sale by the Unitholders could exceed their distributive share of any such proceeds.

     Section 754 Election.  The Partnership has made the election permitted by
Section 754 of the Code, which election is irrevocable without the consent of the Internal Revenue Service. The election will generally permit a purchaser of Units to adjust his share of the basis in the Partnership's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by his Unit purchase price). The Section 743(b) adjustment is attributed solely to a purchaser of Units and is not added to the bases of the Partnership's assets associated with all of the Unitholders. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's actual basis in such assets ("Common Basis") and (2) his Section 743(b) adjustment allocated to each such asset.)

     Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit. Similarly, the legislative history of Section 197 indicates that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. None of the above described rules apply to timber depletion. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Basis in such properties. Pursuant to the Partnership Agreement, the General Partner is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury

Regulation Sections 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or the legislative history of Section 197 of the Code. See "--Uniformity of Units."

     Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of any Contributed or Adjusted Property (to the extent of any unamortized book-tax disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of Section 197 of the Code. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Units."

     The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the Internal Revenue Service may seek to reallocate some or all of any Section 743(b) adjustment to assets which would be amortizable over a longer period of time than the Partnership's tangible assets or could be nonamortizable.

     A Section 754 election is advantageous if the transferee's basis in his Units is higher than such Units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, pursuant to the election, the transferee would take a new and higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Unit's share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the amount which a Unitholder will be able to obtain upon the sale of his Units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the Internal Revenue Service and that the deductions attributable to them will not be disallowed or reduced. Should the Internal Revenue Service require a different basis adjustment to be made, and should, in the General Partner's opinion, the expense of compliance exceed the benefit of the election, the General Partner may seek permission from the Internal Revenue Service to revoke the Section 754 election for the Partnership. If such permission is granted, a purchaser of Units subsequent to such revocation probably will incur increased tax liability.

     Alternative Minimum Tax. Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain or loss for purposes of the alternative minimum tax applicable to his alternative minimum taxable income. A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate applicable to noncorporate Unitholders is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

     Valuation of Partnership Property and Basis of Properties. The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the General Partner of the relative fair market values, and determinations of the tax basis, of the assets of the Partnership. Although the General Partner may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the General Partner. These estimates and determinations of basis are subject to challenge and will not be binding on the Internal Revenue Service or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years or to file claims for refunds.

     Treatment of Short Sales. It would appear that a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units will be considered as having transferred beneficial ownership of those Units and would, thus, no longer be a partner with respect to those Units during the period of the loan. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would appear not to be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The Internal Revenue Service may also contend that a loan of Units to a "short seller" constitutes a taxable exchange. If this contention were successfully made, the lending Unitholder could be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify any brokerage account agreements to prohibit their brokers from borrowing their Units. The Internal Revenue Service has announced that it is actively studying issues relating to the tax treatment of short sales of Partnership interests.

DISPOSITION OF UNITS

     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of Units in an amount equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership debt. Because the amount realized includes a Unitholder's share of Partnership debt, the gain recognized on the sale of Units may result in a tax liability in excess of any cash received from such sale.

     Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the Partnership. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation, although any unused net capital loss of an individual may be carried over to subsequent taxable years and any unused net capital loss of a corporation may generally be carried back to the three preceding taxable years and carried over to the five subsequent taxable years.

     In the event the Partnership is determined to be a dealer in Timberlands (as discussed in "--Tax Treatment of Operations--Sales of Timberlands"), it is likely that the principles set forth in Section 751(a) of the Code would require a substantial portion of the gain recognized upon the disposition of Units to be characterized as ordinary income rather than capital gain.

     The Internal Revenue Service has ruled that a partner acquiring interests in a Partnership in separate transactions must maintain an aggregate adjusted tax basis in a single Partnership interest and that, upon sale or other disposition of some of the interests, a portion of that tax basis must be allocated to the interests sold on the basis of some equitable apportionment method not specified by the Internal Revenue Service. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of Units, the aggregation of tax bases of a holder of Units effectively prohibits him from choosing among Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Units. It is not clear whether the ruling applies to publicly-traded partnerships, such as the

Partnership, the interests in which are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. Furthermore, under the financial products provisions of the 1996 Proposed Legislation, the tax basis of any interests in a publicly traded partnership which are substantially identical (and any adjustments to the tax basis) would be determined on an average basis. A Unitholder considering the purchase of additional Units or a sale of Units purchased at differing prices should consult his tax advisor as to the possible consequences of such ruling and any subsequent legislation.

     Allocations between Transferors and Transferees. In general, the Partnership's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by them as of the opening of the first business day of the month to which they relate. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders of record as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result of this monthly allocation, a Unitholder transferring Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this monthly convention may not be permitted by existing Treasury Regulations and, accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The General Partner is authorized to revise the Partnership's method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.

     A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a distribution with respect to such quarter will be allocated items of Partnership income and gain attributable to the quarter during which those Units were owned but will not be entitled to receive that cash distribution.

     Notification Requirements. A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days of the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the Internal Revenue Service of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects that sale through a broker. Additionally, a transferee of a Unit will be required to furnish statements to the Internal Revenue Service, filed with their income tax returns for the taxable year in which the purchase occurred, which set forth the amount of the consideration paid for the Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     Constructive Termination. The Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A termination results in the closing of a Partnership's taxable year for all partners and the Partnership assets are regarded as having been distributed to the partners and reconveyed to the Partnership, which is then treated as a new Partnership. Such a termination could result in the non-uniformity of Units for federal income tax purposes. A termination of the Partnership will cause a termination of Manufacturing. Such a termination could also result in penalties or loss of basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred.

     In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of the Partnership may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money deemed as a result of the termination to have been distributed to him exceeds the adjusted basis of his Units. New tax elections required to be made by the

Partnership, including a new election under Section 754 of the Code, must be made after a constructive termination. A termination could also result in a deferral of Partnership deductions for depreciation. In addition, a termination might either accelerate the application of or subject the Partnership to any tax legislation enacted prior to the termination.

     Under current regulations, a termination of the Partnership would result in a deemed distribution of the Partnership's assets to the Unitholders followed by a deemed reconveyance of the assets to the Partnership, and the Partnership would be treated as a new partnership. As a result of the deemed distribution, each Unitholder would realize taxable gain to the extent that any money deemed to have been distributed to him exceeded the adjusted basis of his Units. Moreover, the deemed distribution and reconveyance could result in a loss of basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred. Under recently proposed regulations, which will apply only to terminations occurring after the proposed regulations are adopted in final form, a termination of the Partnership would result in a deemed transfer by the Partnership of its assets to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the Unitholders in liquidation of the Partnership. Consequently, the potential tax consequences outlined above that could result from the deemed distribution and reconveyance of assets upon a termination subject to current regulations would not occur upon a Partnership termination subject to the proposed regulations.

     Entity-Level Collections. If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or General Partner or any former Unitholder, the General Partner is authorized to pay those taxes from Partnership funds. To the extent feasible, each such payment shall be treated as a current distribution in respect to the person on whose behalf the payment was made. The General Partner is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

     Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of
Section 197 and from the application of the "ceiling limitation" on the Partnership's ability to make allocations to eliminate book-tax disparities attributable to Contributed Properties and Partnership property that has been revalued and reflected in the partners' capital accounts ("Adjusted Properties"). Any non-uniformity could have a negative impact on the value of a Unitholder's interest in the Partnership.

     Although Counsel is unable to opine as to the validity of such an approach, in order to maintain uniformity, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of Section 197. See "--Tax Treatment of Operations--Section 754 Election." If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The Internal Revenue Service may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected.

TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

     Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder (subject to the $1,000 deduction any such Unitholder is allowed against all of its unrelated business taxable income for any taxable year).

     Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will qualify as such income.

     Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on that income. Generally, a partnership is required to pay a withholding tax on the portion of the Partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the Internal Revenue Service and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in law may require the Partnership to change these procedures.

     Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a Unitholder will be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

     Under an Internal Revenue Service ruling, a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. If less than all of any such gain is so taxable, then Section 897 of the Code may increase the portion of any gain recognized by a foreign Unitholder which is subject to United States income tax if that foreign Unitholder has held more than 5% in value of the Units during the five-year period ending on the date of the disposition or if the Units are not regularly traded on an established securities market at the time of the disposition. The Partnership does not expect that a material portion of any such gain recognized by a foreign Unitholder will avoid United States taxation.

ADMINISTRATIVE MATTERS

     Partnership Information Returns and Audit Procedures. The Partnership intends to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the General Partner will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the respective Unitholders' allocable share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the Internal Revenue Service or that they will not be challenged successfully by the Internal Revenue Service.

     The federal income tax information returns filed by the Partnership may be audited by the Internal Revenue Service. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and could result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the Internal Revenue Service, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner of the Partnership.

     The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the Internal Revenue Service unless such Unitholder elects, by filing a statement with the Internal Revenue Service, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

     A Unitholder must file a statement with the Internal Revenue Service identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the 1995 Proposed Legislation, partners in electing large partnerships, such as the Partnership, would be required to treat all Partnership items in a manner consistent with the Partnership return.

     Under the reporting provisions of the 1995 Proposed Legislation, each partner of an electing large partnership would take into account separately his share of the following items, determined at the partnership level; (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate.

     The House version of the 1995 Proposed Legislation would also make a number of changes to the tax compliance and administrative rules relating to partnerships. One provision would require that each partner in a large partnership, such as the partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the 1995 Proposed Legislation, a partnership could elect to or, in some circumstances, could be required to, directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

     It cannot be predicted whether or in what form the 1995 Proposed Legislation, or other tax legislation that might affect Unitholders, will be enacted. However, if tax legislation is enacted which includes provisions similar to those discussed above, a Unitholder might experience a reduction in cash distributions.

     Nominee Reporting. Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

     Registration as a Tax Shelter. The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The General Partner has concluded that no registration of the Partnership as a tax shelter is required because the Partnership is not a tax shelter under temporary Treasury Regulation Section 301.6111-IT, Q&A 4A. Under the temporary Treasury Regulations, an investment will not constitute a tax shelter unless a person could reasonably infer, from representations made or to be made in connection with any offer for sale of any interest in the investment, that the tax shelter ratio may be greater than 2 to 1 as of the close of any of the first 5 years ending after the date on which the investment is offered for sale. The General Partner does not believe that any such inference could reasonably be drawn from the representations that will be made in connection with the offering for sale of Units. In general, the tax shelter ratio means the ratio that the aggregate deductions potentially allowable to a Unitholder bears to the purchase price paid by the Unitholder for his Units.

     It is possible, however, that the Internal Revenue Service could disagree with the Partnership as to the requirement to register at the time of this offering. The penalty for failure to register a "tax shelter" is an amount equal to the greater of (1) $500 or (2) 1% of the aggregate amount invested in such "tax shelter."

     Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters,"a term that in this context, does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no

"substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

CHANGES IN FEDERAL INCOME TAX LAWS

     The 1995 Proposed Legislation that was passed by Congress on November 19, 1995, as part of the Revenue Reconciliation Act of 1995, would have altered the tax reporting system and the deficiency collection system applicable to large partnerships (generally defined as electing partnerships with more than 100 partners) and would have made certain additional changes to the treatment of large partnerships, such as the Partnership. Certain of the proposed changes have been discussed previously in this section. The 1995 Proposed Legislation was generally intended to simplify the administration of the tax rules governing large partnerships such as the Partnership. In addition, the 1995 Proposed Legislation contained provisions which would have reduced the maximum tax rate applicable to net capital gains of an individual to 19.8%. President Clinton vetoed the 1995 Proposed Legislation on December 6, 1995.

     The 1996 Proposed Legislation, currently pending in Congress, would affect the taxation of certain financial products, including partnership interests. The 1996 Proposed Legislation would treat a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold) if the taxpayer or related persons enter into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminates both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions).

     As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1995 Proposed Legislation or the 1996 Proposed Legislation or any other changes in the federal income tax laws that would impact the Partnership and the Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership will own property and conduct business in Arkansas, Idaho, Louisiana, Montana, Texas and Washington and thus the General Partner anticipates that substantially all of the Partnership's income will be generated in those states. The General Partner has previously filed and intends to continue filing composite partnership returns in the states in which income tax filings are required. Therefore, Unitholders that are not residents of the states in which the Partnership does business should have no additional filing requirements due to their ownership of Units. However, if the General Partner were to discontinue composite filing, a Unitholder may be required to file state income tax returns and to pay taxes in those states (other than Washington and Texas) and may be subject to penalties for failure to comply with those requirements. The State of Washington and the State of Texas do not currently impose an income tax, although the State of Texas does impose a franchise tax on corporations and limited liability companies. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. In addition, some states could require the Partnership, or the Partnership could elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts paid in connection with filing composite returns or any amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. See "--Disposition of Units--Entity-Level Collections."

     Each Unitholder should investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

                        INVESTMENT IN THE PARTNERSHIP BY
                             EMPLOYEE BENEFIT PLANS

     An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under
Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

     Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

     In addition to considering whether the purchase of Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities--i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company"--i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, their affiliates, and certain other persons) is held by the employee benefit plans referred to above, Individual Retirement Accounts and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

     Plan fiduciaries contemplating a purchase of Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Partnership, the General Partner and each of the underwriters named below (the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Dean Witter Reynolds Inc., PaineWebber Incorporated, Smith Barney Inc. and D.A. Davidson & Co. are acting as representatives (the "Representatives"), the Partnership has agreed to sell to each of the Underwriters, and each of the Underwriters has agreed to purchase from the Partnership, the number of Units set forth below opposite its name below.

                                                                                     NUMBER
                                         UNDERWRITERS                               OF UNITS
- ----------------------------------------------------------------------------------  ---------
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated........................................................
Dean Witter Reynolds Inc. ........................................................
PaineWebber Incorporated..........................................................
Smith Barney Inc. ................................................................
D.A. Davidson & Co. ..............................................................

                                                                                      -------
              Total...............................................................  5,000,000
                                                                                      =======

     The Representatives have advised the Partnership that the Underwriters propose to offer the Units to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $     per share. The Underwriters may
allow, and such dealers may reallow, a discount not in excess of $     per share
on sales to certain other dealers. After the commencement of this offering, the public offering price, concession and discount may be changed.

     The Partnership has granted the Underwriters an option exercisable by the Representatives, to purchase up to 750,000 additional Units at the public offering price, less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option Units as the number of Units to be purchased initially by that Underwriter bears to the total number of Units to be purchased initially by the Underwriters.

     The Partnership and the General Partner have agreed to indemnify the Underwriters and others against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters and such others may be required to make in respect thereof.

     The Partnership, its direct and indirect general partners and their respective executive officers and directors have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, grant any option with respect to, pledge, hypothecate or dispose of any Units or securities convertible into or exchangeable or exercisable for Units (except the Units sold to the Underwriters pursuant to the Purchase Agreement and Units issuable in connection with the incentive plans existing on the date of this Prospectus) without the prior written consent of Merrill Lynch, for a period of 120 days after the date of this Prospectus.

     Because the National Association of Securities Dealers, Inc. (the "NASD") views the Units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability of the Units should be judged similarly to the suitability of other securities which are listed for trading on a national securities exchange.

     Certain of the Underwriters and their respective affiliates engage in transactions with and from time to time have performed services for the Partnership in the ordinary course of business. Merrill Lynch has served as a financial advisor to the Partnership in connection with the Riverwood Acquisition and other matters, for which it will receive customary compensation.

     Mr. Ian B. Davidson, Chairman and Chief Executive Officer of D.A. Davidson & Co., which firm is acting as one of the Representatives, is a Director of Corp. I and Chairman of the Conflicts Committee. See "Management."

                                 LEGAL MATTERS

     The validity of the Units will be passed upon for the Partnership by Andrews & Kurth L.L.P., Houston, Texas. Certain legal matters in connection with the Units will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

                                    EXPERTS

     The combined balance sheets as of December 31, 1995 and 1994 and the combined statements of income and cash flows for each of the three years in the period ended December 31, 1995 of Plum Creek Timber Company, L.P. and the statements of assets and liabilities as of December 31, 1995 and 1994 and the statements of revenues and expenses and cash flows for each of the three years in the period ended December 31, 1995 of Riverwood U.S. Timberlands/Wood Products Division included in this Prospectus or incorporated in this Prospectus by reference have been so included or incorporated in this Prospectus by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                        PLUM CREEK TIMBER COMPANY, L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
PLUM CREEK TIMBER COMPANY, L.P. COMBINED FINANCIAL STATEMENTS:
  Report of Independent Accountants..................................................   F-2
  Combined Statement of Income -- Years Ended December 31, 1993, 1994, 1995, and Six
     Months Ended June 30, 1995 and 1996 (unaudited).................................   F-3
  Combined Balance Sheet -- December 31, 1994 and 1995, and June 30, 1995 and 1996
     (unaudited).....................................................................   F-4
  Combined Statement of Cash Flows -- Years Ended December 31, 1993, 1994, 1995, and
     Six Months Ended June 30, 1995 and 1996 (unaudited).............................   F-5
  Notes to Combined Financial Statements.............................................   F-6
RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION FINANCIAL STATEMENTS:
  Report of Independent Accountants..................................................  F-16
  Statements of Assets and Liabilities -- December 31, 1994 and 1995.................  F-17
  Statements of Revenues and Expenses -- Years Ended December 31, 1993, 1994, and
     1995............................................................................  F-18
  Statements of Cash Flows -- Years Ended December 31, 1993, 1994, and 1995..........  F-19
  Notes to Financial Statements......................................................  F-20
  Condensed Statements of Assets and Liabilities -- June 29, 1996 and December 31,
     1995 (unaudited)................................................................  F-27
  Condensed Statements of Revenues and Expenses -- Three Months Ended June 29, 1996,
     March 27, 1996 and July 1, 1995 and Six Months Ended July 1, 1995 (unaudited)...  F-28
  Condensed Statements of Cash Flows -- Three Months Ended June 29, 1996, March 27,
     1996 and July 1, 1995 and Six Months Ended July 1, 1995 (unaudited).............  F-29
  Notes to Condensed Financial Statements............................................  F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Unitholders and Directors of the General Partner of Plum Creek Timber Company, L.P.

     We have audited the accompanying combined balance sheet of Plum Creek Timber Company, L.P. as of December 31, 1995 and 1994, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Plum Creek Timber Company, L.P. at December 31, 1995 and 1994, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Seattle, Washington
January 23, 1996

                        PLUM CREEK TIMBER COMPANY, L. P.

                          COMBINED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                              FOR THE SIX MONTHS
                                                                                     ENDED
                                           YEAR ENDED DECEMBER 31,                 JUNE 30,
                                      ----------------------------------     ---------------------
                                        1993         1994         1995         1995         1996
                                      --------     --------     --------     --------     --------
                                                                                  (UNAUDITED)
Revenues............................  $501,006     $578,657     $585,074     $283,466     $266,438
                                      --------     --------     --------     --------     --------
Costs and expenses:
  Cost of goods sold................   338,759      375,782      388,450      187,912      190,903
  Selling, general and
     administrative.................    35,690       38,741       37,648       17,941       15,387
                                      --------     --------     --------     --------     --------
     Total costs and expenses.......   374,449      414,523      426,098      205,853      206,290
                                      --------     --------     --------     --------     --------
Operating income....................   126,557      164,134      158,976       77,613       60,148
Interest expense....................   (36,737)     (47,410)     (46,836)     (23,754)     (23,061)
Interest income.....................     2,203          889        1,073          621          331
Other expense--net..................      (474)      (4,477)      (1,910)        (984)         (83)
                                      --------     --------     --------     --------     --------
Income before income taxes..........    91,549      113,136      111,303       53,496       37,335
Provision for income taxes..........       105          924          572          570          443
                                      --------     --------     --------     --------     --------
Net income..........................  $ 91,444     $112,212     $110,731     $ 52,926     $ 36,892
General Partner interest............     8,837       16,325       22,487       10,531       11,537
                                      --------     --------     --------     --------     --------
Net income allocable to
  Unitholders.......................  $ 82,607     $ 95,887     $ 88,244     $ 42,395     $ 25,355
                                      ========     ========     ========     ========     ========
Net income per Unit.................  $   1.92     $   2.36     $   2.17     $   1.04     $   0.62
                                      ========     ========     ========     ========     ========

            See accompanying Notes to Combined Financial Statements.

                        PLUM CREEK TIMBER COMPANY, L. P.

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                             ---------------------     JUNE 30,
                                                               1994         1995         1996
                                                             --------     --------     --------
                                                                                       (UNAUDITED)
                                            ASSETS
Current Assets:
  Cash and cash equivalents................................  $ 60,942     $ 87,604     $ 61,849
  Accounts receivable......................................    26,866       31,750       38,442
  Inventories..............................................    54,685       47,366       44,946
  Timber contract deposits.................................     2,823        2,320        1,646
  Other current assets.....................................     4,013        4,949        7,809
                                                             --------     --------     --------
                                                              149,329      173,989      154,692
Timber and timberlands--net................................   495,462      467,992      454,449
Property, plant and equipment--net.........................   162,017      166,152      162,996
Other assets...............................................    19,412       17,953       17,176
                                                             --------     --------     --------
          Total assets.....................................  $826,220     $826,086     $789,313
                                                             ========     ========     ========
                                          LIABILITIES
Current liabilities:
  Current portion of long-term debt........................  $ 13,000     $ 14,100     $ 17,400
  Accounts payable.........................................    13,231       15,771       12,361
  Interest payable.........................................     7,681        7,543        7,313
  Wages payable............................................     9,424       11,513        6,897
  Taxes payable............................................     6,094        5,122        5,827
  Workers' compensation liabilities........................     2,610        2,318        2,014
  Other current liabilities................................     6,778        6,081        7,465
                                                             --------     --------     --------
                                                               58,818       62,448       59,277
Long-term debt.............................................   433,900      419,800      402,400
Lines of credit............................................    97,500       97,500       97,500
Workers' compensation liabilities..........................     9,367        8,405        8,685
Other liabilities..........................................     3,658        4,065        2,545
                                                             --------     --------     --------
          Total liabilities................................   603,243      592,218      570,407
                                                             --------     --------     --------
Commitments and contingencies
                                       PARTNERS' CAPITAL
Limited Partners' Units....................................   223,028      234,117      219,676
General Partner............................................       (51)        (249)        (770)
                                                             --------     --------     --------
  Total partners' capital..................................   222,977      233,868      218,906
                                                             --------     --------     --------
          Total liabilities and partners' capital..........  $826,220     $826,086     $789,313
                                                             ========     ========     ========

            See accompanying Notes to Combined Financial Statements.

                        PLUM CREEK TIMBER COMPANY, L. P.

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       FOR THE SIX MONTHS
                                                                                              ENDED
                                                  YEAR ENDED DECEMBER 31,                   JUNE 30,
                                           -------------------------------------     -----------------------
                                             1993          1994          1995          1995          1996
                                           ---------     ---------     ---------     ---------     ---------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net income.............................  $  91,444     $ 112,212     $ 110,731     $  52,926     $  36,892
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation, depletion and
      amortization.......................     38,806        54,143        54,097        25,692        26,366
    Gain on property dispositions--net...     (7,708)         (419)       (2,986)       (2,424)       (3,853)
    Working capital changes:
      Accounts receivable................    (14,183)        1,845        (4,884)       (2,578)       (6,692)
      Inventories........................      1,946        (6,583)        7,319        17,059         2,420
      Timber contract deposits...........       (510)          164           503         1,144           674
      Other current assets...............     (3,662)        1,386          (936)         (830)       (2,860)
      Accounts payable...................      3,657           193         2,540        (1,580)       (3,410)
      Interest payable...................        742         4,676          (138)         (171)         (230)
      Wages payable......................      2,674          (645)        2,089        (1,320)       (4,616)
      Taxes payable......................      2,039           446          (972)         (133)          705
      Workers' compensation
         liabilities.....................        (72)                       (292)         (642)         (304)
      Other current liabilities..........      3,620        (1,560)         (697)         (535)        1,384
    Funding of benefit plans--net........                   (9,198)        2,411           994         1,096
    Other................................     (3,452)       (1,545)       (3,571)       (2,707)         (959)
                                           ---------     ---------     ---------     ---------     ---------
  Net cash provided by operating
    activities...........................    115,341       155,115       165,214        84,895        46,613
                                           ---------     ---------     ---------     ---------     ---------
Cash flows from investing activities:
  Additions to properties................   (284,612)      (25,837)      (30,683)      (14,004)      (10,273)
  Proceeds from property dispositions....      6,496         4,472         6,777         4,430         3,859
  Other..................................                      458        (1,806)
                                           ---------     ---------     ---------     ---------     ---------
  Net cash used in investing
    activities...........................   (278,116)      (20,907)      (25,712)       (9,574)       (6,414)
                                           ---------     ---------     ---------     ---------     ---------
Cash flows from financing activities:
  Cash distributions.....................    (61,164)      (81,790)      (99,840)      (47,986)      (51,854)
  Borrowings on lines of credit..........    260,000       368,345       399,000       114,500       276,500
  Payments on lines of credit............                 (530,846)     (399,000)     (114,500)     (276,500)
  Issuance of long-term debt.............                  150,000
  Retirement of long-term debt...........     (8,600)      (13,000)      (13,000)      (13,000)      (14,100)
  Redemption of deferred participation
    interests............................    (63,018)
                                           ---------     ---------     ---------     ---------     ---------
  Net cash provided by (used in)
    financing activities.................    127,218      (107,291)     (112,840)      (60,986)      (65,954)
                                           ---------     ---------     ---------     ---------     ---------
Increase (decrease) in cash and cash
  equivalents............................    (35,557)       26,917        26,662        14,335       (25,755)
Cash and cash equivalents:
  Beginning of period....................     69,582        34,025        60,942        60,942        87,604
                                           ---------     ---------     ---------     ---------     ---------
  End of period..........................  $  34,025     $  60,942     $  87,604     $  75,277     $  61,849
                                           =========     =========     =========     =========     =========
SUPPLEMENTARY CASH FLOW INFORMATION
  Interest paid..........................  $  35,995     $  42,734     $  46,904
  Income taxes paid--net.................  $     197     $     973     $     952

            See accompanying Notes to Combined Financial Statements.

                        PLUM CREEK TIMBER COMPANY, L. P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

   (ALL AMOUNTS AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 ARE
                                  UNAUDITED.)

NOTE 1. ACCOUNTING POLICIES

     BASIS OF PRESENTATION. Plum Creek Timber Company, L.P. (the "Partnership"), a Delaware limited partnership, Plum Creek Manufacturing, L.P. ("Manufacturing"), and Plum Creek Marketing, Inc. ("Marketing"), own, manage and operate 2.0 million acres of timberland and ten wood products conversion facilities in Montana, Washington and Idaho. The Partnership owns 98 percent of Manufacturing and 96 percent of Marketing. Plum Creek Management Company, L.P. (the "General Partner"), manages the businesses of the Partnership, Manufacturing and Marketing and owns the remaining two percent general partner interest of Manufacturing and four percent of Marketing. As used herein, "Company" refers to the combined entities of the Partnership, Manufacturing and Marketing. "Resources Segment" refers to the timber and land management business of the Partnership, and "Manufacturing Segment" refers to the combined businesses of Manufacturing and Marketing.

     The Resources Segment grows and harvests timber for sale in export markets, primarily Pacific Rim countries, and domestic markets, primarily in Washington, Idaho and Montana. The Manufacturing Segment produces a wide variety of lumber, plywood and medium density fiberboard ("MDF") products. The Manufacturing Segment targets these products to retail home centers and various specialty niche markets which are less cyclical than the traditional housing related markets. The principal markets for lumber and plywood products are in the United States. MDF markets primarily consist of North America and, to a lesser extent, Pacific Rim countries.

     The combined financial statements of the Company include all the accounts of the Partnership, Manufacturing and Marketing. All significant intercompany transactions have been eliminated in combination. Certain financial statement reclassifications have been made to the 1993, 1994, and June 30, 1995 amounts presented for comparability purposes and have no impact on net income.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     NET INCOME PER UNIT. Net income per Unit is calculated using the weighted average number of Units outstanding, net of redeemed Units, plus, in 1993, any unredeemed Deferred Participation Interests ("DPIs") divided into the combined Partnership net income, after adjusting for the General Partner interest. The weighted average number of Units outstanding was 43,084,327, 40,608,300, and 40,608,300 for the years ended December 31, 1993, 1994 and 1995, respectively. For the six month periods ended June 30, 1995 and 1996, the weighted average number of Units outstanding was 40,608,300.

     REVENUE RECOGNITION. Revenues received from the sale of logs, wood products and by-products, primarily wood chips, are generally recorded as revenue at the time of shipment. Sales are denominated in U.S. dollars.

     CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     INVENTORIES. Logs, work-in-process, and finished goods inventories are stated at the lower of cost or market on the last-in, first-out ("LIFO") method. Cost for manufactured inventories includes raw materials, labor, supplies, energy, depreciation and production overhead. Cost of log inventories includes timber depletion, stumpage, associated logging and harvesting costs, road costs and production overhead. The average cost method is used to value the Company's supplies inventories.

                        PLUM CREEK TIMBER COMPANY, L. P.

     TIMBER AND TIMBERLANDS. Timber and timberlands, including logging roads, are stated at cost less depletion for timber previously harvested and accumulated amortization. Cost of the Partnership's timber harvested is determined based on the volume of timber harvested in relation to the amount of estimated recoverable timber. The Partnership estimates its timber inventory using statistical information and data obtained from physical measurements, site maps, photo-types and other information gathering techniques. The cost of logging roads is amortized over the estimated useful life on a straight-line basis.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is stated at cost. Improvements and replacements are capitalized. Depreciation is provided for on a straight-line basis for buildings and on a unit-of-production basis for machinery and equipment, which approximates a straight-line basis. Maintenance and repairs necessary to maintain properties in operating condition are expensed as incurred. The cost and related accumulated depreciation of property sold or retired are removed from the accounts and any gain or loss is recorded.

     INCOME TAXES. The Partnership and Manufacturing are not subject to federal income tax and their income or loss is included in the tax returns of individual Unitholders. The Partnership files composite returns in the states in which it does business, paying taxes for nonresident Unitholders. Taxes paid for nonresident Unitholders are included in other expense. Marketing, as a separate taxable corporation, provides for income taxes on a separate company basis. Marketing provides for deferred taxes in order to reflect the tax consequences in future years of the difference between the financial statement and tax basis of assets and liabilities at year-end.

     UNIT-BASED COMPENSATION PLANS. The Company accounts for Unit-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which is effective for years beginning after December 15, 1995. FAS 123 establishes a fair value based method of accounting for stock-based compensation plans and encourages entities to adopt that method in place of the provisions of APB 25. The Company intends to continue to apply the provisions of APB 25 in recognizing compensation expense related to Unit-based compensation plans and disclose in the footnotes in 1996 the impact on net income had FAS 123 been adopted for expense recognition purposes. See Note 10 to Notes to Combined Financial Statements for discussion of the above referenced plans.

NOTE 2. ACCOUNTS RECEIVABLE

     Accounts receivable were presented net of allowances for doubtful accounts of $1,160,000 and $1,316,000 at December 31, 1994 and 1995, respectively.

NOTE 3. INVENTORIES

     Inventories consisted of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------      JUNE 30,
                                                           1994        1995          1996
                                                          -------     -------     -----------
                                                                                  (UNAUDITED)
    Raw materials (logs)................................  $25,908     $18,967       $13,227
    Work-in-process.....................................    5,349       5,798         7,226
    Export logs.........................................    1,274         420           413
    Finished goods......................................   16,485      16,012        17,290
                                                          -------     -------     -----------
                                                           49,016      41,197        38,156
    Supplies............................................    5,669       6,169         6,790
                                                          -------     -------     -----------
              Total.....................................  $54,685     $47,366       $44,946
                                                          =======     =======     =========

                        PLUM CREEK TIMBER COMPANY, L. P.

     Excluding supplies, which are valued at average cost, the cost of the LIFO inventories valued at the lower of average cost or market (which approximates current cost) at December 31, 1994 and 1995 was $54.9 million and $46.3 million, respectively, and $44.0 million at June 30, 1996.

NOTE 4. TIMBER AND TIMBERLANDS AND PROPERTY, PLANT AND EQUIPMENT

     Timber and timberlands consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                        ---------------------      JUNE 30,
                                                          1994         1995          1996
                                                        --------     --------     -----------
                                                                                  (UNAUDITED)
    Timber and logging roads--net.....................  $450,956     $423,475      $ 409,312
    Timberlands.......................................    44,506       44,517         45,137
                                                        --------     --------       --------
    Timber and timberlands--net.......................  $495,462     $467,992      $ 454,449
                                                        ========     ========       ========

     Property, plant and equipment consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                       ----------------------      JUNE 30,
                                                         1994         1995           1996
                                                       --------     ---------     -----------
                                                                                  (UNAUDITED)
    Land, buildings and improvements.................  $ 47,429     $  50,056      $   50,476
    Machinery and equipment..........................   208,085       227,598         234,430
                                                       --------     ---------       ---------
                                                        255,514       277,654         284,906
    Accumulated depreciation.........................   (93,497)     (111,502)       (121,910)
                                                       --------     ---------       ---------
    Property, plant and equipment--net...............  $162,017     $ 166,152      $  162,996
                                                       ========     =========       =========

NOTE 5. BORROWINGS

     Long-term debt consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                        ---------------------      JUNE 30,
                                                          1994         1995          1996
                                                        --------     --------     -----------
                                                                                  (UNAUDITED)
    Senior Notes due 2007.............................  $151,800     $145,200      $ 138,600
    Senior Notes due 2009.............................   150,000      150,000        150,000
    First Mortgage Notes..............................   145,100      138,700        131,200
    Lines of Credit...................................    97,500       97,500         97,500
                                                        --------     --------       --------
    Total long-term debt..............................   544,400      531,400        517,300
    Less: current portion.............................   (13,000)     (14,100)       (17,400)
                                                        --------     --------       --------
    Long-term portion.................................  $531,400     $517,300      $ 499,900
                                                        ========     ========       ========

     On August 1, 1994, the Partnership issued $150 million of senior notes due in full on August 1, 2009 (the "Senior Notes due 2009") which bear interest at 8.73%, payable semi-annually. The proceeds obtained from the issuance of the Senior Notes due 2009 were used to refinance a portion of the $260 million Line of Credit incurred to finance the November 1, 1993 Montana Timberland Acquisition.

     The Senior Notes due 2007 and the First Mortgage Notes bear interest of 11.125%, payable semi-annually. The Senior Notes due 2007, the Senior Notes due 2009 and the First Mortgage Notes (collectively, the "Note Agreements") are redeemable prior to maturity subject to a premium on redemption, which is based upon interest rates of U.S. Treasury securities having similar average maturity as the Note Agreements. At December 31, 1994 and 1995, the premium that would have been due upon early retirement would have approximated $57 million and $119 million, respectively. The two series of senior notes are unsecured. The First Mortgage Notes are obligations of Manufacturing and are collateralized by the property, plant and equipment of Manufacturing and are guaranteed by the Partnership.

                        PLUM CREEK TIMBER COMPANY, L. P.

     The Partnership has two unsecured revolving lines of credit ("Lines of Credit") with a group of banks that permit the Partnership to borrow up to $135 million for general corporate purposes, including up to $5 million of standby letters of credit issued on behalf of the Partnership or Manufacturing. The Lines of Credit bear a floating rate of interest (6.9% and 6.5% as of December 31, 1994 and 1995, respectively). One line of credit allows the Partnership to borrow $100 million through October 31, 2000, of which $82.5 million was outstanding at December 31, 1995 and June 30, 1996. The other line of credit allows the Partnership to borrow $35 million through October 28, 1996 (any borrowings outstanding at that time are payable in quarterly installments, at the option of the Partnership, due January 1997 through October 1998), of which $15 million was outstanding at December 31, 1995 and June 30, 1996. The $15 million was classified as long-term debt due in 2000 due to the Company's intent and ability to finance these borrowings on a long-term basis. As of December 31, 1995 and June 30, 1996, there were letters of credit outstanding in the amount of $0.8 million. As of January 4, 1996, all borrowings on the Lines of Credit outstanding at December 31, 1995 were repaid. As of July 1, 1996, $61.0 million of borrowings on the Lines of Credit outstanding at June 30, 1996 were repaid.

     The annual principal payments on the Note Agreements and mandatory principal payments under the Lines of Credit are as follows (in thousands):

                                                                        NOTE        LINES OF
                                                                     AGREEMENTS      CREDIT
                                                                     ----------     --------
    1996...........................................................   $ 14,100
    1997...........................................................     17,400
    1998...........................................................     18,400
    1999...........................................................     18,400
    2000...........................................................     26,950      $ 97,500
    2001 through 2007..............................................     26,950
    2009...........................................................    150,000

     All principal and interest payments due under the Note Agreements and Lines of Credit are nonrecourse to the General Partner.

     The Note Agreements and the Lines of Credit contain certain restrictive covenants, including limitations of harvest levels, sale of assets, cash distributions and the amount of future indebtedness. The Company was in compliance with such covenants at December 31, 1994 and 1995. The First Mortgage Notes limit distributions from the Manufacturing Segment to the Partnership.

NOTE 6. FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents approximate fair value due to the short-term maturities of these instruments. The estimated fair value of the Company's debt, based on current interest rates for similar obligations with like maturities, was approximately $570 million and $615 million and was carried at $544 million and $531 million as of December 31, 1994 and 1995, respectively.

                        PLUM CREEK TIMBER COMPANY, L. P.

NOTE 7. PARTNERS' CAPITAL

     The changes in Partners' Capital were as follows (in thousands):

                                              LIMITED                   GENERAL
                                              PARTNERS       DPIS       PARTNER       TOTAL
                                              --------     --------     --------     --------
    January 1, 1993.........................  $211,127     $ 15,000     $   (834)    $225,293
    Net income..............................    82,607                     8,837       91,444
    Cash distributions......................   (52,791)                   (8,373)     (61,164)
    Redemption of DPIs......................   (48,018)     (15,000)                  (63,018)
                                              --------     --------     --------     --------
    December 31, 1993.......................   192,925                      (370)     192,555
    Net income..............................    95,887                    16,325      112,212
    Cash distributions......................   (65,784)                  (16,006)     (81,790)
                                              --------                  --------     --------
    December 31, 1994.......................   223,028                       (51)     222,977
    Net income..............................    88,244                    22,487      110,731
    Cash distributions......................   (77,155)                  (22,685)     (99,840)
                                              --------     --------     --------     --------
    December 31, 1995.......................  $234,117     $            $   (249)    $233,868
                                              ========     ========     ========     ========

     The total number of Units outstanding at December 31, 1994 and 1995 was 40,608,300. At January 1, 1993 there were 1.25 million DPIs (prior to the 1993 three-for-one Unit split) outstanding. The DPIs were redeemed on August 30, 1993.

     In accordance with the Partnership Agreement, the General Partner is authorized to make quarterly cash distributions. For the years ended December 31, 1993, 1994 and 1995, the General Partner declared $1.38, $1.67 and $1.96 per Unit, respectively, to be paid to the Partnership's Unitholders. If quarterly cash distributions exceed $0.21 2/3 per Unit, the General Partner is provided with an incentive distribution. See Note 10 to Notes to Combined Financial Statements.

NOTE 8. INCOME TAXES

     The provision for income taxes was as follows (in thousands):

                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                    1993     1994     1995
                                                                    ----     ----     ----
    Current Federal...............................................  $ 49     $829     $464
    Current State.................................................    56       95      108
                                                                    ----     ----     ----
              Total...............................................  $105     $924     $572
                                                                    ====     ====     ====

     Reconciliation of the federal statutory rate to the effective income tax rate was as follows:

                                                                  1993      1994      1995
                                                                  -----     -----     -----
    Statutory tax rate..........................................   35.0%     35.0%     35.0%
    State tax net of federal tax benefit........................    0.1       0.1       0.1
    Nontaxable partnership income...............................  (34.3)    (33.6)    (34.1)
    Net operating loss carryforward.............................   (0.7)     (0.7)      0.0
    Other.......................................................    0.0       0.0      (0.5)
                                                                   ----      ----      ----
    Effective tax rate..........................................    0.1%      0.8%      0.5%
                                                                   ====      ====      ====

                        PLUM CREEK TIMBER COMPANY, L. P.

NOTE 9. EMPLOYEE PENSION AND RETIREMENT PLANS

     PENSION PLAN. The Company's pension plan is a non-contributory defined benefit plan covering substantially all employees. The salaried employee benefits are based on years of credited service and the highest five-year average compensation levels, and the hourly employee benefits are based on years of service. Contributions to the plan are based upon the projected unit credit actuarial funding method and are limited to amounts that are currently deductible for tax purposes. The Company's pension expense was $2.1 million, $1.9 million and $1.2 million for 1993, 1994 and 1995, respectively.

     The following table sets forth the funded status of the Company's pension plan at December 31 (in thousands):

                                                                        1994        1995
                                                                       -------     -------
    Actuarial present value of benefit obligations:
      Vested.........................................................  $27,256     $36,431
      Non-vested.....................................................      608         926
                                                                       -------     -------
      Accumulated benefit obligation.................................  $27,864     $37,357
                                                                       =======     =======
    Projected benefit obligation.....................................  $34,113     $46,979
    Plan assets, primarily marketable equity and debt securities, at
      fair market value..............................................   32,800      40,576
                                                                       -------     -------
    Projected benefit obligation in excess of plan assets............   (1,313)     (6,403)
    Unrecognized net loss............................................    4,807      12,554
    Prior service cost not yet recognized............................      346         (78)
                                                                       -------     -------
    Prepaid pension cost.............................................  $ 3,840     $ 6,073
                                                                       =======     =======

     The components of the Company's pension cost were as follows (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1993       1994       1995
                                                               ------     ------     ------
    Service cost.............................................  $1,374     $1,441     $1,277
    Interest cost on projected benefit obligation............   2,573      2,709      2,886
    Actual return on plan assets.............................  (3,578)       432     (6,210)
    Net amortization and deferral............................   1,763     (2,715)     3,273
                                                               ------     ------     ------
    Net pension cost.........................................  $2,132     $1,867     $1,226
                                                               ======     ======     ======

     The following assumptions were used in the accounting for the Company's pension plan as of December 31:

                                                                     1993     1994     1995
                                                                     ----     ----     ----
    Weighted average discount rate.................................   7.5%     8.5%     7.0%
    Rate of increase in compensation levels........................   5.0%     5.0%     5.0%
    Expected long-term rate of return on plan assets...............   8.0%     8.0%     8.5%

     The Company adopted two nonqualified defined benefit pension plans for executives and key management employees effective January 1, 1993 and January 1, 1994, respectively. The projected benefit obligation for these plans was $2.7 million and $4.4 million as of December 31, 1994 and 1995, respectively. The Company's pension expense for these plans was $0.4 million, $0.8 million and $0.6 million for 1993, 1994 and 1995, respectively.

                        PLUM CREEK TIMBER COMPANY, L. P.

     THRIFT AND PROFIT SHARING PLAN. The Company sponsors an employee thrift and profit sharing plan under section 401 of the Internal Revenue Code. This plan covers substantially all full-time employees. The Company matches employee contributions of up to six percent of compensation at rates ranging from 35 to 75 percent, depending upon the Company's financial performance. Amounts charged to expense were $2.3 million, $2.0 million and $2.7 million during 1993, 1994 and 1995, respectively.

     OTHER BENEFIT PLANS. Certain executives and key employees of the General Partner participate in incentive benefit plans established by the General Partner which provide for the granting of Units and/or cash bonuses upon meeting performance objectives. See Note 10 to Notes to Combined Financial Statements.

NOTE 10. RELATED-PARTY TRANSACTIONS

     The General Partner is responsible for all decisions related to the management of the Company. The General Partner has a two percent general partner interest in the income and cash distributions of the Partnership, subject to certain adjustments, and owns two percent and four percent interests in Manufacturing and Marketing, respectively. The Company reimburses the General Partner for the actual cost of administering its businesses. Amounts reimbursed to the General Partner for such costs were $5.0 million and $5.6 million for the years ended December 31, 1994 and 1995, respectively. During 1993, the Company directly paid the costs associated with administering the businesses.

     Effective October 1, 1993, the General Partner established a Long-Term Incentive Plan ("LTIP") which provides for granting Unit Appreciation Rights ("UARs") to certain executives of the General Partner. When any of five Unit Value Targets ("UVTs") established by the LTIP are met through a combination of Unit market appreciation plus Partnership cash distributions, a percentage of the UARs is triggered and Units are credited to the executives' accounts. The performance period under the LTIP during which UVTs may be met ends December 31, 1998, at which time any earned Units will be distributed. Costs incurred by the General Partner in administering and funding the LTIP are borne by the Partnership.

     The General Partner has granted 1,330,000 UARs, net of forfeitures, which could result in a total of 668,802 Units being earned under the LTIP if all UVTs are met. Units in the executives' accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions. As of December 31, 1995, two UVTs have been achieved and 167,200 Units have been allocated to the executives' accounts. Total compensation expense with respect to the achievement of these two UVTs will be approximately $4.5 million, of which $0.8 million and $1.0 million was recognized in 1994 and 1995, respectively. The remaining compensation expense will be recognized over the remaining performance period ending December 31, 1998.

     Effective January 1, 1994, the General Partner established a Key Employee Long-Term Incentive Plan ("KLTIP") for certain of its other key employees. The KLTIP provisions are similar to the LTIP described above. The General Partner has granted 380,000 UARs, net of forfeitures, which could result in a total of 191,086 Units being earned under the KLTIP if all UVTs are met. Units in the participants' accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions. As of December 31, 1995, two UVTs have been achieved and 47,772 Units have been allocated to the key employees' accounts. Total compensation expense with respect to the achievement of these two UVTs will be approximately $1.2 million, of which $0.5 million was recognized in 1995. The remaining compensation expense will be recognized over the remaining performance period ending December 31, 1998. Costs incurred by the General Partner in administering and funding the plan are borne by the Partnership.

     The Partnership is required under the Partnership agreement to reimburse the General Partner for compensation costs related to the management of the Partnership, including the purchase of Units associated with these benefit plans. During 1994, the Partnership paid the General Partner for its purchase of 496,800 Units at a total cost of $12.8 million, of which $10.5 million was funded from current operations and $2.3 million from funds held by an employee benefit trust of the Partnership.

                        PLUM CREEK TIMBER COMPANY, L. P.

     Effective January 1, 1994, the General Partner established a Management Incentive Plan ("MIP") for certain executives of the General Partner. An annual bonus of up to 100% of the respective executive's base salary may be awarded if certain performance objectives established by the General Partner are met by the Company and by the executive. One-half of the bonus will be paid annually in cash and the remaining half will be converted into Units at fair market value and will be distributed at the end of three years. Units in executives' accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions. Costs incurred in administering and funding the plan are borne by the General Partner.

     Net income is allocated to the General Partner based on two percent of the Company's combined net income (adjusted for the incentive distribution), plus the incentive distribution, as provided by the Partnership Agreement. The incentive distributions paid in 1993, 1994 and 1995 were approximately $7.2 million, $14.4 million and $20.7 million, respectively.

     Certain conflicts of interest could arise as a result of the relationships described above. The Board of Directors and management of the General Partner have a duty to manage the Company in the best interests of the Unitholders and, consequently, must exercise good faith and integrity in handling the assets and affairs of the Company. Related non-interest bearing receivables and payables between the General Partner and the Company are settled in the ordinary course of business. As of December 31, 1994, the Company had a receivable from the General Partner of $176,000. As of December 31, 1995, the Company had a payable to the General Partner of $42,000.

NOTE 11. COMMITMENTS AND CONTINGENCIES

     A portion of the Company's log requirements is acquired through contracts with public and private sources. Except for required deposits, no amounts are recorded until such time as the Company harvests the timber. At December 31, 1994 and 1995, the unrecorded amounts of those contract commitments were approximately $30.4 million and $21.5 million, respectively. During 1993, the Partnership entered into a log sourcing contract to sell approximately 950 million board feet ("MMBF") of logs to a customer over a ten-year period ending in 2003, at prevailing market rates. At December 31, 1995, the Partnership had a remaining commitment of approximately 703 MMBF.

     There are no contingent liabilities which would have a materially adverse effect on the financial position, the results of operations or liquidity of the Company.

     The Company is subject to regulations regarding harvest practices and is involved in various legal proceedings, including environmental matters, incidental to its business. While administration of current regulations and any new regulations or proceedings have elements of uncertainty, the General Partner believes that none of the pending legal proceedings or regulatory matters will have a materially adverse effect on the financial position, the results of operations or liquidity of the Company.

     The Company leases buildings and equipment under non-cancelable operating lease agreements. The Company's operating lease expense was $1.9 million, $1.8 million and $2.2 million for 1993, 1994 and 1995, respectively. The following summarizes the future minimum lease payments (in thousands):

        1996................................................................  $1,997
        1997................................................................   1,730
        1998................................................................   1,442
        1999................................................................     773
        2000................................................................     680
        Thereafter..........................................................   1,887
                                                                              ------
        Total...............................................................  $8,509
                                                                              ======

                        PLUM CREEK TIMBER COMPANY, L. P.

NOTE 12. SEGMENT INFORMATION

                                                             YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
                                                         1993         1994          1995
                                                       --------     ---------     ---------
                                                                  (IN THOUSANDS)
    Revenues
      Resources......................................  $266,084     $ 324,426     $ 327,043
      Manufacturing..................................   324,625       372,248       375,677
      Eliminations...................................   (89,703)     (118,017)     (117,646)
                                                       --------     ---------     ---------
                                                       $501,006     $ 578,657     $ 585,074
                                                       ========     =========     =========
    Operating Income
      Resources......................................  $135,238     $ 150,730     $ 139,192
      Manufacturing..................................    11,471        32,175        35,567
      Other and Eliminations.........................   (20,152)      (18,771)      (15,783)
                                                       --------     ---------     ---------
                                                       $126,557     $ 164,134     $ 158,976
                                                       ========     =========     =========
    Depreciation, Depletion and Amortization
      Resources......................................  $ 22,570     $  36,782     $  35,394
      Manufacturing..................................    16,236        17,361        18,703
                                                       --------     ---------     ---------
                                                       $ 38,806     $  54,143     $  54,097
                                                       ========     =========     =========
    Identifiable Assets
      Resources......................................  $615,791     $ 617,934     $ 604,510
      Manufacturing..................................   238,851       247,415       244,877
      Eliminations...................................   (35,888)      (39,129)      (23,301)
                                                       --------     ---------     ---------
                                                       $818,754     $ 826,220     $ 826,086
                                                       ========     =========     =========
    Capital Expenditures
      Resources......................................  $260,534     $   7,139     $   8,481
      Manufacturing..................................    24,078        18,698        22,202
                                                       --------     ---------     ---------
                                                       $284,612     $  25,837     $  30,683
                                                       ========     =========     =========

     Revenues include both sales to unaffiliated customers and intersegment sales. Intersegment sales prices are determined quarterly, based upon estimated market prices and terms in effect at that time and are eliminated in combination. Intersegment sales from the Resources Segment to the Manufacturing Segment were $89.7 million, $118.0 million and $117.6 million for 1993, 1994 and 1995, respectively.

     Operating income from the Resources Segment includes land sales of $7.7 million, $1.9 million and $1.6 million, for 1993, 1994 and 1995, respectively. Combined export revenues, primarily to Pacific Rim countries, as a percentage of total revenues were 17%, 15% and 13%, for 1993, 1994 and 1995, respectively.

     During 1994 and 1995, net sales to one Resources Segment customer were approximately 11% and 10% of combined revenues, respectively.

NOTE 13. SUBSEQUENT EVENT

     On January 23, 1996, the Board of Directors of the General Partner authorized the Partnership to make a distribution of $0.49 per Unit for the fourth quarter of 1995. Total distributions will approximate $25.9 million (including $6.0 million to the General Partner) and will be paid on March 1, 1996 to Unitholders of record on February 15, 1996.

                        PLUM CREEK TIMBER COMPANY, L. P.

NOTE 14. EVENTS SUBSEQUENT TO JUNE 30, 1996 (UNAUDITED)

     On July 16, 1996, the Board of Directors of the General Partner authorized the Partnership to make a distribution of $0.51 per Unit for the second quarter of 1996. Total distributions equaled approximately $27.2 million (including $6.5 million to the General Partner) and were paid on August 23, 1996 to Unitholders of record on August 16, 1996.

     On August 6, 1996, the Partnership entered into a definitive agreement with Riverwood International Corporation ("Riverwood International") to purchase Riverwood International's forestlands and solid wood conversion facilities. The Partnership will acquire approximately 529,000 acres of fee timberlands and approximately 9,000 acres of leased timberlands located primarily in northern Louisiana and southern Arkansas, a sawmill and a plywood plant located in Joyce, Louisiana, a sawmill in Huttig, Arkansas, and a nursery in Texas for a purchase price of approximately $540 million, plus working capital as of the closing date. As part of the acquisition, the Partnership will enter into a long-term agreement to supply fiber to Riverwood International's paper facility in West Monroe, Louisiana. The proposed acquisition is subject to a number of contingencies including the approval of Riverwood International's lenders. Should all contingencies be satisfied, the transaction is expected to close during the fourth quarter of 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors of
Riverwood Holding, Inc. and
Riverwood International Corporation

     We have audited the accompanying statements of assets and liabilities of the Riverwood U.S. Timberlands/Wood Products Division of Riverwood International Corporation and its subsidiaries ("Division") as of December 31, 1995 and 1994, and the related statements of revenues and expenses, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Riverwood U.S. Timberlands/Wood Products Division as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
August 30, 1996

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 (IN THOUSANDS)

                                     ASSETS

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                             1994       1995
                                                                           --------   --------
Current assets:
  Receivables............................................................  $  4,882   $  4,375
  Inventories............................................................     7,269      6,003
  Prepaid expenses.......................................................     5,492      4,038
                                                                           --------   --------
          Total current assets...........................................    17,643     14,416
                                                                           --------   --------
Property, plant and equipment, at cost:
  Land and improvements..................................................     7,602      7,602
  Buildings..............................................................     7,304      7,304
  Machinery and equipment................................................    59,252     60,004
                                                                           --------   --------
                                                                             74,158     74,910
Less, accumulated depreciation...........................................    48,863     52,124
                                                                           --------   --------
                                                                             25,295     22,786
Timber and timberlands, less cost of timber harvested....................   240,436    238,887
                                                                           --------   --------
Property, plant and equipment, net.......................................   265,731    261,673
                                                                           --------   --------
          Total assets...................................................  $283,374   $276,089
                                                                           ========   ========
                                         LIABILITIES
Current liabilities:
  Accounts payable.......................................................  $    285   $    726
  Compensation and employee benefits.....................................     2,388      1,838
  Other accrued liabilities..............................................       850      1,199
                                                                           --------   --------
          Total current liabilities......................................     3,523      3,763
Noncurrent liabilities...................................................       189        238
                                                                           --------   --------
          Total liabilities..............................................     3,712      4,001
Contingencies and commitments (Note 4)
Owner's net investment...................................................   279,662    272,088
                                                                           --------   --------
          Total liabilities and owner's net investment...................  $283,374   $276,089
                                                                           ========   ========

   The accompanying notes are an integral part of these financial statements.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

                      STATEMENTS OF REVENUES AND EXPENSES
                                 (IN THOUSANDS)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1993         1994         1995
                                                             --------     --------     --------
Net sales..................................................  $146,879     $164,944     $159,749
Cost of sales..............................................    99,053      105,458      109,195
Selling, general and administrative........................     3,651        2,824        3,250
Research, development and engineering......................       159           89           90
Other income, net..........................................    19,845       11,072        2,369
                                                              -------      -------      -------
Excess of revenues over costs and expenses.................  $ 63,861     $ 67,645     $ 49,583
                                                              =======      =======      =======

   The accompanying notes are an integral part of these financial statements.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1993        1994       1995
                                                                ---------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Excess of revenues over costs and expenses....................  $  63,861   $ 67,645   $ 49,583
Noncash items included in excess of revenues over costs and
  expenses:
  Depreciation, amortization and cost of timber harvested.....     21,628     26,445     19,140
  Net gain on sale of assets..................................    (17,189)    (8,900)      (365)
(Increase) decrease in current assets:
  Receivables.................................................     (1,342)      (267)       506
  Inventories.................................................        (90)    (1,027)     1,267
  Prepaid expenses............................................     (8,552)   (11,431)   (10,574)
Increase (decrease) in current liabilities:
  Accounts payable............................................       (153)      (242)       442
  Compensation and employee benefits..........................       (290)       273       (550)
  Other accrued liabilities...................................         --        140        349
Increase (decrease) in noncurrent liabilities.................         79         (2)        49
                                                                ---------   --------   --------
          Net cash provided by operating activities...........     57,952     72,634     59,847
                                                                ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..................     (2,992)    (1,510)    (3,643)
  Proceeds from sales of assets, net..........................     45,276      9,710        954
                                                                ---------   --------   --------
          Net cash (used in) provided by investing
            activities........................................     42,284      8,200     (2,689)
                                                                ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash transferred to Riverwood International Corporation, net
     of allocated charges paid................................   (100,236)   (80,834)   (57,158)
                                                                ---------   --------   --------
          Net cash (used in) provided by financing
            activities........................................   (100,236)   (80,834)   (57,158)
                                                                ---------   --------   --------
NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS:
  Cash and equivalents at beginning of year...................         --         --         --
                                                                ---------   --------   --------
  Cash and equivalents at end of year.........................  $      --   $     --   $     --
                                                                =========   ========   ========

   The accompanying notes are an integral part of these financial statements.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The Riverwood U.S. Timberlands/Woods Product Division ("Division") owns and operates two sawmills and a plywood plant and approximately 538,000 acres of timberlands (including approximately 9,000 acres of leased timberlands) in Arkansas and Louisiana and a nursery in Texas.

     Until March 27, 1996, the Division was a wholly-owned operating division of a corporation formerly named Riverwood International USA, Inc. ("Riverwood"), a wholly-owned subsidiary of a corporation formerly known as Riverwood International Corporation ("RIC"). Until March 27, 1996, approximately 81.3% of the outstanding common shares of RIC were owned by a corporation formerly named Manville Corporation ("Manville"). See Note 10 for a description of the transactions that occurred on March 27, 1996.

     The Division's three mills manufacture dimensional lumber, landscape timbers, plywood, structural panels and other wood products (collectively referred to herein as "wood products"). These wood products are sold by the Division directly to retailers, brokers and wholesalers, which are primarily located in the southern and central U.S. markets. The Division operates within a single industry segment.

     Additionally, the Division has provided RIC's West Monroe, Louisiana, paperboard mill with a significant portion of the mill's wood fiber requirements. The wood fiber requirements are supplied via pulpwood from the Division's timberlands and wood chips from the Division's three mills.

     Historically, separate financial statements were not prepared for the Division. These financial statements have been carved out from the historical books and records of RIC. The owner's net investment balances in the statements of assets and liabilities represent the original investment of RIC in the Division and includes the results of all subsequent investment and income (loss) transactions, as well as the difference between all costs and expenses paid by RIC or allocated to the Division by RIC and all cash transferred to RIC by the Division since its inception. Cash generated by the Division is transferred to RIC on a daily basis for cash management purposes. The cumulative amount of cash transferred since the Division's inception represents a reduction to the owner's net investment account. The financial statements exclude any amounts related to interest income or expense and debt. The statements of revenues and expenses include allocations of charges for certain management services (see Note 9).

     All of the allocations and estimates in the financial statements are based on assumptions that management believes are reasonable under the circumstances. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a separate entity.

  Accounts Receivable

     The Division reviews a customer's credit history before extending credit. Bad debt expense was insignificant in 1993, 1994 and 1995; accordingly, the Division does not provide an allowance for doubtful accounts.

  Prepaid Expenses

     Prepaid expenses consist of prepaid timber cutting contracts, which are amortized to inventory as the related timber is harvested.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

  Inventories

     Inventories are stated at the lower of cost or market. Cost of inventories is determined principally on the last-in, first-out ("LIFO") basis. In addition, average cost bases are used to determine the cost of supplies and storeroom inventories.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method based on the following estimated useful lives of the related assets:

        Buildings.....................................................  35 years
        Land improvements.............................................  15 years
        Machinery and equipment.......................................  8 to 15 years
        Furniture and fixtures........................................  5 to 10 years
        Automobiles and light trucks..................................  3 years

     The Division uses the composite method of accounting for property, plant and equipment and, therefore, gains and losses from the normal retirement or replacement of property, plant and equipment are reflected in accumulated depreciation with no effect on current period earnings. The amount of related accumulated deferred losses, net of accumulated depreciation, was $911,000 and $936,000 as of December 31, 1994 and 1995, respectively. Gains and losses arising from abnormal dispositions are included in operations currently. Expenditures for replacements and betterments are capitalized, while maintenance and repair costs that do not extend the useful life of the asset are charged against operations as incurred.

  Cost of Timber Harvested

     Cost of timber harvested is based on unit cost rates calculated using the total estimated yield of timber to be harvested and the unamortized timber costs. Based on the initial harvestability of its planted pine timberlands and improved measurements of existing volume and growth rates, the Division adjusted, in 1995, its estimate of the unit costs of timber, which in turn reduced cost of timber harvested by approximately $6.7 million.

  Transactions with Affiliate

     The Division receives certain management services provided by RIC. Charges for such services are included in operating expenses in the statements of revenues and expenses (Note 9).

  Income Taxes

     The Division is not a legal entity. The Division and RIC have been included in Manville's consolidated federal income tax returns for all periods prior to March 28, 1996. The Division was not party to any tax sharing agreement and, accordingly, no provision or benefit for income taxes has been reflected in the accompanying statements of revenues and expenses.

  Pension Benefits

     RIC has non-contributory defined benefits plans covering substantially all U.S. employees, including the employees of the Division. The plans provide retirement benefits based on years of service and compensation during the last years of employment. The cost of these plans for active employees was allocated to the Division (see Note 5) and is generally included in cost of goods sold.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

     Pension cost allocated to the Division is deemed to have resulted in a cash contribution between the Division and RIC in the period the pension cost was incurred, and, in return, RIC is deemed to have assumed all responsibility for pension payments to retirees. Accordingly, no pension related assets or liabilities are included in the statement of assets and liabilities.

  Other Postretirement Benefits

     RIC sponsors defined benefit postretirement health care plans that provide medical and life insurance to all eligible retired U.S. employees, including eligible retired employees of the Division. Benefit costs for active employees under these plans were allocated to the Division and are generally included in cost of goods sold.

  Insurance Reserves

     It is the Division's policy to self-insure or fund a portion of certain expected losses related to workers' compensation, group health and comprehensive general, product and vehicle liability. Provisions for losses expected under these programs are recorded based on estimates of the aggregate liabilities of the Division.

  Revenue Recognition

     The Division recognizes revenue when goods are shipped to customers.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

2. INVENTORIES:

     The major classes of inventories at December 31 were as follows:

                                                                     (IN THOUSANDS)
                                                                    1994         1995
                                                                   ------       ------
        Finished goods                                             $1,612       $  937
        Work-in-process                                             1,547        1,283
        Raw materials                                               2,876        2,690
        Supplies                                                    1,234        1,093
                                                                   ------       ------
                                                                   $7,269       $6,003
                                                                   ======       ======

     Inventories in the amounts of $1.2 million and $1.1 million at December 31, 1994 and 1995, respectively, were valued using FIFO or average cost. The balance of the inventories was valued using LIFO. The excess of current values over amounts for financial reporting purposes was approximately $5.1 million and $4.9 million at December 31, 1994 and 1995, respectively.

3. COMPENSATION AND EMPLOYEE BENEFITS:

     The Division had accruals for future compensated employee absences, principally vacation, of $1.0 million and $1.1 million at December 31, 1994 and 1995, respectively, which were included in compensation and employee benefits in the statements of assets and liabilities.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

4. CONTINGENCIES AND COMMITMENTS:

     Total rental expense was approximately $231,000, $215,000 and $262,000 in 1993, 1994 and 1995, respectively.

     At December 31, 1995, minimum rental commitments of the Division under long-term, noncancelable operating leases were as follows:

                                                                   (IN THOUSANDS)
                                                                        1995
                                                              -------------------------
            1996............................................           $   257
            1997............................................               241
            1998............................................               186
            1999............................................               123
            2000............................................                93
            After 2000......................................               778
                                                                        ------
                                                                       $ 1,678
                                                                        ======

     The Division has provided reserves for workers' compensation liabilities based upon an evaluation of claims. Portions of these claims are settled over a protracted period of time and, accordingly, the Division has classified a portion of these obligations as noncurrent liabilities in the statements of assets and liabilities.

     The Division is involved in a number of lawsuits arising out of the conduct of its business. While there can be no assurance as to their ultimate outcome, the Division's management does not believe that these lawsuits will have a material adverse effect on the results of operations, cash flows or financial condition of the Division.

5. RETIREMENT PLANS:

     Substantially all employees of the Division were covered under various retirement plans of RIC during 1993, 1994 and 1995. RIC allocated pension expense to the Division based on its estimated share of RIC's pension expense. Pension expense allocated to the Division was $560,000, $496,000 and $365,000 in 1993, 1994 and 1995, respectively.

     Pursuant to the Asset Purchase Agreement (Note 11), the Division employees' accrued benefits under the defined contribution and benefit plans of RIC will become fully vested and their participation in such plans will terminate. Pursuant to the Asset Purchase Agreement (see Note 11), RIC will retain all assets and liabilities related to such accrued benefits.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

     Accumulated benefits and related assets for all of RIC's domestic defined benefit plans as of December 31, 1994 and 1995, in which the Division participates were as follows as of December 31:

                                                            1994                        1995
                                                  -------------------------   -------------------------
                                                    ASSETS      ACCUMULATED     ASSETS      ACCUMULATED
                                                    EXCEED       BENEFITS       EXCEED       BENEFITS
                                                  ACCUMULATED     EXCEED      ACCUMULATED     EXCEED
                                                   BENEFITS       ASSETS       BENEFITS       ASSETS
                                                  -----------   -----------   -----------   -----------
                                                                     (IN THOUSANDS)
Actuarial present value of:
  Vested benefit obligation.....................   $ 134,196      $   364       $63,700      $ 108,224
                                                     -------      -------       -------        -------
  Accumulated benefit obligation................   $ 138,073      $   388       $63,955      $ 113,721
                                                     -------      -------       -------        -------
  Projected benefit obligation..................   $ 148,783      $ 1,200       $63,955      $ 130,374
Plan assets at fair value.......................     158,199           --        69,198        125,610
                                                     -------      -------       -------        -------
Plan assets in excess of (less than) projected
  benefit obligation............................       9,416       (1,200)        5,243         (4,764)
Unrecognized net loss...........................      22,333           72         8,366         23,597
Unrecognized prior service cost (benefit).......       4,276          745         5,135           (287)
Unrecognized net transition asset...............     (10,441)        (260)       (4,826)        (3,260)
                                                     -------      -------       -------        -------
Net pension asset (liability)...................   $  25,584      $  (643)      $13,918      $  15,286
                                                     =======      =======       =======        =======

     Projected benefit obligations were determined using a discount rate of 9.0% in 1994 and 7.0% in 1995. The vested benefit obligation is calculated on the basis of the benefits the employees are entitled to receive assuming the current termination of their employment.

     The pension expense related to RIC's domestic hourly and salaried pension plans in which Division employees participate for the years ended December 31 consisted of the following:

                                                                   (IN THOUSANDS)
                                                           1993         1994         1995
                                                         --------     --------     --------
    Service cost -- benefits earned during the year....  $  4,159     $  5,102     $  4,001
    Interest cost on projected benefit obligation......    11,575       12,057       12,928
    Estimated return on assets:
      Actual (gain) loss...............................   (25,202)       7,590      (41,716)
      Deferred gain (loss).............................    11,392      (22,788)      27,751
    Net amortization and deferral......................        13         (254)      (1,251)
                                                         --------     --------     --------
         Total pension expense.........................  $  1,937     $  1,707     $  1,713
                                                         ========     ========     ========

     Certain assumptions used in determining the pension expense related to the pension plans for the years ended December 31 were as follows:

                                                                 1993      1994      1995
                                                                 -----     -----     -----
    Discount rates.............................................  7.50%     7.00%     9.00%
    Rates of increase in future compensation levels............  5.75%     5.50%     5.50%
    Expected long-term rates of return on assets...............  9.00%     9.00%     9.00%

     RIC also sponsors defined contribution plans covering substantially all employees. RIC's contributions are generally equal to a percentage of the amount the employees contribute to the plans subject to certain legal maximum amounts. During the years ended 1993, 1994 and 1995, the Division expensed $163,000, $304,000 and $300,000, respectively, in respect of contributions for employees of the Division.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

6. OTHER POSTRETIREMENT BENEFITS:

     RIC sponsors defined benefit postretirement health care plans that provide medical and life insurance coverage to eligible salaried and hourly retired employees and their dependents. The base level of medical coverage is provided to the retiree at no cost.

     During 1994, the retiree medical plan was modified to vary cost-sharing provisions based on age and years of service of the retiree. Additionally, no postretirement medical benefits are offered to salaried employees who began employment after December 31, 1993. The amount of RIC's unrecognized gain as of December 31, 1995 resulting from the 1994 plan amendments totaled approximately $8.2 million.

     The other postretirement benefits expense allocated to the Division for active employees, was $130,000, $127,000 and $40,000 for 1993, 1994 and 1995,
respectively.

     The other postretirement benefits expense was calculated using discount rates of 7.5%, 7.0% and 9.0% for 1993, 1994 and 1995, respectively.

     RIC's unfunded postretirement benefit obligation is summarized as follows at December 31:

                                                                        (IN THOUSANDS)
                                                                      1994          1995
                                                                     -------       -------
    Actuarial present value of the accumulated postretirement
      benefit obligation:
      Retirees.....................................................  $18,109       $19,543
      Fully eligible active plan participants......................    3,791         3,097
      Other active plan participants...............................   10,359         8,854
                                                                     -------       -------
    Accumulated postretirement benefit obligation..................   32,259        31,494
    Unrecognized prior service cost................................    8,866         8,233
    Unrecognized net loss..........................................   (4,192)       (2,874)
                                                                     -------       -------
         Accrued postretirement benefit obligations cost...........  $36,933       $36,853
                                                                     =======       =======

     The actuarial present values of accumulated other postretirement benefit obligations were determined using a discount rate of 9.0% and 7.0% in 1994 and 1995, respectively. For measurement purposes, an 8.0% annual rate of increase in the per capita cost of covered medical benefits was assumed for 1995 for all current retirees. This rate was assumed to decrease gradually to 5.5% by the year 2002 and to remain at that level thereafter. For future retirees, a 7.0% annual rate of increase in the per capita cost of covered medical benefits was assumed for 1995. This rate was assumed to decrease gradually to 5.5% by the year 2000 and to remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the actuarial present value of RIC's accumulated postretirement benefit obligation as of December 31, 1995 by $1,276,000 and the aggregate of the service and interest cost components of the periodic cost for the year then ended by $109,000.

7. OTHER INCOME:

     In October 1994, the Division sold certain oil and gas mineral rights on its timberlands for cash proceeds of approximately $9.7 million. This sale resulted in a gain of approximately $8.9 million.

     In December 1993, the Division sold approximately 60,000 acres of timberland (referred to as the "Bossier" timberlands) for cash proceeds of $45.3 million. This sale resulted in a gain of approximately $17 million.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

     These gains have been included in Other (Expense) Income, net, in the Division's statement of revenues and expenses.

8. CHANGE IN ACCOUNTING PRINCIPLE:

     In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangible assets, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangible assets to be disposed of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Division has not yet adopted SFAS No. 121 and does not believe that adoption of such will have a significant effect on its financial results.

9. RELATED PARTY TRANSACTIONS:

     The Division transfers pulpwood to Riverwood at an agreed upon price based on published rates and records such transactions as net sales. Total transfers of pulpwood to Riverwood during 1993, 1994 and 1995 were $19.1 million, $19.1 million and $17.1 million, respectively. In addition, the Division transfers wood chips to Riverwood from its sawmills at an agreed upon price based on published rates and records such transactions as a reduction of cost of sales. Total transfer of wood chips to Riverwood during 1993, 1994 and 1995 were $7.4 million, $7.2 million and $7.0 million, respectively.

     The Division received certain management services from RIC, including treasury and tax services in 1993 and 1994, and treasury, tax, data processing and information services in 1995 for which the Division was not charged. The Division also received certain management services from RIC, including risk management, legal, human resources, purchasing, transportation, data processing and information services in 1993 and 1994 and risk management, legal, human resources, purchasing and transportation services in 1995, for which the Division is allocated a charge. Charges allocated to the Division from RIC for such services were $5.3 million, $4.4 million and $4.6 million in 1993, 1994 and 1995, respectively. The allocation of charges are based on assumptions and methodologies that the Division's management believes are reasonable in the circumstances. However, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a separate entity. Liabilities related to the activities of these management services are maintained by RIC.

10. MERGER:

     On March 27, 1996, Riverwood Holding, Inc. (referred to herein as "Holding" and formerly named New River Holding, Inc.) through its wholly-owned subsidiaries, RIC Holding, Inc. ("RIC Holding") and CDRO Acquisition Corporation ("Acquisition Corp."), acquired all of the outstanding shares of common stock of RIC. The above transaction is referred to herein as the "Merger". The Merger was accounted for as a purchase, as reflected in Holding's financial statements for periods subsequent to March 27, 1996.

11. ASSET PURCHASE AGREEMENT:

     On August 6, 1996, Riverwood and a wholly owned subsidiary entered into an Asset Purchase Agreement ("Agreement") with Plum Creek Timber Company, L.P. ("Plum Creek"). Under the terms of the Agreement, Plum Creek will acquire substantially all of the Division's assets, excluding accounts receivable, for $540 million, plus payment for the value of transferred inventory. Except for specified liabilities, the Division's liabilities will be retained by Riverwood and such subsidiary.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

                 CONDENSED STATEMENTS OF ASSETS AND LIABILITIES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

     ON MARCH 27, 1996, RIVERWOOD HOLDING, INC. (REFERRED TO HEREIN AS "HOLDING" AND FORMERLY NAMED NEW RIVER HOLDING, INC.) THROUGH ITS WHOLLY-OWNED SUBSIDIARY RIC HOLDING, ACQUIRED ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION FORMERLY KNOWN AS RIVERWOOD INTERNATIONAL CORPORATION ("RIC"). THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY HOLDING, INCLUDING THOSE OF THE RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION (THE "DIVISION"). THE ALLOCATION OF THE PURCHASE PRICE AND ACQUISITION COSTS TO THE ASSETS ACQUIRED AND LIABILITIES ASSUMED IS PRELIMINARY AND IS SUBJECT TO CHANGE PENDING FINALIZATION OF APPRAISALS AND OTHER STUDIES OF FAIR VALUE AND FINALIZATION OF MANAGEMENT'S PLANS WHICH MAY RESULT IN THE RECORDING OF ADDITIONAL LIABILITIES AS PART OF THE ALLOCATION OF THE PURCHASE PRICE. AS A RESULT OF PURCHASE ACCOUNTING, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE DIVISION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS OF THESE TWO SEPARATE DIVISIONS. THE CONDENSED STATEMENT OF ASSETS AND LIABILITIES AS OF DECEMBER 31, 1995 WAS DERIVED FROM AUDITED FINANCIAL STATEMENTS.

                                                                   DIVISION           PREDECESSOR
                                                                 -------------     -----------------
                                                                 JUNE 29, 1996     DECEMBER 31, 1995
                                                                 -------------     -----------------
ASSETS
Current Assets
  Receivables..................................................    $   6,554           $   4,375
  Inventories..................................................        7,718               6,003
  Prepaid expenses.............................................        7,264               4,038
                                                                    --------            --------
Total Current Assets...........................................       21,536              14,416
Property, Plant and Equipment, net of accumulated depreciation
  of $811 in 1996 and $52,124 in 1995..........................       40,713              22,786
Timber and Timberlands, less cost of timber harvested..........      489,028             238,887
                                                                    --------            --------
Total Assets...................................................    $ 551,277           $ 276,089
                                                                    ========            ========
LIABILITIES AND OWNER'S NET INVESTMENT
Current Liabilities
  Accounts and notes payable...................................    $   1,014           $     726
  Compensation and employee benefits...........................        1,233               1,838
  Interest payable to affiliate................................        6,886                  --
  Other accrued liabilities....................................        1,743               1,199
                                                                    --------            --------
Total Current Liabilities......................................       10,876               3,763
Long-Term Debt.................................................      275,000                  --
Other Noncurrent Liabilities...................................          238                 238
                                                                    --------            --------
Total Liabilities..............................................      286,114               4,001
                                                                    --------            --------
Contingencies and Commitments (Note 6)
Owner's Net Investment.........................................      265,163             272,088
                                                                    --------            --------
Total Liabilities and Owner's Net Investment...................    $ 551,277           $ 276,089
                                                                    ========            ========

                  See Notes to Condensed Financial Statements.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

                 CONDENSED STATEMENTS OF REVENUES AND EXPENSES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

     ON MARCH 27, 1996, HOLDING, THROUGH ITS WHOLLY-OWNED SUBSIDIARY RIC HOLDING, ACQUIRED ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF RIC. THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY HOLDING, INCLUDING THOSE OF THE DIVISION. THE ALLOCATION OF THE PURCHASE PRICE AND ACQUISITION COSTS TO THE ASSETS ACQUIRED AND LIABILITIES ASSUMED IS PRELIMINARY AND IS SUBJECT TO CHANGE PENDING FINALIZATION OF APPRAISALS AND OTHER STUDIES OF FAIR VALUE AND FINALIZATION OF MANAGEMENT'S PLANS WHICH MAY RESULT IN THE RECORDING OF ADDITIONAL LIABILITIES AS PART OF THE ALLOCATION OF THE PURCHASE PRICE. AS A RESULT OF PURCHASE ACCOUNTING, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE DIVISION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS OF THESE TWO SEPARATE DIVISIONS.

                                           DIVISION                           PREDECESSOR
                                         -------------     -------------------------------------------------
                                         THREE MONTHS       THREE MONTHS      THREE MONTHS      SIX MONTHS
                                             ENDED             ENDED             ENDED             ENDED
                                         JUNE 29, 1996     MARCH 27, 1996     JULY 1, 1995     JULY 1, 1995
                                         -------------     --------------     ------------     -------------
Net Sales..............................     $36,162           $ 37,336          $ 42,866          $83,902
Cost of Sales..........................      24,311             22,903            28,512           52,598
Selling, General and Administrative....         455                558             1,458            2,324
Research, Development and
  Engineering..........................          20                 21                23               47
Other Income, net......................         377                 14               869              866
                                            -------            -------           -------          -------
Excess of Revenue over costs and
  Expenses, Before Interest Expense....      11,753             13,868            13,742           29,799
Interest Expense.......................       6,886                 --                --               --
                                            -------            -------           -------          -------
Excess of Revenues over Costs and
  Expenses.............................     $ 4,867           $ 13,868          $ 13,742          $29,799
                                            =======            =======           =======          =======

                  See Notes to Condensed Financial Statements.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

                       CONDENSED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)
                                  (UNAUDITED)

     ON MARCH 27, 1996, HOLDING, THROUGH ITS WHOLLY-OWNED SUBSIDIARY RIC HOLDING, ACQUIRED ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF RIC. THE PURCHASE METHOD OF ACCOUNTING WAS USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY HOLDING, INCLUDING THOSE OF THE DIVISION. THE ALLOCATION OF THE PURCHASE PRICE AND ACQUISITION COSTS TO THE ASSETS ACQUIRED AND LIABILITIES ASSUMED IS PRELIMINARY AND IS SUBJECT TO CHANGE PENDING FINALIZATION OF APPRAISALS AND OTHER STUDIES OF FAIR VALUE AND FINALIZATION OF MANAGEMENT'S PLANS WHICH MAY RESULT IN THE RECORDING OF ADDITIONAL LIABILITIES AS PART OF THE ALLOCATION OF THE PURCHASE PRICE. AS A RESULT OF PURCHASE ACCOUNTING, THE ACCOMPANYING FINANCIAL STATEMENTS OF THE PREDECESSOR AND THE DIVISION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS SINCE THE FINANCIAL STATEMENTS REPORT FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS OF THESE TWO SEPARATE DIVISIONS.

                                           DIVISION                           PREDECESSOR
                                         -------------     -------------------------------------------------
                                         THREE MONTHS       THREE MONTHS      THREE MONTHS      SIX MONTHS
                                             ENDED             ENDED             ENDED             ENDED
                                         JUNE 29, 1996     MARCH 27, 1996     JULY 1, 1995     JULY 1, 1995
                                         -------------     --------------     ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Excess of Revenues over Costs and
  Expenses.............................     $ 4,867           $ 13,868          $ 13,742          $29,799
Noncash Items Included in Excess of
  Revenues over Costs and Expenses:
     Depreciation, amortization and
       cost of timber harvested........       3,511              2,455             2,429            5,089
     Gain on sale of assets............        (311)                --               (51)             (51)
     Write-up of inventories...........       2,728                 --                --               --
(Increase) Decrease in Current Assets,
  net of effects from the Merger:
     Receivables.......................       1,814             (3,992)              846           (3,169)
     Inventories.......................      (3,568)             1,852               787            3,497
     Prepaid expenses..................      (3,963)            (2,189)           (3,536)          (6,632)
(Decrease) Increase in Current
  Liabilities, net of effects from the
  Merger:
     Accounts and notes payable........        (395)               682               109              933
     Interest payable to affiliate.....       6,886                 --                --               --
     Compensation and employee
       benefits........................         (89)              (516)               11           (1,045)
     Other accrued liabilities.........         301                243               777              798
                                            -------            -------           -------          -------
Net Cash Provided by Operating
  Activities...........................      11,781             12,403            15,114           29,219
                                            -------            -------           -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and
  Equipment............................        (908)            (1,832)             (476)            (699)
Proceeds from Sales of Assets..........         352                 --               361              370
                                            -------            -------           -------          -------
Net Cash Used in Investing
  Activities...........................        (556)            (1,832)             (115)            (329)
                                            -------            -------           -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash transferred to Riverwood
  International Corporation, net of
  allocated charges paid...............     (11,225)           (10,571)          (14,999)         (28,890)
                                            -------            -------           -------          -------
Net Cash (Used in) Financing
  Activities...........................     (11,225)           (10,571)          (14,999)         (28,890)
                                            -------            -------           -------          -------
Net Increase (Decrease) in Cash and
  Equivalents..........................          --                 --                --               --
Cash and Equivalents at Beginning of
  Period...............................          --                 --                --               --
                                            -------            -------           -------          -------
Cash and Equivalents at End of
  Period...............................     $    --           $     --          $     --          $    --
                                            =======            =======           =======          =======

                  See Notes to Condensed Financial Statements.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

     The Riverwood U.S. Timberlands/Wood Products Division (the "Division") owns and operates two sawmills and a plywood plant and approximately 538,000 acres of timberlands (including approximately 9,000 acres of leased timberlands) in Arkansas and Louisiana and a nursery in Texas. Until March 27, 1996, the Division was a wholly-owned operating division of a corporation formerly known as Riverwood International Corporation ("RIC"). As a division of RIC, the Division is referred to herein as the "Predecessor."

     Riverwood Holding, Inc. ("Holding"), its wholly-owned subsidiaries RIC Holding and the corporation formerly named CDRO Acquisition Corporation ("Acquisition Corp.") were incorporated in 1995 to acquire the stock of RIC.

     On March 27, 1996, Holding, through its wholly-owned subsidiaries, acquired all of the outstanding shares of common stock of RIC. On such date, Acquisition Corp. was merged (the "Merger") into RIC. RIC, as the surviving corporation in the Merger, became a wholly-owned subsidiary of RIC Holding. On March 28, 1996, RIC transferred substantially all of its properties and assets to Riverwood International USA, Inc ("Riverwood") other than the capital stock of Riverwood, and RIC was merged (the"Subsequent Merger") into RIC Holding. Thereupon, Riverwood was renamed "Riverwood International Corporation." Upon consummation of the Subsequent Merger, RIC Holding, as the surviving corporation in the Subsequent Merger, became the parent company of Riverwood. On March 28, 1996, Riverwood transferred its interest in its approximately 538,000 acres of U.S. timberlands to New River Timber, LLC, a wholly-owned subsidiary of Riverwood ("New River Timber") and a part of the Division.

     Historically, separate financial statements were not prepared for the Division. These condensed financial statements included herein have been carved out from the historical books and records of RIC and Riverwood pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although management believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these interim condensed financial statements be read in conjunction with the Predecessor's most recent audited financial statements and notes thereto. In the opinion of management, all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented have been made. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1996.

     The owner's net investment balances in the Condensed Statements of Assets and Liabilities represent the original investment of RIC or Riverwood in the Division and includes the results of all subsequent investment and income (loss) transactions, as well as the difference between all costs and expenses paid by RIC or Riverwood or allocated to the Division by RIC or Riverwood and all cash transferred since the Division's inception. Cash generated by the Division is transferred to Riverwood (or, prior to March 28, 1996, RIC) on a daily basis for cash management purposes. The cumulative amount of cash transferred since the Division's inception through the date of the Merger, and since the Merger represents a reduction to the owner's net investment account. The Condensed Statements of Revenues and Expenses include allocation of charges for certain management services (see Note 8).

     All of the allocation and estimates in the condensed financial statements are based on assumptions that the Division's management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a separate entity.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

     In connection with the Merger, the purchase method of accounting was used to establish and record a new cost basis for the assets acquired and liabilities assumed. The allocation of the purchase price and acquisition costs to the assets acquired and liabilities assumed is preliminary at June 29, 1996, and is subject to change pending finalization of appraisals and other studies of fair value and finalization of management's plans which may result in the recording of additional liabilities as part of the allocation of the purchase price.

     The condensed financial statements presented herein for the periods prior to March 28, 1996, represent the Predecessor's financial position, results of operations and cash flows prior to the Merger and, consequently, are stated on the Predecessor's historical cost basis. The condensed financial statements as of June 29, 1996, and for the three months then ended, reflect the adjustments which were made to record the Merger. Accordingly, the financial statements of the Predecessor for periods prior to March 28, 1996 are not comparable in all material respects with the financial statements subsequent to the Merger date. The most significant differences relate to amounts recorded for timber and timberlands, inventory and property and equipment which will result in increased cost of sales, amortization and depreciation expense in the three months ended June 29, 1996 and in future periods.

NOTE 2. ASSET PURCHASE AGREEMENT

     On August 6, 1996, Riverwood and New River Timber entered into an Asset Purchase Agreement ("Agreement") with Plum Creek Timber Company, L.P. ("Plum Creek"). Under the terms of the Agreement, Plum Creek will acquire substantially all of the Division's assets, excluding accounts receivable, for $540 million plus payment for the value of transferred inventory. Except for specified liabilities, the Division's liabilities will be retained by Riverwood and New River Timber.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies of the Division. For a summary of the Predecessor's significant accounting policies, refer to the most recently audited financial statements of the Predecessor dated December 31, 1995.

  (A) ACCOUNTS RECEIVABLE

     The Division reviews a customer's credit history before extending credit. Bad debt expense was insignificant for all periods presented, accordingly, the Division does not provide an allowance for doubtful accounts.

  (B) PREPAID EXPENSES

     Prepaid expenses consist of prepaid timber cutting contracts, which are amortized as the related timber is harvested.

  (C) INVENTORIES

     Inventories are stated at the lower of cost or market. The cost of inventories are determined principally on the first-in, first-out ("FIFO") basis.

  (D) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

  (E) DEPRECIATION, AMORTIZATION AND COST OF TIMBER HARVESTED

     Depreciation and amortization on assets acquired are computed using the straight-line method over their remaining useful lives ranging from two to 20 years.

     Cost of timber harvested is based on unit cost rates calculated using the total estimated yield of timber to be harvested and the unamortized timber costs.

  (F) INCOME TAXES

     The Division is not a legal entity. Prior to March 28, 1996, the Division and RIC were included in the consolidated federal income tax return of the corporation formerly named Manville Corporation. Subsequent to March 27, 1996, the Division is included in Holding's consolidated federal income tax return. The Division was not party to any tax sharing agreement and, accordingly, no provision or benefit for income taxes has been reflected in the accompanying Condensed Statements of Revenues and Expenses.

  (G) PENSION AND OTHER POSTRETIREMENT BENEFITS

     RIC had, and Riverwood has, non-contributory defined benefit plans covering substantially all U.S. employees, including the employees of the Division. The plans provide retirement benefits based on years of service and compensation during the last years of employment. The cost of the pension plans for active employees was allocated to the Division and Predecessor (see Note 7). Pension cost allocated to the Division is deemed to have resulted in a cash contribution between the Division and RIC or Riverwood in the period the cost was incurred, and, in return, RIC or Riverwood is deemed to have assumed all responsibility for pension payments to retirees. Accordingly, no pension related assets or liabilities are included in the Condensed Statements of Assets and Liabilities.

     RIC sponsored, and Riverwood sponsors, defined benefit postretirement health care plans that provide medical and life insurance to eligible salaried and hourly retired U.S. employees, including eligible retired employees of the Division. Benefit costs for active employees under these plans were allocated to the Division (see Note 7).

  (H) REVENUE RECOGNITION

     The Division recognizes revenue when goods are shipped to customers.

  (I) INSURANCE RESERVES

     It is the Division's policy to self-insure or fund a portion of certain expected losses related to group health benefits. Provisions for losses expected under these benefit programs are recorded based on the Division's estimates of the aggregate undiscounted liabilities for known claims and estimated claims incurred but not reported.

  (J) USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

NOTE 4. INVENTORIES

     The major classes of inventories were as follows:

                                                           DIVISION           PREDECESSOR
                                                         -------------     -----------------
                                                         JUNE 29, 1996     DECEMBER 31, 1995
                                                         -------------     -----------------
                                                         (IN THOUSANDS)
        Finished goods.................................     $ 2,710             $   937
        Work-in-process................................       2,788               1,283
        Raw materials..................................       1,199               2,690
        Supplies.......................................       1,021               1,093
                                                             ------              ------
                                                            $ 7,718             $ 6,003
                                                             ======              ======

     At December 31, 1995, $1.1 million of the Predecessor's inventories were valued using the first-in first-out (FIFO) method or average cost. The balance of the inventories were valued on the last-in first-out (LIFO) method, resulting in a reserve of approximately $4.9 million to reduce such balances. At the Merger date, the Division adjusted its inventory balances to fair value resulting in the elimination of the LIFO reserve and a write up of approximately $2.7 million above the Predecessor's FIFO cost. The full amount of this write up was allocated to cost of sales during the three months ended June 29, 1996, as the inventory on hand at March 27, 1996 was sold.

NOTE 5. LONG-TERM DEBT

     On March 28, 1996, New River Timber entered into a $275 million note payable (the "Note") in favor of RIC. The Note is due December 31, 2010, and bears interest at a floating rate (9.75 percent at June 29, 1996) with interest payable semi-annually beginning September 30, 1996. This transaction did not involve the exchange of cash.

NOTE 6. CONTINGENCIES AND COMMITMENTS

     The Division is involved in a number of lawsuits arising out of the conduct of its business. While there can be no assurance as to their ultimate outcome, the Division's management does not believe that these lawsuits will have a material impact on the results of operations, cash flows or financial condition of the Division.

NOTE 7. PENSION AND OTHER POSTRETIREMENT BENEFITS

     Pension and other postretirement costs were allocated to the Division and Predecessor as follows:

                                     DIVISION                           PREDECESSOR
                                   -------------     --------------------------------------------------
                                   THREE MONTHS       THREE MONTHS      THREE MONTHS       SIX MONTHS
                                       ENDED             ENDED              ENDED             ENDED
                                   JUNE 29, 1996     MARCH 27, 1996     JULY 1, 1995      JULY 1, 1995
                                   -------------     --------------     -------------     -------------
                                                                                         (IN THOUSANDS)
    Pension Costs................       $84               $146              $ 101             $ 204
    Other Postretirement Costs...        12                  8                (11)            $  14

NOTE 8. RELATED PARTY TRANSACTIONS

     New River Timber transfers pulpwood to Riverwood at an agreed upon price based on published rates and records such transactions as Net Sales. In addition, the Division transfers wood chips to Riverwood from its saw mills at an agreed upon price based on published rates and records such transactions as a reduction of Cost of Sales.

               RIVERWOOD U.S. TIMBERLANDS/WOOD PRODUCTS DIVISION

     The Division receives certain management services from Riverwood, including treasury, tax data processing and information services, for which the Division is not charged. The Division also receives certain management services from Riverwood, including risk management, legal, human resources, purchasing and transportation services, for which the Division is allocated a charge.

     Total transfers of pulpwood to Riverwood, transfers of wood chips to Riverwood and charges allocated to the Division from Riverwood (or, prior to March 28, 1996, RIC) were as follows:

                                     DIVISION                           PREDECESSOR
                                   -------------     --------------------------------------------------
                                   THREE MONTHS       THREE MONTHS      THREE MONTHS       SIX MONTHS
                                       ENDED             ENDED              ENDED             ENDED
                                   JUNE 29, 1996     MARCH 27, 1996     JULY 1, 1995      JULY 1, 1995
                                   -------------     --------------     -------------     -------------
                                                              (IN THOUSANDS)
    Sales of Pulpwood to
      Riverwood..................     $ 1,419            $3,789            $ 5,454           $10,330
    Transfer of Wood Chips to
      Riverwood..................       2,231             2,128              1,703             3,568
    Management Services Allocated
      from Riverwood (or, prior
      to March 28, 1996, RIC)....         849               777              1,283             2,488

                                                                      APPENDIX A

                                    GLOSSARY

INDUSTRY TERMS

     The terms defined below relate to the forest products industry in general.

     Board Foot (BF): A unit of lumber measurement 1(#) square and 1" thick.

     BBF: Billion board feet.

     BSF: Billion square feet.

     Board Lumber: A piece of lumber less than two inches in nominal thickness and one inch or more in width, e.g., 1" X 2" or 1" X 4".

     Chips: Wood generated either in a whole log chip mill or as a by-product of the manufacture of lumber and plywood and used in the manufacture of pulp and paper and various composite panel products such as medium density fiberboard, particle board, and oriented strand board.

     Cunit: A universal measure of volume equal to 100 ft(3) of solid wood.

     Dimension Lumber: Framing lumber sawed to a nominal size of 2" thick and 2" or more wide.

     Fee Timber: Timber which is located on property owned in fee, as opposed to timber that is located on lands owned by other parties and acquired pursuant to cutting contracts.

     Fiberboard: A dry-formed panel product manufactured from wood fibers combined with synthetic resin or other suitable binder and compressed to a density of from 31 to 50 pounds per cubic foot in a hot press.

     Hardwoods: Trees that usually have broad leaves and are deciduous (losing leaves every year).

     Logs: The stem of the tree after it has been felled. The raw material from which lumber, plywood, and other wood products are processed.

     MDF: Medium density fiberboard.

     MMBF: Million board feet.

     MMSF: Million square feet.

     Merchantable Timber: Timber for which there is a commercial market. Timber may be merchantable even if it has not reached its optimum sale value.

     Non-fee Timber: Timber that is acquired by contract rather than by virtue of its location on lands owned in fee.

     Old Growth: Timber from a stand that has not previously been logged; virgin timber. Also, the lumber from such timber.

     OSB: Oriented strand board.

     Plywood: A flat panel made up of a number of thin sheets, or veneers, of wood in which the grain direction of each ply, or layer, is at right angles to the one adjacent to it. The veneer sheets are united, under pressure, by a bonding agent.

     Pulpwood: Wood used to produce pulp used in the manufacture of paper products; pulpwood is usually wood that is too small, of inferior quality, or the wrong species to be used in the manufacture of lumber or plywood.

     Residuals: Wood chips, sawdust and other byproducts from the manufacture of lumber and other products.

     Sawlogs: Logs of sufficient size and quality as to be suitable for conversion to lumber or other products.

     Second Growth: Timber that has regrown after a virgin stand was logged or burned.

     Seedlings: Live trees less than 1" in diameter at ground level.

     Silviculture: The practice of cultivating forest crops based on the knowledge of forestry; more particularly, controlling the establishment, composition and growth of forests.

     Softwoods: Coniferous trees, usually evergreen and having needle or scalelike leaves, such as Douglas fir, white pine and spruce. In the Pacific Northwest, softwood timber is commonly referred to as conifer.

     Studs: Lumber used for framing interior or exterior wall sections, usually measuring 2" X 4" X 8'.

     Stumpage: Standing timber (timber as it stands uncut in the woods).

     SYP: Southern yellow pine.

     Thinning: Removal of selected trees, usually to eliminate overcrowding, to remove diseased trees and to promote more rapid growth of desired trees.

     Timber: Standing trees not yet harvested. Also, stumpage.

     Wood Fiber: Generally refers to timber, logs, pulpwood and/or chips.

OFFERING TERMS

     The terms defined below relate to this offering.

     Additional Units. Additional Units or other Partnership securities which the General Partner may cause the Partnership to issue, at any time or from time to time, to the partners or other persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners: provided, however, the General Partner may not issue Additional Units having rights to distributions or in liquidation ranking prior or senior to the Units without the prior approval of the holders of a majority of the outstanding Units (excluding Units held by the General Partner and its affiliates).

     Arden Sawmill: The Partnership's sawmill in Colville, Washington expected to be sold in connection with the Newport Asset Sale.

     Assignee: A Non-citizen Assignee or a person to whom one or more Units have been transferred in a manner permitted under the Partnership Agreement and who has executed and delivered a Transfer Application as required by the Partnership Agreement, but who has not become a Substituted Limited Partner.

     Bridge Facility: The 18-month $250 million unsecured bridge facility to be entered into by the Partnership.

     Capital Transactions: (i) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership, (ii) sales of equity interests by the Partnership and (iii) sales or other voluntary or involuntary dispositions of any assets of the Partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership provided, that in determining "Cash from Capital Transactions," items (i)-(iii) above shall include, with respect to each subsidiary of the Partnership whose income is accounted for on a consolidated or combined basis with the Partnership, a percentage of each such item of such subsidiary equal to the Partnership's percentage ownership interest in such subsidiary.

     Cash from Capital Transactions: At any date, such amounts of cash as are determined by the General Partner to be cash made available to the Partnership from or by reason of a Capital Transaction.

     Citizenship Certification: A properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another person, that to the best of his knowledge such other person) is a person qualified to own interests in real property in jurisdictions in which the Partnership does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject the Partnership to a substantial risk of cancellation or forfeiture of any of their property or any interest therein.

     Conversion Facilities: The Northwest Facilities and the Southern Facilities, collectively.

     Corp. I: PC Advisory Corp. I, a Delaware corporation and the indirect general partner of the General Partner.

     Delaware Act: Delaware Revised Uniform Limited Partnership Act, as amended.

     Deposit Agreement: The Deposit Agreement among the General Partner, in its capacity both as General Partner and as attorney-in-fact for the Limited Partners, the Partnership and the Depositary, as it may be restated or amended from time to time.

     Depositary: The First National Bank of Boston.

     Depositary Receipt: A depositary receipt, issued by the Depositary or agents appointed by the Depositary, in accordance with the Deposit Agreement, evidencing ownership of one or more Depositary Units.

     Depositary Unit: A depositary unit representing a Unit on deposit with the Depositary pursuant to the Depositary Agreement.

     Division: Riverwood U.S. Timberlands/Wood Products Division.

     Financing: This offering, the New Bank Facilities and the Newport Asset Sale, collectively.

     First Target Amount: $0.21 2/3 per Unit per quarter.

     Fourth Target Amount: $0.28 1/3 per Unit per quarter.

     General Partner: Plum Creek Management Company, L.P., a Delaware limited partnership.

     HCP: The Partnership's habitat conservation plan covering 170,000 acres of the Partnership's timberlands in the Cascades Region.

     Limited Partner: A person who is admitted as a limited partner of the Partnership in accordance with the Partnership Agreement and who is shown as a limited partner on the books and records of the Partnership.

     Net Termination Gain: For any taxable period, the sum, if positive, of all items of income, gain or loss recognized by the Partnership from Termination Capital Transactions occurring in such taxable period, as calculated pursuant to the specific provisions of the Partnership Agreement.

     Net Termination Loss: For any taxable period, the sum, if negative, of all items of income, gain or loss recognized by the Partnership from Termination Capital Transactions occurring in such taxable period, as calculated pursuant to the specific provisions of the Partnership Agreement.

     New Bank Facilities: The New Line of Credit and the Bridge Facility, together.

     New Line of Credit: The five-year $400 million unsecured revolving credit facility to be entered into by the Partnership.

     Newport Agreement: The letter of intent entered into between the Partnership and Stimson Lumber Company regarding the sale of the Newport Timberlands and the Arden Sawmill.

     Newport Asset Sale: The Partnership's planned sale of the Newport Timberlands and the Arden Sawmill.

     Newport Timberlands: 107,000 acres of timberlands owned by the Partnership in eastern Washington and northern Idaho expected to be sold in connection with the Newport Asset Sale.

     Non-citizen Assignee: A person who the General Partner has determined in its sole discretion does not constitute a person qualified to own interests in real property in jurisdictions in which the Partnership does business or proposes to do business from time to time and whose status as a Limited Partner or Assignee does not or would not subject the Partnership to a substantial risk of cancellation or forfeiture of any of their property or any interest therein and as to whose interest in the Partnership the General Partner has become the Substituted Limited Partner.

     Northwest Facilities: Nine manufacturing facilities, including four lumber mills, two plywood plants, an MDF facility, a lumber remanufacturing facility and a wood-chip plant owned by the Partnership in western Montana and Washington.

     Northwest Timberlands: Approximately 1.6 million acres of fee timberland in Montana and Idaho and approximately 330,000 acres of fee timberland in Washington, all owned by the Partnership.

     Partnership Agreement: The Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and restated through October 17, 1995.

     Percentage Interest: As of the date of such determinition, (a) as to the General Partner in its capacity as such, 2%, (b) as to any Limited Partner or Assignee holding Units, the product of (i) 98% multiplied by (ii) the quotient of the number of Units held by such Limited Partner or Assignee divided by the total number of all Units then outstanding.

     Riverwood Acquisition: The Partnership's pending acquisition of the Riverwood Assets from Riverwood International pursuant to the Riverwood Purchase Agreement.

     Riverwood Assets: The Southern Timberlands and the Southern Facilities, collectively.

     Riverwood International: Riverwood International Corporation, a Delaware corporation.

     Riverwood Paperboard Plant: Riverwood International's paperboard plant located in West Monroe, Louisiana.

     Riverwood Purchase Agreement: The Asset Purchase Agreement, dated as of August 6, 1996, among the Partnership, New River Timber L.L.C. and Riverwood International providing for the purchase and sale of the Riverwood Assets.

     Second Target Amount: $0.23 1/3 per Unit per quarter.

     Southern Facilities: A sawmill and a plywood plant located in Joyce, Louisiana and a sawmill located in Huttig, Arkansas to be acquired in connection with the Riverwood Acquisition.

     Southern Timberlands: Approximately 529,000 acres of fee timberland and approximately 9,000 acres of leased timberland to be acquired in connection with the Riverwood Acquisition.

     Substituted Limited Partner: A person who is admitted as a Limited Partner pursuant to the terms of the Partnership Agreement in place of, and with all the rights of, a Limited Partner and who is a Limited Partner on the books and records of the Partnership.

     Target Amounts: The First through Fourth Target Amounts, collectively.

     Termination Capital Transactions: Sales, transfers or other dispositions of Partnership property occurring upon or incident to the dissolution, liquidation and winding-up of the Partnership in accordance with the terms of the Partnership Agreement.

     Third Target Amount: $0.25 per Unit per quarter.

     Timberlands: The Northwest Timberlands and the Southern Timberlands, collectively.

     Transactions: The Riverwood Acquisition and the Financing, together.

     Transfer Agent: The Depositary or any bank, trust company or other person appointed by the Partnership to act as transfer agent for the Units.

     Transfer Application: An application and agreement for transfer of Depositary Units in the form set forth on the back of a Depositary Receipt or in a form substantially to the same effect in a separate instrument.

     Unitholders: Holders of outstanding Units.

     Unrecovered Capital: With respect to any Unit, $6.67 less the aggregate distributions of Cash from Capital Transactions on such Unit.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    4
Incorporation of Certain Documents....    4
Prospectus Summary....................    5
Risk Factors..........................   13
Use of Proceeds.......................   21
Capitalization........................   22
Price Range of Units..................   23
Cash Distribution Policy..............   24
Unaudited Combined Pro Forma Financial
  Statements..........................   29
Selected Historical Financial and
  Operating Data......................   36
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   38
Business and Properties...............   49
Management............................   63
Conflicts of Interest.................   65
Description of the Units..............   68
Summary Description of the Partnership
  Agreement...........................   70
Tax Considerations....................   79
Investment in the Partnership by
  Employee Benefit Plans..............   97
Underwriting..........................   98
Legal Matters.........................   99
Experts...............................   99
Index to Financial Statements.........  F-1
Glossary..............................  A-1
- --------------------------------------------
- --------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                      LOGO

                                PLUMCREEK TIMBER
                                 COMPANY, L.P.

                           5,000,000 DEPOSITARY UNITS

                              REPRESENTING LIMITED
                               PARTNER INTERESTS
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                              MERRILL LYNCH & CO.

                           DEAN WITTER REYNOLDS INC.
                            PAINEWEBBER INCORPORATED
                               SMITH BARNEY INC.
                              D.A. DAVIDSON & CO.
                                            , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

    Securities and Exchange Commission registration fee........................  $56,662
    NASD filing fee............................................................   15,772
    The New York Stock Exchange, Inc. listing fee..............................        *
    Printing and engraving expenses............................................        *
    Legal fees and expenses....................................................        *
    Accounting fees and expenses...............................................        *
    Blue Sky fees and expenses.................................................        *
    Transfer agent fees and expenses...........................................        *
    Miscellaneous expenses.....................................................        *
                                                                                 --------
                                                                                      --
              Total............................................................  $
                                                                                 ==========

- ---------------
* To be furnished by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Section of the Prospectus entitled "The Partnership
Agreement--Indemnification" is incorporated herein by reference.

     Reference is made to Section 6 of the Purchase Agreement filed as Exhibit
1.1 to this Registration Statement.

     Subject to the terms, conditions or restrictions set forth in the Partnership Agreement, the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against claims and demands incurred in its capacity as a partner or other representative of the Partnership.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits

EXHIBIT
  NO.                                          DESCRIPTION
- -------   -------------------------------------------------------------------------------------
  *1.1    Form of Purchase Agreement.
   3.1    Certificate of Limited Partnership of Plum Creek Timber Company, L.P., as filed with the Secretary of State of the state of Delaware on April 12, 1989 (Form S-1, Regis.
          No. 33-028094, filed May 1989).
   3.2    Amended and Restated Agreement of Limited Partnership of Plum Creek Timber Company,
          L.P. dated June 8, 1989, as amended and restated through October 17, 1995 (Form 10-Q,
          No. 1-10239, filed November 1995).
   4.1    Form of Deposit Agreement by and among Plum Creek Timber Company, L.P. and The First
          National Bank of Boston, dated as of May 1989 (Form S-1, Regis. No. 33-28094, filed
          May 1989).
   4.2    Form of Transfer Application (Form S-1, Regis. No. 33-28094, filed May 1989).

EXHIBIT
  NO.                                          DESCRIPTION
- -------   -------------------------------------------------------------------------------------
   4.3    Senior Note Agreement, dated May 31, 1989, 11 1/8 percent Senior Notes due June 8,
          2007, Plum Creek Timber Company, L.P. (Form 8 Amendment No. 1, consent and waiver dated January 1, 1991 to Mortgage Note Agreement, dated May 31, 1989, 11 1/8 percent
          First Mortgage Notes due June 8, 2007, Plum Creek Manufacturing, Inc., now Plum Creek
          Manufacturing, L.P. (Form 8 Amendment No. 1, filed April 1991). Amendment No. 2, consent and waiver dated September 1, 1993 to the Mortgage Note Agreement (Form 8
          Amendment No. 1, filed April 1991). Amendment No. 2, consent and waiver dated
          September 1, 1993 to the Senior Note Agreement (Form 10-K/A, Amendment No. 1, filed
          April 1994). Amendment No. 3, Senior Note Agreement Amendment dated May 20, 1994
          (Form 10-Q, No. 1-10239, filed November 1995). Senior Note Agreement Amendment, dated
          May 31, 1996 (Form 10-Q, No. 1-10239, filed August 1996).
   4.4    Mortgage Note Agreement, dated May 31, 1989, 11 1/8 percent First Mortgage Notes due
          June 8, 2007, Plum Creek Manufacturing, Inc. (Form 10-Q, No. 1-10239, filed August
          1989). Amendment No. 1, consent and waiver dated January 1, 1991 to Mortgage Note
          Agreement, dated May 31, 1989, 11 1/8 percent First Mortgage Notes due June 8, 2007,
          Plum Creek Manufacturing, Inc., now Plum Creek Manufacturing, L.P. (Form 8 Amendment
          No. 1, filed April 1991). Amendment No. 2, consent and waiver dated September 1, 1993 to the Mortgage Note Agreement (Form 10-K/A, Amendment No. 1, filed April 1994).
          Amendment No. 3, Mortgage Note Agreement Amendment dated May 20, 1994 (Form 10-K/A,
          Amendment No. 1, filed April 1995). Amendment to Mortgage Note Agreement dated June
          15, 1995 (Form 10-Q, No. 1-10239, filed November 1995). Mortgage Note Agreement
          Amendment, dated May 31, 1996 (Form 10-Q, No. 1-10239, filed August 1996).
   4.5    Senior Note Agreement, dated August 1, 1994, 8.73% Senior Notes due August 1, 2009,
          Plum Creek Timber Company, L.P. (Form 10-Q, No. 1-10239, filed November 1995). Senior
          Note Agreement Amendment, dated as of October 15, 1995 (Form 10-K, No. 1-10239, filed
          March 1996). Senior Note Agreement Amendment, dated May 31, 1996 (Form 10-Q, No.
          1-10239, filed August 1996).
  *5.1    Opinion of Andrews & Kurth L.L.P., as to the legality of the securities being registered.
  *8.1    Opinion of Andrews & Kurth L.L.P. relating to tax matters.
  23.1    Consent of Coopers & Lybrand L.L.P.
  23.2    Consent of Coopers & Lybrand L.L.P.
 *23.3    Consent of Andrews & Kurth L.L.P. (included in Exhibits 5.1 and 8.1)
  24.1    Powers of Attorney, pursuant to which amendments to this Registration Statement may be filed, included on the signature page contained in Part II of this Registration
          Statement.

- ---------------
* To be furnished by amendment.

     b. Financial Statement Schedules.

     All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, Washington, on the 10th day of September, 1996.

                                       PLUM CREEK TIMBER COMPANY, L.P.

                                       By: PLUM CREEK MANAGEMENT COMPANY, L.P.,
                                         Its General Partner

                                         By: /s/       DIANE M. IRVINE

                                            ------------------------------------
                                            Name: Diane M. Irvine
                                            Title: Vice President and Chief
                                                   Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Rick R. Holley, Diane M. Irvine and James A. Kraft and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 10, 1996.

               SIGNATURE                                         TITLE
               ---------                                         -----
         /s/ RICK R. HOLLEY                 President, Chief Executive Officer and Director
- ----------------------------------------
             Rick R. Holley


         /s/ DAVID D. LELAND                Chairman of the Board and Director
- ----------------------------------------
             David D. Leland


       /s/ CHARLES P. GRENIER               Executive Vice President and Director
- ----------------------------------------
           Charles P. Grenier


        /s/ IAN B. DAVIDSON               Director
- ----------------------------------------
            Ian B. Davidson


       /s/ GEORGE M. DENNISON             Director
- ----------------------------------------
           George M. Dennison

               SIGNATURE                      TITLE
               ---------                      -----

        /s/ WILLIAM E. OBERNDORF            Director
- ----------------------------------------
            William E. Oberndorf


        /s/ WILLIAM J. PATTERSON            Director
- ----------------------------------------
            William J. Patterson


           /s/ JOHN H. SCULLY               Director
- ----------------------------------------
               John H. Scully